                                                                    EXHIBIT 10.5

                                    AGREEMENT

                                     BETWEEN

                           (1) CANARGO SAMGORI LIMITED

                                       AND

                        (2) GEORGIAN OIL SAMGORI LIMITED

               --------------------------------------------------

               COVERING: THE SAMGORI PRODUCTION SHARING CONTRACT,
                                    GEORGIA

               --------------------------------------------------

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

AGREEMENT DATED ________ JANUARY 2004 (THE "AGREEMENT")

between

(1) CANARGO SAMGORI LIMITED, a company organised and existing under the laws of Guernsey (registered number 41491), and having its registered office at PO Box 291, St Peter Port, Guernsey GY1 3RR (CanArgo, and its successors and assignees, if any, will be referred to as "CanArgo")

and

(2) GEORGIAN OIL SAMGORI LIMITED, a company wholly owned by the Joint Stock National Oil Company Georgian Oil ("Georgian Oil"), a legal entity organised and existing under the laws of Georgia pursuant to the Charter of Georgian Oil Samgori Limited and the Law on Oil and Gas and having offices at Kostava Street 65, Tbilisi 0171, Georgia (Georgian Oil Samgori Ltd, and its successors and assignees, if any, will be referred to as "GOSL")

CanArgo and GOSL together being referred to as the "Parties" and "Party" shall be a reference to either of them.

WHEREAS

(A) A Production Sharing Contract was entered into on 29 May 2001 (the "PSC") among (1) The State Agency for Regulation of Oil and Gas Resources of Georgia (the "State Agency"), (2) the Joint Stock National Oil Company Saknavtobi ("Georgian Oil"), both duly authorised representatives of the State of Georgia, and (3) National Petroleum Limited ("NPL"), and signed pursuant to the Georgian Law on Oil and Gas of 16 April 1999 (hereinafter the "Law"), in terms of which NPL was the sole Contractor (as defined in the PSC) under the PSC;

(B) GOSL became a party to and the sole Contractor under the PSC by the acquisition of 100% of NPL's interest in the PSC pursuant to the Agreement of Assignment dated 16 December 2003 (the "Assignment") between NPL and GOSL;

(C) GOSL wishes and is obliged to implement the Assignment provisions which include an agreed Work Programme as described in Annex 1 of the Assignment (the "Work Programme"), but does not currently possess sufficient funds and is looking for a partner;

(D) GOSL desires to assign, and CanArgo desires to acquire a fifty per cent (50%) interest in GOSL's rights and obligations as the Contractor party under the PSC on the terms and on the basis set forth herein;

(E) The Parties express a desire to jointly implement the Work Programme as defined in the Assignment and the provisions of the Assignment and subsequently the PSC;

(F) Ioris Valley Oil and Gas Limited ("IVOG"), the Operating Company for Petroleum Operations under the PSC owned fifty per cent (50%) by Georgian Oil and fifty per cent (50%) by GOSL, currently holds an undivided one hundred per cent (100%) interest in the Licence (as defined in the PSC) over the Contract Area as described in Annex A and Annex B of the PSC, unless CanArgo has been notified that a new Operating Company has been duly appointed in accordance with the provisions of the PSC;

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

(G) GOSL wishes to sell and CanArgo wishes to acquire GOSL's entire 50% share in IVOG (or in the event that another Operating Company has been appointed in accordance with the PSC then in such Operating Company) for a nominal price of one United States dollar (USD1).

NOW THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, it is hereby agreed as follows:

1     DEFINITIONS

      Words and terms used in this Agreement shall unless otherwise expressly specified in this Agreement have the meanings attributed to them in the
      PSC:

      "Assignment" is defined in Recital B to this Agreement and a copy of which is annexed hereto as Appendix 1;

      "Completion" means completion of the farm in pursuant to Article 3;

      "Contractor" has the meaning attributed thereto in the PSC;

      "Contractor Percentage Interest" means the percentage interest of each of GOSL and CanArgo (as the case may be) in the Contractor's rights and obligations under the PSC;

      "Deed of Assignment and Adherence" means the deed in the form annexed hereto as Appendix 2;

      "PSC" is defined in Recital A to this Agreement and a copy of which is annexed hereto as Appendix 3;

2     SCOPE OF CONTRACT

2.1   The purpose of this Agreement is:-

      (i) to allow GOSL to give notice to NPL pursuant to Article 5.3 of the Assignment;

      (ii) to provide for the development of the Samgori Field and Contract Area through the implementation of the Work Programme pursuant to the Assignment and the PSC (hereinafter the "Project"); and

      (iii) to allow for the participation of CanArgo as a Contractor party under the PSC on the terms and subject to the conditions set out herein.

2.2 Following Completion, the respective Contractor Percentage Interest of each of GOSL and CanArgo shall be as follows:-

      (a)   GOSL - Fifty per cent (50%)

      (b)   CanArgo - Fifty per cent (50%)

3     ASSIGNMENT TO CANARGO

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

3.1 Completion of the assignment of a fifty per cent (50%) Contractor Percentage Interest to CanArgo shall be conditional upon receipt of and GOSL shall use its best efforts to obtain:-

      (a) documentary proof, to the satisfaction of CanArgo, that the conditions outlined in Article 5.2 of the Assignment have been satisfied in full by GOSL and as such the Assignment is fully effective, as determined by Article 5 of the Assignment, for its entire term, which term is for the avoidance of doubt the Contract term specified in Article 4 of the PSC;

      (b) written confirmation, to the satisfaction of CanArgo, that, as at the date of this Agreement, NPL has not exercised its option pursuant to Article 3 of the Assignment;

      (c) written confirmation, to the satisfaction of CanArgo, that the Assignment and any arrangement to follow thereon has been duly registered in accordance with Georgian law and that GOSL is the legal owner of 100% of the Contractor party's interest under the PSC;

      (d) in the event that a new Operating Company has been appointed under the PSC, written confirmation to the satisfaction of CanArgo that CanArgo can acquire a fifty per cent (50%) share in such an Operating Company on the same basis that it would have acquired a fifty per cent (50%) share in IVOG and that such Operating Company has been properly appointed in accordance with the terms of both the PSC and Georgian law;

      (e) the consent of the State Agency and Georgian Oil for the assignment by GOSL of a fifty per cent (50%) Contractor Percentage Interest to CanArgo pursuant to Article 26 of the PSC;

      (f) a waiver from the State Agency and Georgian Oil of their pre-emption rights under Article 26 of the PSC; and

      (g) completion, to the sole satisfaction of CanArgo, of satisfactory financial, legal, technical and other due diligence in respect of IVOG (or such other Operating Company duly appointed under the PSC), the PSC and any relevant supplemental documentation.

3.2 In the event that any of the conditions outlined in Articles 3.1, with the exception of Article 3.1(g), are not fulfilled by 1st March 2004, CanArgo shall have the option to take over negotiations from GOSL and negotiate directly with third parties.

      In implementing the terms of the Assignment GOSL will not take any decisions or any act or omission without the prior written approval of CanArgo. Furthermore, GOSL will provide CanArgo as soon as possible with copies of all notices received pursuant to the Assignment. If requested by CanArgo, GOSL will approach NPL with a view to CanArgo becoming a party to the Assignment.

3.3 As soon as possible but certainly within one (1) month of the satisfaction of the conditions specified in Article 3.1 GOSL and CanArgo shall execute a Deed of Assignment and Adherence in terms satisfactory to CanArgo in respect of a fifty per cent (50%) Contractor Percentage Interest in the PSC.

3.4 On completion of the Deed of Assignment and Adherence and its effective registration with the State Agency and the matters referred to in Article
      3.5 of this Agreement, CanArgo shall

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd commence to make the necessary funds outlined in Article 4 available in the amounts and within the timeframes narrated in Article 4 herein.

3.5 Coincident with completion of the Deed of Assignment and Adherence, GOSL will:

      (a) prior to the sale by GOSL of its fifty per cent (50%) share in IVOG (or, in the event that a new Operating Company is appointed, then in such new Operating Company) pursuant to Article 3.5(b) below, if required by CanArgo, obtain the consent of Georgian Oil for the charter capital of IVOG (or, if necessary, such other new Operating Company) to be reduced to a nominal amount in such a way as to minimise any potential tax liability for CanArgo and GOSL shall further ensure that the requirements of Georgian law are complied with in order to effect such a reduction;

      (b) sell its full fifty per cent (50%) share in IVOG (or the new Operating Company appointed under the PSC) to CanArgo for a nominal price of one United States dollar (USD1) and procure any necessary waivers of pre-emption rights or other consents; and

      (c) obtain the consent of Georgian Oil for the chairman of IVOG (or such other new Operating Company appointed under the PSC) to be appointed solely by CanArgo and as such CanArgo through the chairman will have a casting vote. If required by CanArgo the constitutional documents of IVOG (or such other new Operating Company appointed under the PSC) will be amended to provide that CanArgo shall have a casting vote at both directors and shareholders meetings.

            In the event that NPL exercises its option pursuant to Article 3.1 of the Assignment and as such reacquires its 50% interest in IVOG, CanArgo agrees that, if required, it shall use its reasonable endeavours to ensure that the Charter of IVOG is amended back to its original form.

3.6 CanArgo hereby confirms that upon completion of the acquisition of its fifty per cent (50%) share in IVOG (or the new Operating Company appointed under the PSC) pursuant to Article 3.5(b), it shall not change the management of IVOG (or such other new Operating Company) without the prior permission of Georgian Oil (such permission not to be unreasonably withheld or delayed) within two years of the date of signing of this Agreement.

3.7 As soon as practicable following the execution of the Deed of Assignment and Adherence the Parties will negotiate and enter into a joint operating agreement based on the current Association of International Petroleum Negotiators Model International Joint Operating Agreement ("JOA"). The JOA will include among others a sole risk provision and the provision for the joint sale of the Contractor's share of Petroleum produced from the Contract Area.

4     WORK PROGRAMME AND OBLIGATIONS OF THE PARTIES

4.1 In consideration of GOSL implementing the provisions of the Agreement in full, CanArgo at its own risk will fund one hundred per cent (100%) of the costs of drilling the first horizontal well pursuant to Phase I of the Work Programme which may be a horizontal section from an existing well as determined by the Project.

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

4.2 Based on the results of the drilling of the first horizontal well and the decision of the Parties, GOSL and CanArgo will jointly fund on a pro rata basis according to each Contractor's Percentage Interest the drilling of the second horizontal well pursuant to Phase I of the Work Programme which may be a horizontal section from an existing well as determined by the Project.

4.3 Within 15 months from signing this Agreement, the Parties will provide funds for fulfilling Phase 1 of the Work Programme determined by the Assignment, by taking into account the principles of Articles 4.1 and 4.2 above. For the avoidance of doubt, all costs associated with the implementation of the Work Programme with the exception of the costs associated with the drilling of the first horizontal, which may be a horizontal well section, will be borne pro rata by the Parties in accordance with their respective Contractor Percentage Interest.

4.4 Obligations under the Assignment including the obligations to pay the Net Profit Interest to NPL shall be met by the parties pro rata according to their Contractor Percentage Interest.

4.5 For the avoidance of doubt, in the event that either party refuses or is unable to fund all or any part of its share of the funding for the Work Programme, the other Party shall be entitled to proceed on a sole risk basis and any operations carried out by either Party acting alone in relation to this Agreement shall be governed by the provisions outlined in Appendix 4.

5     RIGHTS UNDER THE PSC

5.1 The Parties agree that IVOG (or the new Operating Company appointed under the PSC in which CanArgo is acquiring a fifty per cent (50%) share pursuant to this Agreement) shall act as the Operating Company for the implementation of the Work Programme determined by the Project.

5.2 The Parties agree that CanArgo shall represent the Contractor Party on the Co-ordination Committee established under the PSC providing that Georgian Oil remains the State Representative on the Coordination Committee. In the event that Georgian Oil is no longer the State Representative on the Coordination Committee, CanArgo shall have a majority of the Contractor Representatives on the Coordination Committee and shall appoint the chief representative from the Contractor party.

5.3 The Parties agree, within a period of 45 (forty-five) days after completion of the Deed of Assignment and Adherence pursuant to Article 3 of this Agreement, to establish a Contractor Management Council ("CMC") which shall comprise a maximum of four (4) members, two (2) from GOSL and two (2) from CanArgo. The CMC shall agree on the matters to be discussed and the position to be adopted by the Contractor with respect to the Coordination Committee. The chairman of the CMC shall be designated by CanArgo and CanArgo shall represent the Contractor parties at the Coordination Committee. In the event that Georgian Oil is privatised or it sells its interest to a non-state company, GOSL or its assignee shall be entitled to have 50% of the total number of the Contractor's representatives in the Coordination Committee.

5.4 Following the assignment of a fifty per cent (50%) Contractor Percentage Interest in and under the PSC to CanArgo, the Parties agree that CanArgo will become the Contractor Parties' chief representative in all dealings with the State.

6     ALLOCATION OF PRODUCTION AND RECOVERY OF COSTS AND EXPENSES

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

6.1 In order to fulfil the obligations under Article 2 of the Assignment, the Parties agree to jointly sell all Crude Oil and Natural Gas allocated to the Contractor parties under the PSC.

6.2 Until such time as the Parties have negotiated and duly executed a JOA, the Parties hereby agree that CanArgo will have sole responsibility for the selling of all Crude Oil and Natural Gas allocated to the Parties pursuant to this Agreement. Monies received by CanArgo from such sales shall be deposited into a jointly held bank account (the "Joint Account") which may be operated in either local or foreign currency or both. Thereafter, the proceeds of such sales, less all costs incurred by the Parties in respect of such sales and any Net Profit Interest payable to NPL pursuant to the Assignment, shall be distributed between the Parties pro rata in accordance with their respective Contractor Percentage Interest and the PSC. For the avoidance of doubt, there shall be two signatories for the Joint Account, one from GOSL and one from CanArgo.

7     FORCE MAJEURE

7.1 For the purposes of this Agreement, "Force Majeure" shall mean a circumstance which is irresistible or beyond the reasonable control of the Party affected, any act of Georgia or any governmental or administrative body therein, or any other hindrance of the affected Party's performance not due to its fault or negligence.

7.2 If as a result of Force Majeure, either Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of that Party, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period.

8     ASSIGNMENTS AND TRANSFERS

8.1 Neither party may assign its rights or obligations hereunder without the prior written consent of the other, not to be unreasonably withheld or delayed. This provision shall not cover an assignment of rights and obligations hereunder in favour of an Affiliated Company, as stipulated in
      Article 26 of the PSC.

8.2 Save in the case of any assignment to an Affiliated Company, the Party wishing to assign all or part of its rights and interests hereunder or under the PSC or in any circumstances where there is deemed to be an assignment, the Party wishing to make the assignment shall first give written notice to the other Party specifying the proposed terms and conditions of the assignment.

      Following receipt of those terms and conditions, for a period of thirty
      (30) days the other Party shall have the preferential right to match the terms and conditions of the proposed assignment or deemed assignment. This right may be exercised by any Party giving written notice of its intention to match the relevant terms and conditions (the "Acceptance") and thereafter the relevant Parties shall negotiate all necessary documentation in good faith. If within a further period of ninety (90) days from receipt of the Acceptance the relevant parties have not reached final agreement the Party seeking to assign may within a further period of thirty (30) days complete an assignment to a third party on the same terms and

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd conditions. For the avoidance of doubt any assignment to a third party shall be subject to the assigning Party and the third party complying with the provisions of this Article and the PSC and assuming its pro rata share of obligations under the Assignment, including the obligation to meet the Net Profit Interest.

9     DISPUTE RESOLUTION

9.1 If any dispute or difference arises between the Parties in connection with this Agreement then either Party may at any time give notice to the other Party of its intention to refer such dispute or difference to international arbitration in Stockholm, Sweden.

9.2 Notwithstanding the provisions of Article 9.1, in the event that the Parties have executed a JOA in accordance with Article 3.6, any dispute or difference between the Parties in connection with this Agreement shall be carried out in accordance with the terms of the JOA which shall contain the following options for dispute resolution:-

      (i) if such a dispute or difference is of a technical matter it shall be referred to a technical expert;

      (ii) if such a dispute or difference is of a legal or commercial nature such matter shall be referred to arbitration; or

      (iii) in the event that the Parties are unable to reach agreement on the Work Programme as determined by the Assignment or some future Work Programme or Budget (as defined in the PSC) a sole risk provision will exist.

10    GOVERNING LAW

10.1 This Agreement shall be governed by and construed in accordance with the law of England.

10.2 The parties hereto submit to the non-exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or relating to this Agreement and its implementation or effect.

10.3 This Agreement hereby supersedes any and all other agreements, oral or written, between the Parties and constitutes the entire agreement among the Parties hereto in respect of the subject matter of this Agreement.

10.4 This Agreement may only be amended by an agreement in writing executed by all the Parties.

11    TERM

11.1 This Agreement shall become effective on its signing date taking into consideration the terms of Article 3 herein and shall continue in full force and effect until the PSC and Licence are terminated under Article 4 of the PSC or the Assignment is terminated by NPL exercising its option pursuant to the provisions of Article 3.1 therein, whichever occurs earlier.

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

12    REPRESENTATION AND WARRANTIES

12.1 All representations and warranties stipulated herein shall remain in force for the duration of this Agreement.

12.1.1 The Parties severally provide the following representations and warranties as of the date hereof:

      a. The Parties are entitled and have all necessary powers to make, to sign, to exchange documents and to execute this Agreement. Signing, transfer and execution of this Agreement have been properly approved by all necessary corporate and other actions of the Parties. This Agreement, after it is signed by both Parties, shall be binding for the Parties, and can be enforced in relation to each Party according to its terms and conditions;

      b. The Parties are properly established and exist according to the legislation of the jurisdiction;

      c. Hereby the Parties warrant to each other that the corresponding representatives of GOSL and CanArgo, which sign this Agreement, possess all necessary authorities for conclusion of this Agreement and creation of rights and responsibilities for both Parties;

      d. Hereby the Parties warrant to each other that during implementation of the responsibilities undertaken they will act in good faith in relation to each other;

12.1.2 GOSL solely represents and warrants that as of the date hereof:-

      a. GOSL or NPL has not committed any material violations of the PSC terms, including violations of environmental standards and instructions and so far as GOSL is aware there are no claims, counterclaims, orders of court, legal proceedings and investigations related to non-fulfilment or improper fulfilment of the PSC terms by GOSL or NPL;

      b. GOSL has not committed any material violations of the terms of the Assignment and NPL has not exercised its option pursuant to Article 3 of the Assignment;

      c. GOSL owns 100% of the participation interest of the Contractor in the PSC; and

      d. the PSC and Assignment are valid and so far as GOSL is aware there are no grounds for the early termination of either contract.

12.1.3 CanArgo confirms that as at the date hereof it is acquainted with the PSC and the Assignment and agrees to comply with its terms upon completion of the Deed of Assignment and Adherence pursuant to Article 3 of this Agreement. Furthermore, CanArgo shall procure that its parent company, CanArgo Energy Corporation, shall provide Georgian Oil with a side letter indemnifying Georgian Oil in the event of a claim under the Parent Company Guarantee between Georgian Oil and NPL dated 16 December 2003 for an amount equivalent to the CanArgo's Contractor Percentage Interest of any such claim, in the form outlined in Appendix 5.

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

12.2 In the event that either Party suffers actual loss as a result of any of the foregoing representations and warranties given by the other proving to be incorrect, the Party suffering the said actual loss shall be entitled on demand to recover that loss from the other Party provided that; in no circumstances shall either Party's liability hereunder exceed USD2,000,000 (two million US dollars); any claim made for breach of representation or warranty must be made and submitted in writing to the other Party within two years of the date hereof.

13    NOTICES AND CONFIDENTIALITY

13.1 Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Agreement, shall be in writing in English and delivered in person or by registered mail or by courier service or by any electronic means of transmitting written communications which provides confirmation of complete transmission, and addressed to such Parties as designated below. The addresses for service of notices on each of the parties is as follows:

      CANARGO :

      CanArgo Samgori Limited
      PO Box 291
      St Peter Port
      Guernsey
      GY1 3RR

      Telephone +44 1481 729980
      Facsimile +44 1481 729982

      GOSL:

      Georgian Oil Samgori Limited
      Kostava 65
      Tbilisi 0171
      Georgia

      Telephone +995 ___________
      Facsimile +995 32 333032

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

14    TERMINATION AND BREACH

14.1 This Agreement shall terminate immediately upon the exercise by NPL of its option pursuant to Clause 3 of the Assignment or termination of the PSC, whichever is the earlier.

14.2 Notwithstanding the provisions of Article 14.1 of this Agreement, in the event that the condition outlined in Article 3.1(g) of this Agreement is not satisfied to the sole satisfaction of CanArgo within 3 months of the date of this Agreement, CanArgo shall have the right to terminate this Agreement with immediate effect.

14.3 Furthermore, notwithstanding the provisions of Article 14.1, if a new Operating Company has been appointed under the PSC and the condition outlined in Article 3.1(d) of this Agreement is not satisfied to the sole satisfaction of CanArgo then CanArgo shall have the right to terminate this Agreement with immediate effect.

14.4 Subject to Articles 14.2 and 14.3, neither Party may terminate this Agreement unilaterally.

14.5  Termination shall be without prejudice to the prior rights of either
      Party.

IN WITNESS WHEREOF this Agreement has been duly executed on behalf of each of the parties on the day and year first before written

SIGNED by                             SIGNED by
on behalf of CANARGO SAMGORI LIMITED  on behalf of  GEORGIAN OIL SAMGORI LIMITED

...............................                ..................................

Name: Dr David Robson                         Name:  ...........................

Position: Chairman                            Position:.........................

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

                                   Appendix 1

                             AGREEMENT of ASSIGNMENT

                                     between

                           NATIONAL PETROLEUM LIMITED

                                       and

                          GEORGIAN OIL SAMGORI LIMITED

                             Dated 16 December 2003

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

                                   Appendix 2

                      The Deed of Assignment and Adherence

THIS ASSIGNMENT is made as a Deed on the _______day of _________2004

BETWEEN

(1) GEORGIAN OIL SAMGORI LIMITED, a company wholly owned by the Joint Stock National Oil Company Georgian Oil ("GEORGIAN OIL"), a legal entity organised and existing under the laws of Georgia pursuant to the Charter of Georgian Oil Samgori Limited and the Law on Oil and Gas and having its offices at Kostava Street 65, Tbilisi 0171, Georgia (the "ASSIGNOR"); and

(2) CANARGO SAMGORI LIMITED, a company organised and existing under the laws of Guernsey (registered number 41491), and having its registered office at PO Box 291, St Peter Port, Guernsey GY1 3RR (the "ASSIGNEE").

WHEREAS:-

(A) On 29th May 2001 The State Agency for Regulation of Oil and Gas Resources in Georgia, Georgian Oil and National Petroleum Limited ("NPL") entered into a production sharing contract (the "PSC") in relation to the Samgori, Partadzuli and South Dome oilfields and Licence Block XIB in the Republic of Georgia and more particularly described in the PSC. The Assignor became a party to and the sole Contractor (as defined in the PSC) under the PSC by the acquisition of 100% of NPL's interest in the PSC pursuant to the Agreement of Assignment dated 16th December 2003 between the Assignor and NPL.

(B) Pursuant to the farm-in agreement dated January 2004, (the "AGREEMENT") the Assignor has agreed to transfer and assign to the Assignee a 50% Contractor Percentage Interest (as defined in the Agreement) in and under the PSC, together with all rights and interests of the Assignor under the PSC.

THIS DEED WITNESSES as follows:-

1 Words and expressions defined in the Agreement shall have the same meaning when used in this Assignment.

2 In consideration of the obligations undertaken by the Assignee as set out in the Agreement, the Assignor hereby assigns to the Assignee a 50% Contractor Percentage Interest in and under the PSC and the Assignee hereby accepts such assignment.

3 The Assignor and Assignee hereby expressly state that the rights and privileges of The State Agency for Regulation of Oil and Gas Resources in Georgia (the "STATE AGENCY") under the PSC shall not be prejudiced by the provisions of this Deed.

4 The assignment shall become effective upon the date (the "EFFECTIVE DATE") it is signed by the State Agency and the assignment to be fully legal and effective.

5 The Assignee hereby confirms that it has been supplied with a copy of the PSC and hereby irrevocably and unconditionally covenants with each of the other parties to the PSC from

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd time to time to perform and be bound by all of the terms of the PSC as Contractor as if the Assignee were an original contractor party thereto.

6 This Deed of Assignment is an Annex to the PSC and constitutes an integral part to it.

7 For better understanding, following the assignment of a 50% Contractor Percentage Interest in and under the PSC to the Assignee, the Assignee will become the Contractor Parties' representative in all dealings with the state, will maintain all obligations and responsibilities of a Contractor Party under the PSC and any dispute arising out of this Deed of Assignment or the Agreement will be a dispute between the parties to this document and will have no impact on operations performed under PSC.

8 This Assignment shall be governed by and construed in accordance with the law of England.

The parties hereto submit to the non-exclusive jurisdiction of the Courts of England as regards any claim, dispute or matter arising out of or relating to this assignment and its implementation or effect.

IN WITNESS of which the parties have executed this document as a deed on the date first before written.

Executed and delivered as a Deed
For and on behalf of
GEORGIAN OIL SAMGORI LIMITED

By    ..............................    (Director)

      ..............................    (Director/Secretary)

Executed and delivered as a Deed
For and on behalf of
CANARGO SAMGORI LIMITED

By    ..............................    (Director)

      ..............................    (Director/Secretary)

State Agency for Regulation of Oil
and Gas Resources of Georgia

   Head of the Agency       Acting under the Georgian Law on Oil and
                            Gas, by signing this document on the date of
                            2004, the State Agency for Regulation of Oil
-----------------------     and Gas Resources of Georgia approves the
G. Itonishvili              Deed of Assignment regarding assignment of
                            part of the investor's rights

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

                                   Appendix 3

                           PRODUCTION SHARING CONTRACT

                                     between

                           NATIONAL PETROLEUM LIMITED

                                       and

                              THE STATE OF GEORGIA

                                 represented by

                The State Agency for the Regulation of Oil & Gas

                                       and

                 The Joint Stock National Oil Company Saknavtobi

                                Dated 29 May 2001

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

                                   Appendix 4

1     OPERATIONS BY LESS THAN ALL PARTIES - EXCLUSIVE OPERATIONS


1.1   (a)   No operations may be conducted in furtherance of the Work Programme except as joint operations carried out and funded by the Parties in accordance with this Agreement and funded in accordance with their respective Contractor Percentage Interest or as Exclusive Operations under the provisions of this Appendix 4.

      (b) The following operations may be proposed and conducted as other than joint operations carried out in accordance with this Agreement ("Exclusive Operations"), subject to the terms of this Appendix 4:

            (i) drilling and/or testing of exploration wells and appraisal wells;

            (ii) completion of exploration wells and appraisal wells not then completed as productive of Petroleum;

            (iii) extending horizontally, deepening, sidetracking, plugging back and/or recompletion of exploration wells and appraisal wells; and

            (iv) the carrying out of a development plan (or an amended development plan) pursuant to a commercial discovery;

            (v) the redevelopment or use of a well which would otherwise be abandoned;

            (vi) the further development of an existing well or existing distribution structure;

            (iv)  the acquisition and processing of seismic data.

                  No other type of operation may be proposed or conducted as an Exclusive Operation.

1.2 Subject to Article 1.1 of this Appendix 4, if a Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to the other Party. Such notice shall specify that such operation is proposed as an Exclusive Operation, the work to be performed, the location, the objectives, and estimated cost of such operation.

1.3 A Party entitled to receive such notice shall have the right to participate in the proposed operation by notifying the other Party within sixty (60) days after receipt of the notice proposing the Exclusive Operation.

1.4 Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

      If the other Party properly exercises its rights to participate, then the proposed operation shall be conducted as a joint operation.

1.5 If the Party entitled to receive such proposal notice properly exercise its rights to participate, then:

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

      (a) the Party proposing the Exclusive Operations shall have the right exercisable for the applicable notice period set out in Article 1.3 of this Appendix 4 to conduct the Exclusive Operation;

      (b) if the Exclusive Operation is conducted, the parties agreeing to participate in and pay their share of the cost of an Exclusive Operation ("Consenting Parties") shall bear the sole liability and expense and operation of such Exclusive Operation; and

      (c) if such Exclusive Operation has not been commenced within one hundred and eighty (180) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure) after the date that the right to conduct Exclusive Operations is acquired, the right to conduct such Exclusive Operation shall terminate. If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with this Appendix 4, as if no proposal to conduct an Exclusive Operation had been previously made.

1.6   (a)   The Consenting Parties shall bear the entire cost and liability of conducting an Exclusive Operation and shall indemnify the non consenting parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including but not limited to all costs, expenses or liabilities for environmental, or losses arising from business interruption, reservoir or formation damage, pollution control and environmental amelioration or rehabilitation) and shall keep the remaining contract area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation. The Consenting Parties shall ensure that the
            Exclusive Operations do not breach the terms of the PSC.

      (b) Notwithstanding Article 1.6(a) of this Appendix 4, each Party shall continue to bear its share of the cost and liability incident to the operations in which it participated, including but not limited to plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

1.7 With regard to any Exclusive Operation, for so long as a non consenting party has the option under Article 1.9 of this Appendix 4 to reinstate the rights it relinquished under Article 1.8 of this Appendix 4, such non consenting party shall (at its own expense) be entitled to have reasonable access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation.

1.8 Subject to Article 1.9 of this Appendix 4, the non consenting party shall be deemed to have relinquished to the Consenting Party, and the Consenting Party shall be deemed to own, in any Exclusive Operation:

      (a) All of each such non consenting party's right to participate in further operations in the well or deepened or sidetracked portion of a well in which the Exclusive Operation was conducted and on any discovery made or appraised in the course of such Exclusive Operation; and

      (b) All of each such non consenting party's right pursuant to this Agreement and the PSC to take and dispose of Petroleum produced and saved (or the cash proceeds thereof):

            (i) From the well or deepened or sidetracked portion of a well in which such Exclusive Operation was conducted, and

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

            (ii) From any wells drilled to appraise or develop a discovery made or appraised in the course of such Exclusive Operation.

1.9 A non consenting party shall have only the following options to reinstate the rights it relinquished pursuant to Article 1.8 of this Appendix 4:

      (a) If the Consenting Parties decide to develop, appraise a discovery made in the course of an Exclusive Operation or to conduct further exploration not included in the original proposal for Exclusive Operations, the Consenting Parties shall submit to each non consenting party the approved budget and work programme. For thirty
            (30) Days from receipt of such budget and work programme, each non consenting party shall have the option to reinstate the rights it relinquished pursuant to Article 1.8 of this Appendix 4 and to participate in such programme. The non consenting party may exercise such option by notifying the other Party within the period specified above that such non consenting party agrees to bear fifty (50) percent of the expense and liability of such work programme, to pay the lump sum amount as set out in Article 1.11(a) of this Appendix 4 and to pay the Cash Premium as set out in Article 1.11(b) of this Appendix 4.

1.10  (a)   If a non consenting party does not properly and in a timely manner exercise such option, including paying in a timely manner in accordance with Article 1.11 of this Appendix 4 all lump sum amounts and Cash Premiums, if any, due to the Consenting Party, such non consenting party shall have forfeited the options as set out in
            Article 1.9 of this Appendix 4 and the right to participate in the proposed programme, unless such programme, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such non consenting party under Article 1.9 of this Appendix 4).

      (b) A non consenting party shall become a Consenting Party with regard to an Exclusive Operation at such time as the non consenting party gives notice pursuant to Article 1.9 of this Appendix 4; provided that such non consenting party shall in no way be deemed to be entitled to any lump sum amount or Cash Premium paid incident to such Exclusive Operation. Such non consenting party shall be entitled to cost recover its fifty (50) percent of expenses paid pursuant to Article 1.9 of this Appendix 4. If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to the Agreement.

      (c) If after the expiry of the period in which a non consenting party may exercise its option to participate in a work programme, the Consenting Party desires to proceed, notice shall be given to the State under the appropriate provision of the PSC requesting a meeting to advise the State that the discovery is considered to be a Commercial Discovery. Following such meeting, the Contractor shall (at the Consenting Party's sole cost) apply for an Exploitation Area (if applicable in the PSC). The non consenting party to such development plan shall be deemed to have:

            (i)   Forfeited all economic interest in such Exploitation Area;

            (ii) Assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

            The non consenting party shall be deemed to have withdrawn from this Agreement and the PSC to the extent it relates to such Exploitation Area, even if the development plan is modified or expanded subsequent to the commencement of

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd operations under such development plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

1.11  (a)   Within thirty (30) Days of the exercise of its option under Article
            1.9 of this Appendix 4, the non consenting party shall pay in immediately available funds to the Consenting Party a lump sum amount, in the currency designated by such Consenting Party, equal to such non consenting party's Contractor's Percentage Interest of all liabilities and expenses, including overhead, that were incurred in every Exclusive Operations relating to the Discovery, or well, as the case may be, in which the non consenting party desires to reinstate the rights it relinquished pursuant to Article 1.8 of this Appendix 4, and that were not previously paid by such non consenting party.

      (b) In addition to amounts payable under Article 1.11(a) of this Appendix 4, within thirty (30) Days of the exercise of its option under Article 1.9 of this Appendix 4 the non consenting party shall pay in immediately available funds, in the currency designated by the Consenting Party who took the risk of such Exclusive Operations, to such Consenting Party a Cash Premium equal to the total of five hundred percent (500%) of all liabilities and expenses, including overhead, that were incurred in the Exclusive Operations and any other Costs and Expenses whatsoever properly incurred in the Exclusive Operations.

1.12  (a)   There shall be maintained separate books, financial records and accounts for Exclusive Operations.

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

                                   Appendix 5

                     CanArgo Energy Corporation Side Letter

                    [NOTEPAPER OF CANARGO ENERGY CORPORATION]

Georgian Oil
Kostava 65
Tbilisi 0171
Georgia

(hereinafter referred to as "Georgian Oil")

    January 2004

Dear Sirs

In the event that there is any claim under the Parent Company Guarantee granted by Georgian Oil in favour of National Petroleum Limited dated 16 December 2003, we, CanArgo Energy Corporation, hereby undertake to indemnify Georgian Oil for an amount equivalent to our Contractor Percentage Interest (as defined in the Agreement between Georgian Oil Samgori Limited and CanArgo Samgori Limited dated on or around the date of this Letter) of any such claim.

This Letter shall be governed by and construed in accordance with the laws of England.

Yours faithfully

.................................... Director
For and on behalf of CANARGO
ENERGY CORPORATION

   Farm-In Agreement between CanArgo Samgori Ltd and Georgian Oil Samgori Ltd

AGREEMENT OF ASSIGNMENT

This Agreement of Assignment (hereinafter referred to as "Agreement") made and entered on this_______ day of _____________2003 by and between:

National Petroleum Limited, a company established and existing under the law of Bermuda, with registered office at 33 Church Street Hamilton, Bermuda (hereinafter referred to as "NPL"), and

Georgian Oil Samgori Ltd, a company established and existing under the law of Georgia, with registered office in Kostava Street. 65, Tbilisi, Georgia (hereinafter referred to as "GOSL")

NPL and GOSL are sometimes hereinafter collectively referred to as the "Parties" and individually as a "Party".

WITNESSETH

WHEREAS (1) the State Agency for Regulation of Oil and Gas Resources of Georgia (hereinafter the "State Agency"), (2) the Joint Stock National Oil Company Saknavtobi (hereinafter "Georgian Oil"), both duly authorised representatives of the State of Georgia, together with (3) NPL have signed, pursuant to the Georgian Law on Oil and Gas of April 16, 1999 (hereinafter the "Law") a Production Sharing Contract (hereinafter the "PSC") dated May 29, 2001 which, by fully complying with the Contract provisions, entered into force on September 1, 2001 (hereinafter the "Effective Date");

WHEREAS Ioris Valley Oil and Gas Limited ("IVOG"), a company owned fifty percent (50%) by NPL and fifty percent (50%) by Georgian Oil holds an undivided one hundred percent (100%) interest in the Licence over the Contract Area as described in Annex A and Annex B of the PSC.

WHEREAS, pursuant to Article 26 of the PSC, NPL on the basis of an approval of the State Agency and Georgian Oil, has the right to transfer a part or all of its rights under the PSC to a third party;

WHEREAS, NPL desires to assign, and GOSL desires to acquire the whole one hundred percent (100%) of NPL's rights and obligations in and under the PSC, subject to the Annual Net Profit interest to NPL and the other terms and conditions contained in this Agreement.

WHEREAS, in order to attract sufficient funds GOSL requires a maximum of 15 (fifteen) months for negotiating and executing the relevant agreements with its new investors.

WHEREAS, the definitions as contained in Article 1 of the PSC shall apply to this Agreement, unless specifically amended herein;

NOW THEREFORE, the Parties have agreed as follows:

ARTICLE 1: NPL OBLIGATIONS

      1.1 NPL will transfer all its rights and obligations under the PSC to GOSL on the Assignment Date in full compliance with the terms of this Agreement, Article 22 0f the Law and Article 26 of the PSC;

      1.2 NPL will sell its full share in IVOG to GOSL, which is 50% of the entire interest, for a symbolic price of $US1;

ARTICLE 2: GOSL OBLIGATIONS

      In return for fulfilment of Clauses 1 and 2 of Article 1 of the Agreement, GOSL and/or its assignees will undertake the following;

      2.1 GOSL and/or its assignees will fully implement and fund the agreed Work Programme, as described in Annex 1 of this Agreement. The Work Programme shall commence upon full satisfaction of Articles 5.2 and
            5.3 of this Agreement;

      2.2 From the Assignment Date, GOSL and/or its assignees will pay to NPL 30 (thirty) percent of the Annual Net Profit obtained; until the prior costs and expenses made by NPL and as determined in Article 4 hereunder are fully recovered;

      2.3 In the event of developing new oil and gas fields as a result of GOSL exploring prospective structures identified on the basis of seismic surveys (coordinates are given in Annex 2) performed by NPL in the Exploration Area to pay 5 (five) percent of the Annual Net Profit obtained from the implementation of this project;

      2.4 The Net Profit payments described in Article 2.2 above will continue until the unrecovered prior costs and expenses incurred by NPL and as determined in Article 4 hereunder are fully recovered;

      2.5 The Net Profit payments described in Article 2.3 above will continue until the unrecovered prior costs and expenses incurred by NPL and as determined in Article 4 hereunder are fully recovered;

      2.6 Thereafter GOSL and/or its assignees will continue to pay five (5) percent of the Annual Net Profit obtained until the Contract Term of the PSC expires under Article 4 thereof; thereafter GOSL will have no further liability towards NPL.

      2.7 NPL will be entitled to attend all meetings of the Co-ordination Committee, and receive a copy of the minutes thereof; NPL may express an opinion, but will have no voting rights at such meetings;

      2.8 As long as Article 2.2 above is in effect , the GOSL and/or its assignees will employ (at their cost) a consultant acceptable to NPL to implement the Cost Recovery, Cost Reimbursement and Accountancy Procedures described in the PSC and such additional roles as may be agreed between the consultant, NPL, GOSL and/or its assignees. This consultant will provide regular (monthly) cash flow and production reports to the GOSL and/or its assignees and NPL.

      2.9 GOSL and/or its assignees will provide NPL with copies and reports of all relevant data related to the conduct of petroleum operations which they will get from the operator.

      2.10 Annual Net Profit will be determined as follows and confirmed by an internationally recognized audit:

            "Annual Net Profit" means

            (1) the gross revenue accruing to GOSL from sales of Petroleum from the Contract Area and all other revenues attributable to Petroleum Operations less

            (2) the total of the following deductions:

            (i) all costs incurred by GOSL attributable to Petroleum Operations and/or the sale of Petroleum and which are consistent with prudent international oil and gas practice including, but not limited to, transportation and processing costs;

            (ii) all Georgian taxes, royalties or other Governmental imposts on the Contractor Parties arising in respect of the Contract
                  Area:

            (iii) all financing costs whether with Affiliates or third parties, associated with the obtaining of finance and/or provision of monetary security for Petroleum Operations which are consistent with Article 1.39 of the PSC;

            (iv) all costs associated with or set aside for decommissioning, abandonment or reclamation of any facilities erected on the Contract Area;

            (v) the cost of premiums and deductibles in respect of insurance of Petroleum Operations on the Contract Area; and

            (vi)  the cost of the consultant as described in Article 2.8 herein;

      2.11 Advance Funds determined by clauses 2.2 and 2.3 of Article 2 of this Agreement will be paid quarterly within forty five (45) days of the conclusion of each calendar quarter which afterwards will be regulated by an annual conclusion of internationally recognised audit.

      2.12 If GOSL and/or its assignees fails to pay any amount payable by it under this Agreement, interest shall accrue on the due amount from the last day of the period within which the payment was due up to the date of actual payment at a percentage rate per annum that is the aggregate of LIBOR and Margin. The payment of accrued interest shall be made together with the payment of due amount.

      2.13 In this Agreement LIBOR means the British Bankers' Association Interest Settlement Rate for US Dollars for the period of one (1) month, fixed on the last day of the period within which the payment was due as of 11:00 a. m. London time, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available NPL may specify another page or service displaying the appropriate rate after consultation with GOSL.

      2.14  In this Agreement Margin means three percent (3%) per annum.

      2.15 GOSL will endeavour to obtain the international market price for its share of the oil and gas produced, as described under Article 12 of the PSC.

      2.16 GOSL and/or its successors shall have the right to assign, mortgage, transfer title, or effect any other similar action to its share or part thereof, providing NPL with written information of such transaction.

      2.17 Georgian Oil shall provide NPL with a guarantee that it holds ultimate responsibility for the fulfillment of the rights and responsibilities of GOSL.

ARTICLE 3: NPL OPTION

      3.1. In the event GOSL and/or its assignees has not completed any Phase of the Work Programme described in Annex 1 within its defined timeframe, NPL may, in accordance and compliance with Article 3.2 of this Agreement, at its discretion, exercise the right to reacquire, free of charge, one hundred percent (100%) of GOSL's Participating interest in the PSC, ownership interests/shares in IVOG and any rights which GOSL and/or its assignees may have acquired under any operating agreement entered into with respect to the Contract Area (collectively "GOSL's Interests") within one hundred and eighty (180) days (the "Option Period").

      3.2. Based on actual geological, technical and economic terms in the implementation of the Work Programme, Parties will have a right to amend, change or correct a Work Programme and amend the technical terms and/or volumes and/or timing of the work, subject to their unanimous agreement and the consent of the State Agency.

      3.3. In order to exercise the option under Article 3.1 to reacquire GOSL's Interests, NPL must deliver to GOSL and/or its assignees within the Option Period, a notice in writing setting forth NPL's election. If NPL elects to reacquire GOSL's Interest it will assume any and all further obligations under the PSC.

      3.4. In the event of NPL reacquiring GOSL's Interests, the Work Programme (Annex 1) will be suspended for a period of up to 12 (twelve) months.

      3.5. It is understood that the right in Article 3.1, if exercised, is conditional upon receipt of Assignment Approval. In the event NPL exercises the right in accordance with Article 4.2 above, GOSL and/or its assignees agrees to apply for and use all reasonable endeavours to obtain all Assignment Approvals and consents required to reassign such Participating Interest to NPL.

      3.6. If NPL does not elect to exercise the right in Article 3.1 before the end of the relevant Option Period, the right shall terminate and shall be of no further force and effect.

      3.7. If NPL elect to exercise the right in Article 3.1, the new investor's investments in compliance with the PSC shall be deemed as costs and expenses and shall be cost recoverable.

ARTICLE 4: NPL PRIOR COSTS AND EXPENSES

NPL's unrecovered prior costs and expenses up to the end of the 3rd quarter of 1998 have been audited and amount to $33,936,279.0. NPL's subsequent unrecovered costs and expenses will be determined by NPL subject to a joint audit by NPL and Georgian Oil with participation of the Agency. The audit conclusion will be included in Annex 3 prior to the Assignment Date).

ARTICLE 5: ASSIGNMENT DATE

      5.1. This Agreement shall enter into force and effect in its entirety on its signing date and shall remain in force unconditionally for a period of not more than 15 (fifteen) months.

      5.2. This Agreement shall become fully effective for its entire term, ie the term determined in Article 4 of the PSC, from the date (hereinafter the "Assignment Date") that the following conditions have been fulfilled to the satisfaction of an internationally recognized auditor:

            (i) The Prior Costs and Expenses have been agreed to the satisfaction of NPL, Georgian Oil and the State Agency and inserted in Annex 3;

            (ii) The transfer of NPL's interest in the Operating Company to GOSL has been registered;

            (iii) The Parties have agreed on the appointment of the consultant
                  (Article 2.8) and concluded a contract with the consultant. Subject to the contractual obligations, the Parties may, by unanimous agreement, chose to replace the consultant on the anniversary of the contract;

            (iv) The Parties have agreed on the appointment of the independent auditor (Articles 2.10 and 5.2) and concluded a contract with the independent auditor. Subject to the contractual obligations, the Parties may, by unanimous agreement, chose to replace the independent auditor on the anniversary of the contract;

            (v) The State Agency has given its consent to the assignment and the NPL option as described in Article 3 of this Agreement;

            (vi) Georgian Oil has issued the guarantees described in Annex 4, in accordance with Article 2.17 of this Agreement.

      5.3. Within 15 months of the date of execution of this Agreement, GOSL will notify NPL and the State Agency that it is in a position to commence work (the "Work Commencement Date") and the Work Programme described in Annex 1 shall commence.

      5.4. Notwithstanding any other provisions of this Agreement and the PSC, including but not limited to Article 29 thereof, if after the expiration of 15 (fifteen) months from the date of execution of this Agreement by all Parties, the above conditions , as determined by the provisions of Articles 5.2 and 5.3, have not been met, then this Agreement shall terminate and neither shall be of any further force or effect.

ARTICLE 6: LIABILITY

      GOSL and/or it assignees agree that they will be liable to Georgian Oil and the State Agency under the said PSC for all duties and obligations provided for in the PSC, but their liability shall be several and not joint or collective and nothing contained herein shall ever be construed as creating a partnership of any kind or an association or a trust or as imposing upon any or all of the Parties hereto any partnership duty, obligations or liability.

      Each Party shall be responsible only for its obligations as set forth in this Agreement, and always pursuant to their foregoing respective participating interest. After the Assignment Date, NPL shall have no further duties, obligations or liabilities under the PSC.

ARTICLE 7: CONFIDENTIALITY

      All information and data disclosed and delivered between the Parties shall be confidential and shall not be disclosed by the Parties to any third party either during the validity of this Agreement. Either Party shall be entitled to disclose the confidential information without the other Party's prior written consent to such of the following persons:

            (a)   employees, officers and directors of the respective Party;

            (b)   employees, officers and directors of an affiliated company;

            (c) any consultant or agent retained by the respective Party or its Affiliated Company;

            (d) any bank or other Financial institution or entity funding or proposing to fund the respective Party's participation related to the assignment, including any consultant retained by such bank or other financial institution or entity.

            (e)   state taxation and controlling bodies.

ARTICLE 8: GOVERNING LAW AND ARBITRATION

      8.1 This Agreement shall be governed by and interpreted in accordance with the substantive law of England and Wales. For state tax purposes, the Parties are subject to Georgian legislation.

      8.2 The Parties hereto agree that any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by Arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three Arbitrators appointed in accordance with the said rules. The Arbitration shall be held in London and shall be conducted in the English language.

      8.3 The resulting arbitral award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction thereof. A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.

ARTICLE 9: TERM

      9.1 This Agreement shall become effective on its signing date taking into consideration terms of Article 5 herein and continue in full until the PSC and Licence are terminated under Article 4 of the PSC. Articles 6,7,8 and 9 of this Agreement shall remain in effect for a further three (3) years from the date of termination;

      9.2 The assignment made hereunder shall be binding upon and inure to the benefit of the Parties hereto, their successors, heirs and assignees.

      9.3 This Agreement contains the entire agreement between the Parties hereto in relation to the subject matter hereof and supersedes any previous understandings or agreements in relation hereto. No purported future modification hereto or amendment hereof shall be binding on the Parties unless the same shall be in writing and executed by the authorised representatives of the Parties and shall expressly refer to this Agreement.

ARTICLE 10: FORCE MAJEURE

      10.1 If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts of money due, then the obligations of such Party so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period.

            Such Party shall notify all other Parties of the Force Majeure situation within (14) Days of becoming aware of the circumstances relied upon and shall keep all other Parties informed of all significant developments. Such notice shall give reasonably full particulars of the said Force Majeure, and also estimate the period of time which such Party will probably require to remedy the Force Majeure. Failure to give any such notification in a timely fashion shall mean that the period of Force Majeure shall be deemed to have commenced on the date of the giving of such notice.

            The affected Party shall use all reasonable diligence to remove or overcome or avoid the Force Majeure situation as quickly as possible in an economic manner. The period of any such non-performance or delay, together with such period as may be necessary for the restoration of any damage done during such delay, shall be added to the time given in this Agreement for the performance of any obligation dependent thereon and the continuation of any right granted; provided, however, the term of this Agreement shall be not be extended as a result of

            (i) any particular event of Force Majeure, if the duration of any such particular event of Force Majeure which, together with any period of time required for restoration, is for a period of 30 Days or less; and

            (ii) the enactment or adoption of a law, rule or regulation by the State or any local or legislative body of or within Georgia, whether acting directly or through Georgian Oil, if such law, rule or regulation is comparable to one which has been enacted or adopted, on or before the date the Contract is signed, by a member nation of the European Union or any legislative or regulatory body of the European Union. Notwithstanding anything to the contrary herein contained, no event shall constitute Force Majeure if it does not delay or prevent the Contractor from engaging in the conduct of Petroleum Operations.

            For the purposes of this Agreement, "Force Majeure" shall mean natural calamities, strikes, sabotage and other production disorders, civil disturbance, war (declared or undeclared), or other military actions, terrorist or guerrilla activity, blockade, revolt, earthquake, avalanche, orders, laws or decrees of any state or governmental entity of any country, or other similar events beyond the control of the Party claiming Force Majeure which could not have been prevented by it.

      10.2 The exercise by Georgian Oil or by the State Agency of any right under the PSC shall not constitute Force Majeure under any circumstance.

ARTICLE 11: NOTICES

Notices under this Agreement shall be deemed properly given when sent by fax, telex or registered mail to the following addresses:

NPL

Address: 5, Quai du Mont-Blanc, 1201 Geneva, Switzerland
Fax: + 41 22 909 1680
Attn: Christian Cleret, Authorised Representative

Georgian Oil Samgori Limited
Address: Kostava 65, Tbilisi 0171, Georgia
Fax: +995 32 333032
Attn: Giorgi Makharadze, General Director

This Agreement is made in two (2) original copies in Georgian and English languages. Each counterpart shall be deemed an original Agreement for all purposes.

IN WHITNESS WHEREOF, the Parties have executed this Agreement of Assignment on the day and year first above written.

SIGNED by

Duly authorized for and
on behalf of
(NPL)

SIGNED by

(Giorgi Makharadze)
Duly authorized for and
on behalf of
(GOSL)

ANNEX 1: AGREED WORK PROGRAMME

The objective of the work programme will be to increase production and revenue in the Samgori-Patardzeuli oil field through the implementation of a horizontal well drilling programme and rehabilitation of existing wells. Additional production and revenue may be obtained through exploration activity in the adjacent areas of Licence block XIb.

The programme shall consist of three phases:

PHASE 1 will determine the feasibility of the proposed programme. It will include a geological study of the existing oil-water contact, the drilling of two horizontal well sections which may be from a new well or as a horizontal section from an existing well, whichever will be more reasonable to drill on the basis of hydro-geological studies. Both wells will be tested in the oil-bearing Middle Eocene volcaniclastic reservoir with horizontal sections of 500 metres long, The section length will be justified on geological and technical feasibility. The expected cost of the geological study is $200,000, the sidetrack well $1.5 million and the new well $3.0 million.

At the same time a continuous programme of workover and rehabilitation will continue on the existing Samgori-Patardzeuli-South Dome-Krtsanisi fields with the objective of increasing production to over 100 tons per day. Phase 1 of this programme is expected to cost up to $1 million.
Phase 1 should be completed within 18 months of the Work Commencement Date determined by Article 5.3 of the Agreement.

PHASE 2 In the event of successful results of Phase 1, Phase 2 will continue the implementation of horizontal drilling from the old wells and the new horizontal well drilling programme. Its conclusion would be defined as the point at which revenue obtained from the Assignment Date exceeds the expenditure from the Assignment Date.

The programme of workover and rehabilitation will continue on the existing Samgori-Patardzeuli-South Dome-Krtsanisi fields with the objective of increasing production to over 120 tons per day. The expected cost of this programme is $600,000 per year.

PHASE 3 In the event of positive results from Phase 2, Phase 3 will conclude the horizontal drilling from the old wells and the new horizontal well drilling programme when at least 10 horizontal wells with horizontal sections of 500 metres long have been completed. The section length will be justified on geological and technical feasibility.

The programme of workover and rehabilitation will continue on the existing Samgori-Patardzeuli-South Dome-Krtsanisi fields with the objective of containing the decline in production to less than 15% per year. The expected cost of this programme is $600,000 per year.

The minimum capital expenditure in Phases 1 to 3 is expected to be: drilling $22.5 million, workovers and facilities $2.2 million, geological studies $200,000.

Phases 1 to 3 should be completed within thirty six (36) months of the Work Commencement Date described in Article 5.3. This may be extended to a maximum of 60 months if required for successful implementation of Phase 2.

Drilling of only 10 (ten) horizontal sections is required within all three
Phases.

EXPLORATION DRILLING on the adjacent structures will be dependant on both the technical and the commercial success of the above programme

            SUMMARY CHART: BLOCK XIB PROPOSED WORK PROGRAMME

      -     PHASE 1

                             18 months*
                             ----------
2 horizontal well sections   $    3.0 m
Geological study             $    0.2 m
Enhanced workover activity   $    1.0 m

      -     PHASE 2

                             to payback
                             ----------
horizontal well sections
workover activity            $  0.6 m/y

      -     PHASE 3

Conclusion of 10 horizontal well sections
workover activity                             $0.6 m/y

      -     TOTAL PHASES 1 TO 3

                             36 months*
                             ----------
10 horizontal well sections  $   22.5 m
Geological study             $    0.2 m
Enhanced workover activity   $    2.2 m

                  * from Assignment Date

      -     EXPLORATION DRILLING

            Contingent on the technical and commercial success of the above programme

ANNEX 2: COORDINATES OF THE EXPLORATION AREA COVERED IN THIS AGREEMENT

##            NNL                      NEL
--      ----------------        ----------------
1       41 degrees 34'52"       45 degrees 14'38"

2       41 degrees 33'08"       45 degrees 08'19"

3       41 degrees 38'35"       45 degrees 03'55"

4       41 degrees 41'50"       45 degrees 04'51"

5       41 degrees 45'00"       45 degrees 05'00"

6       41 degrees 45'53"       45 degrees 09'43"

7       41 degrees 44'26"       45 degrees 13'47"

8       41 degrees 42'50"       45 degrees 15'03"

9       41 degrees 38'02"       45 degrees 16'22"

ANNEX 3: AUDIT CONCLUSION

ANNEX 4: PARENT COMPANY GUARANTEE

JSC National Oil Company Saknavtobi and/or its successors ("GEORGIAN OIL") hereby refers to the Assignment Agreement (the "Agreement") between National Petroleum Limited ("NPL") and its subsidiary Georgian Oil Samgori Ltd and/or its successors ("GOSL") together with the Production Sharing Contract for Georgia onshore block XIb as therein described (hereinafter called the "Contract") among NPL and the State of Georgia (the "STATE") represented by the State Agency for Regulation of Oil and Gas Resources (the "State Agency") and Georgian Oil.

GEORGIAN OIL states that it has taken notice of all of the clauses contained in the Agreement and the Contract and in particular those that relate to GOSL's commitments in favour of NPL and the STATE.

GEORGIAN OIL states that it has also taken notice of the relevant Georgian and English laws and regulations in accordance with which the Agreement and the Contract have been executed.

GEORGIAN OIL states that GOSL possesses full technical capabilities for the execution of the operations stipulated in the Agreement and the Contract and guarantees to NPL and the STATE that all of these commitments will be fulfilled by GOSL, or in the absence of such fulfilment, by GEORGIAN OIL as herein below provided.

GEORGIAN OIL states that GOSL possesses full financial capabilities for the execution of the financial commitments whether in the form of obligations or liabilities as stipulated in the Agreement and the Contract and guarantees to NPL and the STATE that all of these commitments will be fulfilled by GOSL, or in the absence of such fulfilment, by GEORGIAN OIL as herein below provided.

In the event of default by GOSL in the execution of any of its obligations, GEORGIAN OIL commits and guarantees to execute and fulfil the said obligation(s) no later than thirty (30) Days after the receipt of a written notification of the default from either NPL (as defined in the Agreement) or the State Agency (as defined in the Contract). This written notification will specify the nature of the default by GOSL.

However, GOSL will have the right during this thirty (30) Day period to correct its default before this guarantee comes into effect.

This guarantee is irrevocable and will not expire, subject to any remaining responsibilities and obligations in respect of GOSL as provided in the Agreement and the Contract until the earliest of (i) the date on which all of the obligations stipulated in the Agreement and the Contract have been accomplished, which are not necessarily co-extensive with the Contract; or (ii) the date GOSL relinquishes all of its interests under the Contract.

The definitions used in this guarantee will have the meaning given to them in the Agreement and the Contract.

In Witness GEORGIAN OIL has duly executed this GUARANTEE as of _____________ , 2003.

GEORGIAN OIL

___________________

                                     AMENDED
                           PRODUCTION SHARING CONTRACT

                           NATIONAL PETROLEUM LIMITED

                                       AND

                              THE STATE OF GEORGIA

                                 REPRESENTED BY

                THE STATE AGENCY FOR THE REGULATION OF OIL & GAS
                                       AND
                 THE JOINT STOCK NATIONAL OIL COMPANY SAKNAVTOBI

                                    MAY 2001

                                INDEX OF CONTENTS

                                                                                                Page
Article 1         Definitions                                                                      6
Article 2         Scope of Contract and General Provisions                                        17
Article 3         Contract Area                                                                   20
Article 4         Contract Term                                                                   22
Article 5         Relinquishments                                                                 23
Article 6         Co-ordination Committee                                                         26
Article 7         Operating Company                                                               32
Article 8         Minimum Work Programme                                                          34
Article 9         Procedure for Approval of Appraisal and Development Plans                       37
Article 10        Annual Work Programme and Budgets                                               43
Article 11        Allocation of Production, Recovery of Costs and
                  Expenses, Production Sharing, and Right of Export                               45
Article 12        Crude Oil and Natural Gas Valuation                                             50
Article 13        Ancillary Rights of the Contractor and the Operating Company                    53

Article 14        Assistance Provided By the State                                                58
Article 15        Measurement of Petroleum                                                        61
Article 16        Natural Gas                                                                     63
Article 17        Tax/Fiscal Regime                                                               69
Article 18        Accounting, Financial Reporting and Audit                                       80
Article 19        Currency, Payments and Exchange Control                                         82

Article 20        Import and Export                                                               85
Article 21        Export of Hydrocarbons, Transfer of Ownership,
                  and Regulations for Disposal                                                    87

Article 22        Ownership of Assets                                                             89
Article 23        Insurance                                                                       91
Article 24        Environmental, Health, Safety and Liability                                     93

Article 25        Force Majeure                                                                   99
Article 26        Assignments and Guarantees                                                     101
Article 27        Contract Enforcement and Stabilisation, and
                  Representations and Warranties                                                 107
Article 28        Notices and Confidentiality                                                    113
Article 29        Termination and Breach                                                         116
Article 30        Dispute Resolution                                                             120

Article 31        Text                                                                           123
Article 32        Effective Date                                                                 124

ANNEXES

Annex A           Extract from the License                                                       127
Annex B           Contract Area Description and Map                                              128
Annex C           Accounting Procedure                                                           129
Annex D           Addresses for Service                                                          156
Annex E           Operating Company Charter                                                      157
Annex F           Prior Costs and Expenses                                                       180
Annex G           Cost Reimbursement Agreement                                                   187

                           PRODUCTION SHARING CONTRACT

This Contract is made and entered into as of         2001 by and between

(1) The State of Georgia ("the State") represented by the State Agency for Regulation of Oil and Gas Resources ("State Agency");

(2) The Joint Stock National Oil Company Saknavtobi, a legal entity under the laws of Georgia pursuant to the Charter of Saknavtobi and the Law on Oil and Gas ("Georgian Oil");

(3) National Petroleum Limited, a company organised and existing under the laws of Bermuda ("Contractor");

The State, Georgian Oil, and Contractor may individually be referred to as a "Party" and collectively as the "Parties".

                                   WITNESSETH:

WHEREAS, Georgian Oil and Contractor have entered into a Production Sharing Agreement dated June 9 1995, as amended by Addendum No 1 of June 20 1997 and Addendum No 2 of August 21 1998 (the "Original Agreements"); and

WHEREAS, a certain licence, series 33, 34, 46,47, number 7, was issued provisionally on behalf of the State by the Georgian Oil Department of the Republic of Georgia on July 10 1995 in respect of the Contract Area; and subsequently reissued by licence, series 33, 34, 46,47, number 0058, by the Department for the Protection of Mineral Resources and Mining of the Ministry of Environmental Protection on October 13 1995; and subsequently extended by the State Agency for the Regulation of Oil and Gas Resources and subsequently re-issued temporary licence Series OGA Number 002 Code 01-11B by them on October 2 2000; and

WHEREAS, on April 16, 1999 the Law on Oil and Gas in Georgia ("the Petroleum Law") came into effect;

WHEREAS, the Petroleum Law, among other things, provided for the creation of the State Agency and vested in it the power to represent the State in management of oil and gas operations to include entering into production sharing contracts on behalf of the State, to issue and to reissue licenses to investors for performance of oil and gas operations, and to delegate all operational and commercial functions of the State under production sharing contracts to Georgian Oil until the State ceases to own more than 75% of its shares;

WHEREAS, the Petroleum Law, among other things, designated Georgian Oil to perform the functions of the National Oil Company (as that term is defined in Article 1.39 of the Petroleum Law) so long as the State owns more than 75% of its shares;

WHEREAS, the Parties wish to amend and restate the terms of the Original Agreements to take account of changed economic circumstances and the introduction of the Georgian Law on Oil and Gas;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions herein contained, it is hereby agreed as follows:

                                    ARTICLE 1

                                   DEFINITIONS

The following words and terms used in this Contract shall unless otherwise expressly specified in this Contract have the following respective meanings:

1.1 "Accounting Procedure" means the accounting procedure set out in Annex "C" hereto.

1.2 "Administrative Fees" shall mean any fees, fees, charges, or other imposts which are generally applicable or which are imposed for specific services or materials provided by the Government or any local authority, provided they are imposed by laws, rules and regulations of general application and do not discriminate or have the effect of discriminating against the Contractor.

1.3      An "Affiliated Company" or "Affiliate" means:

         1.3.1 with respect to Contractor or, as indicated, the Parent Company, a company, corporation, partnership or other legal entity:

                  i) in which Contractor or the Parent Company, as the case may be, owns, directly or indirectly, more than fifty percent (50%) of the shares or voting interests as well as the unrestricted right to exercise management control on all matters and otherwise has the right to establish management policy and exercise such management control; or

                  ii) in which at least fifty percent (50%) of the shares or voting interests are owned directly or indirectly by a company, corporation, partnership or other legal entity, which owns directly or indirectly more than fifty percent (50%) of the shares or voting interest as well as the unrestricted right to exercise management control on all matters, and otherwise has the right to establish management policy and exercise such management control, of Contractor or Parent Company;

         1.3.2 with respect to Georgian Oil, any legal entity directly or indirectly controlled by Georgian Oil, or any legal entity that directly or indirectly controls Georgian Oil. For the purposes of this part of the definition, the term to "control" shall mean with respect to any such entity, having the right to carry out direct or indirect supervision of such entity or to define a general scope of its activity based on holding the shares entitled to vote, any other form of ownership, or on any other grounds.

1.4 "Annex" or "Annexes" means each or all of the Annexes "A" through "G" attached to this Contract and made a part hereof. In the event of a conflict between the provisions of an Annex and a term in the main body of this Contract, the provisions of the latter shall prevail.

1.5 "Annual Work Programme" means a work plan and schedule, prepared and submitted by the Contractor to the Co-ordination Committee and approved, or deemed approved, by the Co-ordination Committee, all as more fully herein provided, setting forth the Petroleum Operations to be carried out during a Calendar Year by the Contractor.

1.6 "Appraisal" means all works carried out by the Contractor to evaluate and delineate a discovery of Petroleum in the Contract Area.

1.7 "Appraisal Area" means a part of the Contract Area in which an Appraisal Programme is to be conducted by the Contractor.

1.8 "Appraisal Programme" means a Work Programme submitted by the Contractor to the Coordination Committee for approval, under which the Contractor will evaluate and delineate a discovery of Petroleum, and which has been approved, or deemed approved, by the Coordination Committee as herein provided. Any Appraisal Programme which has not yet been so approved shall herein be referred to as a Draft Appraisal Programme.

1.9 "Associated Natural Gas" means all gaseous hydrocarbons produced in association with Crude Oil, which Crude Oil itself can be commercially produced and separated therefrom.

1.10 "Available Crude Oil" means Crude Oil produced and Saved from the Contract Area and not used in Petroleum Operations in accordance with
         Article 11.3.

1.11 "Available Natural Gas" means Associated or non-Associated Natural Gas produced and Saved from the Contract Area and not used in Petroleum Operations in accordance with Article 11.3.

1.12     "Available Petroleum" means Available Crude Oil and Available Natural
         Gas.

1.13 "Barrel" means a quantity consisting of forty-two (42) United States gallons liquid measure, corrected to a temperature of sixty (60) degrees Fahrenheit with pressure at sea level.

1.14 "Base Level Oil" is the amount of oil that Georgian Oil expect they would have produced from the Contract Area had there been no other arrangements over the period 1996 to 2000. The Parties agree that this Base Level Oil amounts to 250,000 tons.

1.15 "Budget" means the estimate of the expenditures, listed category by category, relating to Petroleum Operations and contained in any Work Programme.

1.16 "Calendar Quarter" or "Quarter" is a period of three consecutive months beginning on January 1st, April 1st, July 1st and October 1st of each Calendar Year.

1.17 "Calendar Year" or "Year" means a period of twelve (12) consecutive months beginning on January 1st and ending on December 31st in the same year, according to the Gregorian Calendar.

1.18 "Commercial Discovery" means a discovery of Petroleum in respect of which the Contractor has given a notice pursuant to Article 9.3.1.

1.19 "Commencement of Commercial Production" means the date on which the first lifting, shipment or delivery of Petroleum is made under Commercial Production.

1.20 "Commercial Production" means production of Petroleum and delivery under a lifting agreement or contract for sale as provided for in a Development Plan as amended from time to time.

1.21 "Contract" or "PSC" means the Original Agreements as amended, restated and superseded by this Production Sharing Contract together with all attached Annexes and any variation, extension or modification hereto, which may be agreed in writing by all the Parties.

1.22 "Contract Area" means the area (from the surface to all depths accessible to drilling technology) specified in Article 3 hereof and delineated in Annex A as reduced or enlarged from time to time in accordance with the provisions of this Contract.

1.23 "Contractor" means the Contractor and his permitted assignees and successors, as provided herein.

1.24 "Co-ordination Committee" means the committee constituted in accordance with Article 6.

1.25 "Cost Recovery" means the method by which Costs and Expenses are recovered in accordance with Article 11.5.

1.26 "Cost Recovery Petroleum" means Petroleum available for Cost Recovery pursuant to Article 11.5.

1.27 "Costs and Expenses" means all incurred costs and expenses necessary to conduct Petroleum Operations and chargeable to the Petroleum Operations Account, all as more fully set forth and in accordance with the Accounting Procedure, including such amounts so chargeable as are set forth in Annex F in respect of costs and expenses incurred prior to the date of this Contract or hereinafter stated to be approved by the Co-ordination Committee, subject to the audit provisions of this Contract.

1.28 "Crude Oil" means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons whether in a solid, liquid or mixed state at the wellhead or separator or which is obtained from Natural Gas through condensation or extraction, excluding methane gas.

1.29 "Customs Duties" means all import (or export) tariffs and duties and other mandatory payments, other than Administrative Fees, as stipulated by applicable laws, rules or regulations of Georgia with respect to the import or export of Petroleum, materials, equipment, goods and any other similar items.

1.30     "Day" means a calendar day.

1.31 "Development Area" means all or any part of the Contract Area specified in a Development Plan approved, or deemed approved, by the Coordination Committee as herein provided.

1.32 "Development Plan" is a plan presented by the Contractor in accordance with Article 9.5 and approved, or deemed approved, by the Coordination Committee as herein provided. Any development plan which has not yet been so approved shall be a Draft Development Plan.

1.33 "Dispute" means any difference of view or disagreement between the First Party and the Second Party in relation to or in connection with, or arising out of any terms and conditions of this Contract, but does not include (a) any difference of view or disagreement between the First Party and the Second Party which under the provisions of this Contract is to be referred for determination to a Sole Expert pursuant to Article 30.9 or (b) any difference of view or disagreement falling under Article 30.8.

1.34     "Dispute Parties" shall have the meaning as ascribed thereto in Article
         30

1.35 "Dollar" or "US$" or "$" means the currency of the United States of America.

1.36 "Double Tax Treaty" means any international treaty or convention for the avoidance of double taxation of income and/or capital which is applicable in Georgia.

1.37     "Effective Date" is defined in Article 32.2.

1.38 "Exploration Programme" shall mean all the exploration activities for previously undiscovered Petroleum, which shall include geological, geophysical, aerial and other survey activities and interpretation of data relating thereto and the drilling of shot holes, core holes, stratigraphic tests, exploratory wells and tests thereof for the discovery of Petroleum and other related operations.

1.39 "Finance Costs" means in respect of debt incurred in carrying out Petroleum Operations, approved (including all their terms in respect thereof) by the Co-ordination Committee and owed to a party which is not an Affiliate of the Contractor, all amounts of interest, fees and charges paid in respect thereof, including any refinancing thereof, and in respect of such debt so approved and owed to an Affiliate of the Contractor, it shall include interest only to the extent it does not exceed a rate which would have been agreed between independent parties.

1.40     "First Dispute Party" has the meaning assigned to it in Article 30.

1.41     "Force Majeure" is defined in Article 25.1.

1.42     "Foreign Employee" is defined in Article 17.19.

1.43 "Foreign Exchange" means any lawful currency other than the currency of Georgia.

1.44 "Foreign Subcontractors" means Subcontractors in respect of which the Contractor has complied with Article 17.24.

1.45 "Gas Sales Contract" is any contract to be entered into for the sale of Natural Gas.

1.46 "Good Oilfield Practices" means all those things that are generally accepted in the international petroleum industry as good, safe, environmentally sound, economical and efficient in exploring for and producing Petroleum.

1.47     "Insolvency Event" means, with respect to a Contractor Party

         (i) the appointment, without recall within 60 Days of appointment, of a liquidator, other than for the purposes of amalgamation or reconstruction; or

         (ii) the appointment, without recall or revocation of appointment or resignation within 60 Days of appointment, of an administrator, receiver or administrative receiver in respect of the whole or part of the assets and undertaking of that Contractor Party; or

         (iii)    outside Bermuda, any procedure analogous with either (a) or
                  (b) above in any other jurisdiction.

1.48 "IVOG" means Ioris Valley Oil and Gas Limited, of Lilo Station, Chirnakhuli 9, Tbilisi, Georgia, a company half of which is owned by Contractor and half by Georgian Oil.

1.49 "Letter of Credit" means, with reference to Article 8.2.4, an engagement by a bank made on the instructions of the Contractor that the bank will hounour demands for payment to the State Agency, subject to the conditions specified in the Letter of Credit.

1.50     "Licence" means either:

         (i) the Licence issued in connection with the Original Agreements, provisionally issued by the Chairman of the specialised office on Licensing and Informatics of Georgian Oil and formally issued on 13 October 1995 by the Department of Protection of Mineral Resources and Mining in the Ministry of Environmental Protection, together with all annexes thereto and any extension, renewal, re-issue or amendment thereof, including that provided in 26.10.1 or

         (ii)     any Licence issued to the Contractor.

1.51     "Local Sales" is defined in Article 17.22.2.

1.52     "Marketing Team" is described in Article 16.5.

1.53 "Measurement Point" means the physical location at which title to Petroleum passes to Parties entitled thereto, and specified in a Development Plan.

1.54     "Minimum Work Programme" means the programme of work referred to in
         Article 8.2.

1.55     "Month" or "Calendar Month" means a calendar month.

1.56 "Natural Gas" means Non-associated Natural Gas and Associated Natural Gas in their natural state.

1.57 "Non-associated Natural Gas" means all gaseous hydrocarbons produced from gas wells, and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

1.58 "Operating Company" is the company formed pursuant to Article 7.1 and acting pursuant to the provisions of Article 7 and the other provisions of this Contract as the Operating Company.

1.59 "Original Agreements" shall mean the Production Sharing Agreement, dated 9 June 1995 between Georgian Oil and NPL, and subsequent amendments dated on 20 June 1997 and 21 August 1998.

1.60     "Parent Company" shall mean parent of a Third Party assignee under
         Article 26.

1.61 "Party" or "Parties" shall have the meaning set forth in the first paragraph of this Contract.

1.62     "Petroleum" means Crude Oil and Natural Gas.

1.63 "Petroleum Operations" means all Petroleum activities carried out by the Contractor in or in relation to the Contract Area in accordance with, and to the extent provided in the Contract, including any Minimum Work Program under Article 8.

1.64 "Petroleum Operations Account" shall have the meaning given to it in paragraph 1.4.1 of section I of the Accounting Procedure.

1.65     "Profit Natural Gas" is defined as set forth in Article 11.10.

1.66     "Profit Oil" is defined as set forth in Article 11.10.

1.67     "Profit Petroleum" means Profit Natural Gas and Profit Oil.

1.68     "Profit Tax" is defined as set forth in Article 17.4.

1.69 "Reservoir" means a discrete accumulation of Petroleum in a geological feature located in part or in whole within the Contract Area, limited by: -

         (a)      lithological boundaries; or

         (b)      structural boundaries
         so that the accumulation of Petroleum is in pressure or hydrocarbon communication.

1.70 "Saved" shall mean in respect of Petroleum, Petroleum which has been produced and has not been lost in the course of Petroleum Operations, reinjected into a producing field or flared or otherwise used in accordance with the Development Plan..

1.71     "Second Dispute Party" has the meaning assigned to it in Article 30.

1.72     "Sole Expert" has the meaning assigned to it in Article 30.9.

1.73 "State" means the state and people of Georgia represented by the duly constituted national Government of Georgia.

1.74 "State Representative" means the authorised representative of the State appointed in accordance with Article 2.7

1.75 "Subcontractor" means any natural person or juridical entity contracted directly or indirectly by or on behalf of the Contractor to supply goods, works or services in connection with Petroleum Operations.

1.76     "Tax Inspectorate" is defined as set forth in Article 17.18.

1.77 "Taxes" means all levies, duties, taxes or other fees or imposts which are in lieu thereof, but excluding Administrative Fees.

1.78 "Third Party" or "Third Parties" means one or more of a natural person or juridical entity other than a Party hereto and any Affiliate of a Party.

1.79     "VAT" means Georgian value added tax.

1.80     "Withholding Tax" is defined in Article 17.21.

1.81 "Wilful Misconduct" means, in relation to the Contractor or any Affiliate, an intentional or reckless disregard of any provision of this Contract or any Work Programme or Good Oilfield Practice not justifiable by an emergency or comparable special circumstance, but shall exclude any omission or error of judgement made by the Contractor or any Affiliate of the Contractor or any employee of the Contractor or its Affiliate in reasonable and good faith exercise of any function, authority or discretion conferred on the Contractor or its Affiliates under this Contract in relation to Petroleum Operations, in respect of which justification and exclusion the Contractor and Affiliate shall have the burden of proof.

1.82 "Work Programme" and "Work Programme and Budget" shall mean any work programme and work programme and Budget, which sets out proposed Petroleum Operations together with the associated Budget as the case may be, submitted to the Co-ordination Committee by the Contractor and approved, or deemed approved, by the Co-ordination Committee. Any Work Programme or Work Programme and Budget not yet so approved shall be referred to as a Draft Work Programme or Draft Work Programme and Budget.

                                    ARTICLE 2

                    SCOPE OF CONTRACT AND GENERAL PROVISIONS

2.1 The State hereby ratifies and confirms to the Contractor the License for its term, for the purpose and in accordance with the provisions of the Contract.

2.2 Subject to the terms and conditions of the Contract, the State hereby grants to the Contractor, (and Operating Company as herein provided), the exclusive rights to conduct Petroleum Operations in the Contract Area during the term of this Contract.

2.3 This Contract is an existing agreement for the purposes of the Petroleum Law as that term is defined in Article 1.36 thereof and shall enjoy any and all benefits attributed to it by Georgian law.

2.4 The Contractor shall be responsible to the State for the execution of all Petroleum Operations, including the activities of the Operating Company, all in accordance with the provisions of this Contract.

         The Contractor shall provide the financial and technical resources required for the execution of the Petroleum Operations, and its other obligations under this Contract. Subject to the other provisions of the Contract, in performing the Petroleum Operations, the Contractor shall conduct all operations diligently in accordance with Good Oilfield Practices and in compliance with applicable laws, rules and regulations.

         The Contractor may borrow funds from Third Parties and/or Affiliated Companies for the financing required for the investments necessary for Petroleum Operations. Finance Costs charged for such loans shall be recoupable as Costs and Expenses as provided in Article 11 and the Accounting Procedure.

2.5 Except as provided in Article 9.8.4, the Contractor shall be reimbursed for its investment and expenditures in connection with the conduct of Petroleum

         Operations not by way of reimbursement in cash, but only by receipt of its share of Petroleum from the Contract Area to which it may become entitled by way of Costs and Expenses from Cost Recovery Petroleum under Article 11 and other provisions of this Contract. If Cost Recovery Petroleum produced from Development Areas within the Contract Area is insufficient to reimburse the Contractor for Costs and Expenses incurred by the Contractor, the Contractor shall bear its own losses in respect of any shortfall.

2.6 Where the Contractor is more than one person or entity, any obligation of the Contractor hereunder shall be a joint and several obligation of all of the persons and entities who constitute the Contractor, except for the following which shall be a several obligation of each of said persons and entities: i) the obligation to pay Profit Tax or any other tax assessed and levied on profit or net income in accordance with
         Article 17; ii) the obligation to observe stipulations relating to confidentiality set out in Article 28, except in respect of their application to anything done or to be done by the Contractor in his capacity as such; and iii) the obligation to observe stipulations relating to foreign exchange set forth in Article 19, except in respect of their application to anything done or to be done by the Contractor in his capacity as such.

2.7 The State has appointed the State Agency as its representative for the purposes set out in Article 8 of the Petroleum Law and Georgian Oil as its representative for the purposes set out in Article 9 of the Petroleum Law, with right of substitution and removal, each to exercise the State functions and to perform the State obligations under the Contract as prescribed by the Petroleum Law and to enjoy the benefit as herein provided. The State will give notice to the Contractor of the appointment and removal and substitution of its representatives. The Contractor will be entitled to assume that each State Representative has full authority to represent the State for those State purposes under the Contract assigned to it according to the Petroleum Law, including those where herein specific reference is made to the State Representative.

                                    ARTICLE 3

                                  CONTRACT AREA

3.1 The Contract Area is as set out by the geographic location and co-ordinates described in Annex "B" attached hereto and delineated on the map which forms part thereof. The total area of the Contract Area may hereafter be reduced only in accordance with the provisions of this Contract.

3.2 Except as for all rights and authorisations necessary for the implementation of the provisions of this Contract, no right is granted in favour of the Contractor to the use or disposal of any other natural or man-made resources or aquatic resources other than as provided in
         Article 3.2 and Article 13.5. For the sake of clarity, it is understood that produced hydrocarbons and associated substances may be injected into underground reservoirs provided the purpose of such activity is to avoid discharge of deleterious substances into the environment or to enhance hydrocarbon recovery or to conserve hydrocarbons for which there is no immediate commercial market. It is also understood that certain waters may be utilised in the Petroleum Operations envisioned herein to enhance hydrocarbon recovery or process the hydrocarbons for sale.

3.3 Contractor shall have the right of free ingress and egress to and over the Contract Area over State lands and waters on, over, and adjoining the Contract Area for the purpose of Petroleum exploration, development, production, and removal. The State Agency will assist Contractor to obtain other necessary easements and rights of way.

3.4 Contractor may, subject to approval and permitting required by the laws and regulations of Georgia and to any contractual arrangements with third parties as necessary or convenient, re-inject Petroleum extracted from the Contract Area for operational reasons, including drilling, testing, re-working, or other activities to enhance or maintain the recovery of Petroleum or for storage of Petroleum for which there is no immediate market, and re-inject produced water and associated substances into underground reservoirs capable of commercial Petroleum production or other strata if the purpose of such activity is to avoid discharge of deleterious substances into the environment. Petroleum re-injected for operational purposes is not to be deemed as "produced". Petroleum produced from the Contract Area for which there is no immediate commercial market may be also re-injected into appropriate reservoirs or other strata, either on or off the Contract Area, for storage. Title to such stored Petroleum shall pass to the Parties at the Measurement Point at the time the stored Petroleum is withdrawn from storage and sold or otherwise disposed of. All obligations of the Parties to account for and to pay taxes or other obligations on or with respect to such stored Petroleum shall accrue at the time title passes.

                                    ARTICLE 4

                                  CONTRACT TERM

4.1 The term of the Contract shall continue from the Effective Date for a period of twenty years.

4.2 If in respect of any Development Area, Commercial Production, as set forth in a revised Development Plan, remains possible beyond the twenty year period specified in Article 4.1 the Contractor, after giving notice to Georgian Oil and the State Agency at least one (1) year prior to the end of such period, and after obtaining approval by the Co-ordination Committee of such revised Development Plan shall be entitled to have an extension of the term of this Contract with respect to such Development Area for an additional term of fifteen (15) years, or the producing life of the Development Area, whichever is lesser, subject to the approval of the State Agency, such approval not to be withheld unreasonably.

                                    ARTICLE 5

                                 RELINQUISHMENTS

5.1 Subject to Article 5.2, the Contractor shall select and relinquish portions of the Contract Area as follows:

         5.1.1 at least fifty percent (50%) of the Contract Area (excluding any Development Areas) remaining after the relinquishment in Clause 5.1.1, not later than the fifth anniversary of the Effective Date of this Contract, and

         5.1.2 at least fifty percent (50%) of the Contract Area (excluding any Development Areas) remaining after the relinquishment in Clause 5.1.2 occurs not later than the tenth anniversary of the Effective Date of this Contract, and

         5.1.3 at least fifty percent (50%) of the Contract Area (excluding any Development Areas) remaining after the relinquishment in Clause 5.1.3 occurs not later than the fifteenth anniversary of the Effective Date of this Contract, and

         5.1.4 the remainder of the Contract Area (excluding any Development Areas which are subject to an extension under Article 4.2) not later than the twentieth anniversary of the Effective Date of this Contract.

         5.1.5 the remainder of the Contract Area (if and to the extent the term of this contract is extended pursuant to the provisions of Article 4.2) not later than the thirty-fifth anniversary of the Effective Date of this Contract or the producing life of the Development Areas, whichever is the lesser.

5.2 Subject to the provisions of Article 5.1.6 and subject to the other provisions of this Article 5.2, the Contractor shall not be required pursuant to Article 5.1 to relinquish any portion of the Contract Area containing a Development Area.

         5.2.1 Following the expiration of five years from the declaration of a Development Area, all depths deeper than the deeper of (a) 100 meters below the total depth of the deepest well drilled within the Development Area, or (b) the base of the deepest interval from which a well has produced, shall cease to be included in the Development Area and shall be subject to relinquishment under this Article 5.

         5.2.2 The Development Areas identified in Article 8.10 shall be deemed to have been declared as Development Areas on the Effective Date of this Contract.

5.3 The Contractor shall furnish the State Agency with a description of the boundaries of the part of the Contract Area to be relinquished not less than ninety (90) Days in advance of the deadline for the relinquishment prescribed in Article 5.1. If the Contract is earlier surrendered or terminated, the Contractor shall provide such descriptions a minimum of 30 days before relinquishment.

         The relinquishment shall be in accordance with the requirements and obligations relating to site restoration, to the extent herein applicable, as set forth in any applicable law, rule or regulation in effect from time to time. The Contractor shall remain responsible for any losses, damages and liabilities arising under any claim, demand, action or proceeding arising from the conduct of Petroleum Operations prior to the date of the relinquishment in accordance with this Contract and any applicable laws, rules and regulations in effect at the time such Petroleum Operations are performed from time to time.

5.4 The area designated for relinquishment shall consist as far as practicable of rectangular blocks not less than five square kilometres in area and bounded by lines running due north and south and due east and west. The area designated for relinquishment need not consist of one contiguous tract. Contractor shall use its best efforts to designate non-contiguous tracts in such manner that subsequent Petroleum Operations on the relinquished tracts are not unreasonably impeded.

5.5 The Contractor may at any time relinquish voluntarily all or any part of the Contract Area. Article 5.4 shall apply to all voluntary relinquishments of a part only of the Contract Area. Any such voluntary relinquishment of less than all of the Contract Area shall be credited toward any subsequent relinquishment obligations hereunder. Notwithstanding anything to the contrary contained herein, no relinquishment of all or part of the the Contract Area shall relieve the Contractor of its obligations under Article 8, Minimum Woek Programme.

                                    ARTICLE 6

                             CO-ORDINATION COMMITTEE

6.1 For the purpose of providing the overall supervision and direction and ensuring the performance of the Petroleum Operations, Georgian Oil and the Contractor shall establish a Co-ordination Committee within forty-five (45) Days of the Effective Date.

6.2 The Co-ordination Committee shall comprise a total of six (6) members. Georgian Oil shall appoint a total of three (3) representatives and the Contractor shall appoint three (3) representatives to form the Co-ordination Committee. Georgian Oil and the Contractor shall each designate one of its representatives as its chief representative. All the aforesaid representatives shall have the right to attend and present their views at meetings of the Co-ordination Committee. Each representative shall have the right to appoint an alternate who shall be entitled to attend all meetings of the Co-ordination Committee. When a decision is to be made on any proposal, the chief representative (or in his absence, his alternate) from each Party shall be the spokesman on behalf of such Party and shall cast a single vote.

         The first chairman of the Co-ordination Committee shall be the chief representative of the Contractor (or his alternate) and the first vice chairman shall be the chief representative of Georgian Oil (or his alternate).

         The chairman of the Co-ordination Committee shall preside over meetings of the Co-ordination Committee, and in the absence of the chairman (or his alternate), the vice-chairman shall preside. Each Party may designate a reasonable number of advisors, who may attend, but shall not be entitled to vote at, Co-ordination Committee meetings. Such advisors may speak only with the permission of the chairman or vice-chairman.

         For the purposes of clarification and for the avoidance of any doubt, the chairman shall have no determinative casting vote.

6.3 A regular meeting of the Co-ordination Committee shall be held at least once each Calendar Quarter. The secretary to be designated pursuant to this Article shall be responsible for calling such regular meetings of the Co-ordination Committee and shall do so at the request of the chairman by sending a notice to the Parties. Other meetings, if necessary, may be held at any time at the request of Georgian Oil or the Contractor. In each case, the secretary shall give the Parties at least 30 Days notice (or such shorter period as the Parties may agree) of the proposed meeting date, the time and location of the meeting.

6.4      The Parties hereby empower the Co-ordination Committee to:

         6.4.1 review and approve any Work Programme, Budget, production schedule and lifting schedule proposed by the Contractor and any amendment thereof, and verify and supervise the accounting of costs and the conformity of the operating and accounting records with the terms of this Contract and Annexes "C" and "E" hereof;

         6.4.2 review and approve Development Plans, including the respective development operations and Budgets, and the demarcation of a Development Area, all after determining the commerciality thereof;

         6.4.3 approve or confirm the following specific items of procurement and expenditure:

                  i) approve procurement and purchase contracts of any item within a Budget with a unit price exceeding one hundred thousand US$ (US$100,000) or any single purchase order of total monetary value exceeding two hundred and fifty thousand US$ (US$250,000);

                  ii) approve a lease of equipment, or an engineering subcontract or a service contract within a Budget worth more than two hundred and fifty thousand US$ (US$250,000) in total; and

                  iii) confirm excess expenditures pursuant to Article 10.5
                       hereof and the expenditures pursuant to Article 10.6 hereof;

                  iv) Unless otherwise agreed by the Coordination Committee, every contract in excess of two hundred and fifty thousand US$ (US$250,000) should be negotiated and concluded by the Contractor rather than the Operating Company.

         6.4.4 review and approve the insurance programme proposed by the Contractor provided however, notwithstanding any such approval the Contractor shall be fully liable for the adequacy, sufficiency and suitability, as well as any shortcomings, of any such insurance programme;

         6.4.5 review and approve emergency procedures on safety and environmental protection; provided, however, that notwithstanding any such approval, the Contractor shall be fully liable for the adequacy, sufficiency and suitability, as well as any shortcomings, of such procedures, including their compliance with applicable laws, rules and regulations;

         6.4.6 review and approve personnel policies, selection and training programmes for the Contractor, to the extent it is performing Petroleum Operations in Georgia, and Operating Company. Without prejudice to the foregoing, it is accepted that part of the personnel policy of Contractor, to the extent it is performing Petroleum Operations in Georgia, and Operating Company shall be to give priority in the event of equal qualifications to Georgian citizens who may be former employees of Georgian Oil recommended by Georgian Oil, provided that the conduct of Petroleum Operations shall not be adversely affected and provided that candidates have the required level of skill and experience. In furtherance of the above, Georgian Oil will specifically offer nominations for the positions of General Director and Technical Director.

         6.4.7 deal with any other matters that have been proposed by any of the Parties to the Co-ordination Committee;

         6.4.8 review and approve any matter required to be submitted to relevant authorities of the State;

         6.4.9 review and approve the development work and methodology proposed by the Contractor or Georgian Oil;

         6.4.10 appoint sub-committees to meet from time to time to review and make recommendations concerning any aspect of Petroleum Operations, which the Co-ordination Committee thinks fit; and

         6.4.11   appoint an auditor for the Petroleum Operations pursuant to
                  Article 18.4.

6.5 Decisions of the Co-ordination Committee shall be unanimous. All decisions made unanimously shall be deemed to be formal decisions and shall be conclusive and equally binding upon the Parties.

6.6      In the event that the Co-ordination Committee fails to reach agreement:

         6.6.1 within thirty (30) Days of the date of submission, concerning the approval of any Work Programme or Budget submitted by the Contractor, the proposal of the Contractor will be deemed to have been approved and to be binding; provided, however, in the case of a Work Programme to give effect to the provisions of a Development Plan, it is consistent with the requirements of that Development Plan as approved or deemed to have been approved by the Coordination Committee;

         6.6.2 within ninety (90) Days from the date of submission, concerning the approval of a Development Plan submitted by the Contractor, or concerning a proposal submitted by the Contractor to amend a Development Plan, either Georgian Oil or the Contractor, or both of them jointly, may, in accordance with Article 30, refer the disagreement to a Sole Expert who will be asked to determine whether or not the Development Plan as submitted by the Contractor, or as the case may be, as amended in accordance with the Contractor's proposal, would satisfy the requirements relating to Development Plans set out in Article 9.

         6.6.3 A determination by a Sole Expert of a disagreement referred to him under Article 6.6.2 shall be final and binding on the Parties with effect that the proposal submitted by the Contractor to the Coordination Committee will be deemed to have been approved, or as the case may be, rejected, provided, however, that if the proposal seeking approval of a Development Plan is deemed to have been rejected the Contractor at its election shall either as soon as practicable after the determination of the Sole Expert has been communicated to the Parties submit an alternative proposal or inform Georgian Oil that the discovery to which the Development Plan relates is no longer considered by the Contractor to be commercial.

6.4 A matter which requires urgent handling may be decided by the Co-ordination Committee without convening a meeting, with the Co-ordination Committee making decisions through telexes, e-mail, or faxes or the circulation of documents, subsequently confirmed in writing by the chief representative from each party.

6.8 The Co-ordination Committee shall nominate a secretary, to record minutes of the meetings of the Co-ordination Committee. The secretary shall take a record of each proposal voted on and the results of such vote at each meeting of the Co-ordination Committee. Each representative of the Parties shall sign and be provided with a copy of such record at the end of such meeting. The secretary shall provide each Party with a copy of the minutes of each meeting of the Co-ordination Committee within thirty (30) Days after the end of such meeting. Each Party shall thereafter have a period of fifteen (15) Days to give notice of any objections to the minutes to the secretary. Failure to give notice within the said fifteen (15) Day period shall be deemed approval of those minutes. In any event the record of proposals voted on to be provided at the end of each meeting shall be conclusive and take precedence over the minutes. The Co-ordination Committee shall provide the State Agency with a copy of the approved minutes.

6.9 All costs and expenses incurred with respect to the activities of the Co-ordination Committee shall be paid or reimbursed by the Contractor and shall be Costs and Expenses in accordance with the Accounting Procedures.

                                    ARTICLE 7

                                OPERATING COMPANY

7.1 The Contractor and Georgian Oil shall re-register in Georgia their existing joint venture company Ioris Valley Oil and Gas as a juridical person having limited liability. The object of such company shall be to fulfil the functions of and act as Operating Company for Petroleum Operations (including, but not limited to, the employment and remuneration of staff) pursuant to the instructions of the Contractor and only in accordance with the technical, operational and management instructions of the Contractor, which shall be in accordance with Work Programmes and Budgets and Development Plans. The Contractor shall be fully liable for all actions and omissions of Operating Company performed or omitted within the scope of the above mentioned, it being agreed and understood the Operating Company is obligated to comply with the terms of this Contract and its Charter referred to below.

7.2      The Charter of the Operating Company will be as set forth in Annex E.

7.3 The Operating Company, pursuant to the instructions of the Contractor, which shall be in accordance with Work Programmes, Budgets and Development Plans, as approved by the Coordination Committee as herein provided, shall

         7.3.1 perform Petroleum Operations reasonably, economically and efficiently in accordance with such instructions

         7.3.2 assist the Contractor in preparation of the Work Programmes and Budgets and Development Plans;

         7.3.3 propose and, when approved by Contractor, undertake procurement of installations, equipment and supplies and enter into subcontracts and service contracts with service providers and vendors related to the Petroleum Operations;

         7.3.4 prepare and submit for approval to the Contractor a personnel training program and budget and carry out the same as approved by the Coordination Committee;

         7.3.5 keep and maintain accurate accounts in accordance with Georgian legislation and the Accounting Procedure;

         7.3.6 make necessary preparations for regular meetings of the Coordination Committee, and submit to the Coordination Committee information related to the matters to be reviewed and approved by the Coordination Committee; and

         7.3.7 assist the Contractor and Georgian Oil in the provision of reports to the Coordination Committee on Petroleum Operations.

7.4 The Operating Company shall provide all Parties with copies of all relevant data and reports pertaining to Petroleum Operations requested by such Parties.

7.5 The Operating Company shall conduct Petroleum Operations on a no profit no loss basis and in accordance with Good Oilfield Practices and in compliance with applicable laws, rules and regulations.

7.6 The Operating Company may use Petroleum produced from the area for the purpose of Petroleum Operations only in accordance with Good Oilfield Practice.

                                    ARTICLE 8

                             MINIMUM WORK PROGRAMME

8.1 The Contractor shall perform the Minimum Work Programme, as set forth in Article 8.2, and shall complete said Minimum Work Programme not later than 12 months after the Effective Date.

8.2      The Minimum Work Programme shall consist of:

         8.2.1 Within 12 months of the Effective Date, Contractor will undertake to shoot and process seismic at a cost of $1.25 million which may be up to 200 km of new data.

         8.2.2 Within 12 months of the Effective Date, the Contractor will carry out rehabilitation work in the Development Areas on the Samgori, Patardzeuli, South Dome and Krtsanisi Fields (outlined in red on the map in Annex B) to the value of $0.75 million.

         8.2.3 Within 18 months of the Effective Date, the Contractor will complete a technical and economic evaluation of all known oil or gas discoveries in the Contract Area. In the event that the Contractor concludes that any such discovery may result in a Commercial Discovery, then the procedures described in Article 9 shall apply. In the event that the Contractor concludes that any such discovery would not lead to a Commercial Discovery, then the area of the discovery shall be relinquished at the first opportunity, unless there is demonstrable prospectivity in horizons above or below the discovery horizon.

         8.2.4 Financing of the Minimum Work Programme will be guaranteed by a stand-by Letter of Credit for $2 million. The Letter of Credit will be made out in favour of the State Agency for payment not before 31st _______2002 according to either of the following terms and conditions:

                  (i) Default or partial default in execution of the Minimum Work Programme

                  (ii)     Termination of the Contract as per the provisions of
                           Article 29.2.2

                  The value of the Letter of Credit will be automatically reduced by the amount of any payment made by NPL on account of the Minimum Work Programme. All payments must be made by NPL's bank, make reference to the Letter of Credit, and be approved by the Co-ordination Committee and the State Agency.

8.3 After the completion of the acquisition of the initial seismic data (and additional seismic data, if deemed necessary by the Contractor), the Contractor may, within 18 Months of the Effective Date, present to the Coordination Committee an Exploration or Appraisal Programme, which, if necessary, may provide for the drilling of an exploration or appraisal well, the depth of such will be defined by the seismic data as determined by Contractor, and shall commence such Exploration or Appraisal Programme, as approved by the Coordination Committee, within 24 Months of the Effective Date.

                  8.4 If the Contractor fails to present such an Exploration or Appraisal Programme because the Contractor has determined that the seismic surveys have not defined one or more structures with sufficient commercial potential to justify at least an exploration or appraisal well of the type described above, then Georgian Oil and the Contractor shall discuss in good faith on how to proceed. If no agreement is reached concerning a mutually acceptable Exploration Programme then all the areas outside the Development Areas shall be relinquished within three (3) years

8.5 If an exploration well is drilled as aforesaid and the Contractor concludes therefrom that there are significant quantities of Petroleum which may result in a Commercial Discovery and gives a notice under
         Article 9.1, then the provisions of Article 9.2 shall apply.

8.6 Upon completion of an Exploration or Appraisal Programme which has resulted in the drilling of a well, the Contractor, at its option, shall have the right to continue an Exploration Programme in the Contract Area for two (2) years. If as a result of this additional Exploration Programme, the Contractor believes therefrom that there are not sufficient quantities of Petroleum to lead to a Commercial Discovery, then Georgian Oil and the Contractor shall discuss in good faith on how to proceed with further exploration under this Contract. Subsequently, if no agreement is reached concerning a mutually acceptable Exploration Programme then all the areas outside the Development Areas shall be relinquished within 3 (three) years. Notwithstanding anything to the contrary contained herein, if there exists a conflict in the provisions of this Article 8 and the relinquishment provisions required under Article 5.1, then the provisions of Article 5.1 shall prevail.

8.7 Commencing with the operations described in this Article, Contractor shall use its reasonable and diligent efforts to reduce the timing of the implementation of the operations consistent with Good Oil Field Practices.

8.8 Contractor shall, with respect to any report or proposal it submits to the Coordination Committee pursuant to this Article 8, submit a copy at the same time to Georgian Oil and to State Agency.

8.9 At the request of the State Agency, the Contractor agrees to meet with the State Agency for consultative purposes concerning regulatory issues related to Work Programmes.

8.10 It is agreed that the Samgori, Patardzeuli, South Dome and Krtsanisi Fields (outlined in red on the map in Annex B) are Development Areas as of the Effective Date.

8.11 The Contractor will diligently continue rehabilitation work in the Development Areas throughout the term of the Contract or until, in the Contractor's view, production declines to an uneconomic level, in order to achieve the most efficient rate of production for the fields. If the Contractor determines that production from such Development Areas has declined to an uneconomic level, then the Contractor shall immediately relinquish any such uneconomic Development Areas. Nothing in this
         Article 8.11 should prevent the Contractor suspending operations temporarily through cyclical falls in the price of oil or gas.

                                    ARTICLE 9

                            PROCEDURE FOR APPROVAL OF
                         APPRAISAL AND DEVELOPMENT PLANS

9.1 If the Contractor, following the drilling of any exploration well, concludes therefrom that there are significant quantities of Petroleum which may result in a Commercial Discovery, the Contractor will notify the Coordination Committee within 45 Days of the completion of the well that it intends to prepare an Appraisal Programme for presentation to the Coordination Committee. In addition to the foregoing the Contractor, should it wish to carry out appraisal work in any part of the Contract Area, shall present to the Coordination Committee a proposed Appraisal Programme. The proposed Appraisal Programme shall specify, in reasonable detail, the work proposed to be carried out by the Contractor, including seismic work, drilling of wells and technical studies, and the estimated timetable within which such work will be conducted, including commencement and completion dates.

9.2 The Contractor shall carry out the Appraisal Programme as approved or deemed to be approved by the Coordination Committee. Within ninety (90) Days after completion of such Appraisal Programme, the Contractor shall provide to the Coordination Committee a schedule describing the estimated completion of the laboratory and other studies' completion to enable Contractor to submit to the Coordination Committee a comprehensive evaluation report on the Appraisal Programme. Such evaluation report shall include, but not be limited to, geological conditions, such as structural configuration, physical properties and extent of reservoir rocks, pressure, volume and temperature analysis of the reservoir fluid, fluid characteristics, including gravity of liquid hydrocarbons, sulphur percentage, sediment and water percentage, and product yield pattern, Natural Gas composition, production forecasts (per well and per Reservoir), and estimates of recoverable reserves.

9.3      Together with any evaluation report submitted in accordance with
         Article 9.2 or at any other time together with a reasonably detailed report supporting one of the following statements, the Contractor shall submit to the Coordination Committee a written declaration, including one of the following statements:

         9.3.1 that the Contractor believes that Commercial Production from the Appraisal Area is feasible;

         9.3.2 that the Contractor believes that Commercial Production from the Appraisal Area is not feasible; or

         9.3.3 that Commercial Production can be determined only after further specified work that the Contractor commits to carry out under a further Appraisal Programme in specified areas within or outside the relevant Appraisal Area. The Contractor shall submit such an Appraisal Programme to the Coordination Committee within 90 days from submission of the above declaration.

9.4 In the event that the Contractor makes a statement under Article 9.3.3, the Contractor shall be entitled to retain the relevant Appraisal Area temporarily pending the completion with reasonable diligence of the further work committed by the Contractor under said Article, at which time the Contractor shall advise the Coordination Committee of its conclusion as to whether or not there is in fact a new Commercial Discovery and the provisions of Article 9.3.1 or Article 9.3.2 shall be applied accordingly.

9.5 If the Contractor states pursuant to Article 9.3.1 that it believes that Commercial Production is feasible, the Contractor shall submit to the Coordination Committee for review and approval a proposed Development Plan in respect of the relevant Commercial Discovery. The Development Plan shall be submitted within 3 to 12 months of such declaration, depending on the complexity of the development. The Contractor, with any assistance requested of the Operating Company, shall proceed promptly and diligently to prepare the Development Plan and, if the Development Plan is approved or deemed to be approved by the Coordination Committee as herein provided, implement it in accordance with Good Oilfield Practices.

9.6      The Contractor's proposed Development Plan to be submitted pursuant to
         Article 9.5 shall:

         9.6.1 contain the Contractor's proposal for the designation of the Development Area which shall, except in cases where the Contractor proposes in accordance with Good Oilfield Practices to develop Petroleum in an area or areas overlying proven or potential producing horizons which may or may not be subdivided into separate Reservoirs under a single Development Plan, be a single area not exceeding the lateral extent of the Reservoir in respect of which a statement has been made by the Contractor pursuant to article 9.3.1 together with a reasonable margin surrounding the periphery of that area;

         9.6.2 be prepared on sound engineering and economic principles in accordance with accepted standards prevailing in the international petroleum industry and designed to ensure:

                  (i) the economic recovery of Petroleum by the efficient, beneficial and timely use of the Petroleum resources of the Development Area;

                  (ii) protection for the environment taking account of any environmental impact assessment studies which may have been undertaken by or on behalf of the Contractor and under the laws, rules and regulations at the time Petroleum Operations are performed from time to time;

                  (iii) give details of the Contractor's proposals for the development and operation of the Development Area that Contractor believes will be required based on information available at the time, including details of:

                           - facilities and infrastructure which may be required up to the Measurement Point either within or outside the Development Area;

                           - production parameters, timing, number and location of wells;

                           - the facilities and infrastructure (including proposed locations) to be installed for production storage and loading of petroleum;

                           - an estimate of the overall costs of the relevant Petroleum Operations and estimates of the time required to complete each phase of the Development Plan;

                  (iv) provide a production forecast and indicate any other factor, including factors relating to the transportation and disposal of Petroleum, that would affect the economic and technical feasibility of the Development Plan;

                  (v) provide details of the Contractor's proposals for the employment and training of citizens of Georgia; and

                  (vi) include an abandonment and site restoration programme and a funding procedure for such programme in accordance with the requirements of Article 9.7.

9.7 Subject to the limitation set forth in Article 24.3, each abandonment and site restoration programme included in a Development Plan shall:

         9.7.1 describe removal and abandonment measures deemed necessary in accordance with Good Oilfield Practices following completion of production from the relevant Development Area together with an estimate of the costs thereof. The abandonment plan shall provide for the removal of facilities and equipment used in Petroleum Operations or their in place abandonment, if appropriate, in the Development Area and insofar as practical restoration of used areas to a condition as defined in the Development Plan. For the sake of clarity, it shall be understood that the intent is to restore, insofar as practical, to conditions which were shown in the environmental baseline studies referred to in Article 24.3; and

         9.7.2 establish in respect of the measures described in 9.7.1 above an abandonment and site restoration fund estimated from time to time to be sufficient to fund those measures and placed in a special interest bearing US$ account ("the Special Account"), to be held in the joint names of the State Agency and the Contractor and dedicated exclusively to meeting expenditures for abandonment and site restoration. Except as provided in Article 17.4 of the Petroleum Law, no taxes shall be imposed on any amounts paid into, received or earned by, or held in the Special Account and payments made into the Special Account by the Contractor shall be treated as expenses recoverable as Costs and Expenses.

9.8      Discharge of abandonment obligations:

         9.8.1 Unless, not later than one Year prior to date on which the rights of the Contractor under this Contract will terminate, the State has informed the Contractor by notice in writing that on termination another contractor, or Georgian Oil, will take over the Development Area as a going concern, the Contractor will be responsible for carrying out the abandonment and site restoration programme here in this Article described proceeding with all due diligence and in the event that the funds available in the special interest bearing account are insufficient for that purpose, will make up the shortfall.

         9.8.2 In respect of the obligations of the Contractor under Article 9.8.1, this Contract shall, notwithstanding the provision of
                  Article 4, remain in force until the Contractor has discharged those obligations in full, and for that purpose the provisions of Article 30 shall continue to be applicable.

         9.8.3 If the State gives the Contractor a notice of the kind referred to in Article 9.8.1 the Contractor shall have no further responsibility for carrying out the abandonment and site restoration programme and title to the funds in the Special Account shall vest exclusively in the State Agency.

         9.8.4    If the Contractor has discharged in full its obligations under
                  Article 9.8.1 and surplus funds remain in the Special Account after meeting the related costs, such surplus shall first be used to recover any unrecovered Costs and Expenses and any surplus shall be divided between the Contractor and Georgian Oil in proportions which correspond to the proportions in which the Contractor and Georgian Oil have shared cumulative Profit Oil.

9.9 Any significant changes to an approved Development Plan or proposals related to extension of a Development Area or for enhanced recovery projects shall be submitted to the Coordination Committee for approval.

9.10 Subject to the terms of this Contract, the Contractor shall carry out, at its own expense and financial risk, all the necessary Petroleum Operations to implement an approved Development Plan. However, if the Contractor is able to demonstrate to the reasonable satisfaction of the Coordination Committee that exploitation turns out not to be commercially profitable, the Coordination Committee shall decide on the steps to be taken as a consequence of such an event, and the Contractor shall not be obligated to continue implementation of the original Development Plan.

9.11 Contractor shall, with respect to any report or proposal it submits to the Coordination Committee pursuant to this Article 9, submit a copy at the same time to Georgian Oil and to the State Agency in compliance with the regulations of the State Agency in force from time to time.

9.12 At the request of the State Agency, the Contractor agrees to meet with the State Agency for consultative purposes concerning regulatory issues related to Work Programmes.

                                   ARTICLE 10

                       ANNUAL WORK PROGRAMMES AND BUDGETS

10.1 The Contractor shall be responsible for the procurement of installations, equipment and supplies and entering into contracts for the purchase of goods and services with Foreign Subcontractors and others required for Petroleum Operations, all in accordance with approved Annual Work Programmes and Budgets. Such activities may be delegated to the Operating Company.

10.2 Within ninety (90) Days after the Effective Date, the Contractor shall submit to the Co-ordination Committee for its approval an Annual Work Programme and Budget for the remainder of the then current Calendar Year and a forecast for the next succeeding Calendar Year.

10.3 Before 31 October in each Calendar Year, the Contractor shall prepare and submit to the Co-ordination Committee for its review a proposed Annual Work Programme and Budget for the next Calendar Year. Article
         6.4 shall apply to the approval of Annual Work Programmes and Budgets and modifications thereto.

10.4 In connection with the review and approval of an Annual Work Programme and Budget, the Contractor shall submit to the Co-ordination Committee such supporting data as may be requested by the Co-ordination Committee.

10.5 Subject to the provisions of Article 6.4, the Contractor may, in accordance with the following provisions, incur expenditures in excess of an approved Budget or expenditures outside an approved Budget in carrying out an approved Work Programme, provided that the objectives in the approved Work Programme are not substantially changed, subject to the following conditions:

         (i) In carrying out an approved Annual Work Programme the Contractor may, if necessary, incur excess expenditures of no more than ten percent (10%) of the approved Budget in any specified budgetary category. The Contractor shall report quarterly the aggregate amount of all such excess expenditures to the Co-ordination Committee for information.

         (ii) For the efficient performance of Petroleum Operations, the Contractor may, without approval, undertake certain individual projects which are not included in an approved Annual Work Programme and Budget, for a maximum expenditure of two hundred and fifty thousand US$ (US$250,000) per Calendar Year, but shall, within ten (10) Days after such expenditures are incurred, report to the Co-ordination Committee for information.

         (iii) Excess expenditures under this Article 10.5 shall not exceed five percent (5%) of the approved or modified annual Budget for the Calendar Year. If such excess is expected to be in excess of said five percent (5%) of the approved total annual Budget, the Contractor shall present its reasons therefor to the Co-ordination Committee and obtain its approval prior to incurring such expenditures.

10.6 In case of emergency, the Contractor (or the Operating Company on behalf of the Contractor) may incur emergency expenditures for the amount actually needed but shall report such expenditures to the Co-ordination Committee as soon as practicable after they are made. Such emergency expenditures shall not be subject to Article 10.5 above.

10.7 Except as provided otherwise in this Contract, Petroleum Operations will only be performed in accordance with an approved or modified Annual Work Programme and Budget.

                                   ARTICLE 11

                 ALLOCATION OF PRODUCTION, RECOVERY OF COSTS AND
                EXPENSES, PRODUCTION SHARING, AND RIGHT OF EXPORT

11.1 The Contractor shall provide or procure the provision of all resources, including funds, required to conduct Petroleum Operations under approved Annual Work Programmes under this Contract, except as otherwise provided in this Contract, and the Contractor shall be entitled to recover its Costs and Expenses from Petroleum produced from the Contract Area as provided below.

11.2     Prior Costs and Expenses and Prior Cost Recovery Petroleum

         11.2.1 Cost and Expenses incurred by the Contractor or IVOG in connection with Petroleum Operations prior to the Effective Date and summarised in Annex F shall be deemed to be Costs and Expenses for the purposes of this Contract and shall be deemed to be incurred on the Effective Date and shall be fully recoverable from Cost Recovery Petroleum in accordance with the provisions of this Contract.

         11.2.2 Costs and Expenses incurred by the Contractor between 1 January 2000 and the Effective Date, but not included in Annex F, shall be audited as soon as possible thereafter. Subject to approval by the Co-ordination Committee and the State Agency, such Costs and Expenses shall be deemed to be Costs and Expenses for the purposes of this Contract and shall be deemed to be incurred on the Effective Date and shall be fully recoverable from Cost Recovery Petroleum in accordance with the provisions of this Contract.

         11.2.3 Cost Recovery Petroleum taken by the Contractor in connection with Petroleum Operations prior to the Effective Date and summarised in Annex F shall be deemed to be Cost Recovery Petroleum for the purposes of this Contract and shall be deemed to have been taken on the Effective Date

11.3 The Contractor shall have the right to use free of charge Petroleum produced from the Contract Area to the extent required for Petroleum Operations under the Contract. The amount of Petroleum which the Contractor shall be entitled to use for Petroleum Operations shall not exceed the amount which would be expected to be used in accordance with international Petroleum industry practice in the exercise of Good Oilfield Practices. For the avoidance of doubt, such Petroleum shall be used only for the benefit of Petroleum Operations and not for the personal gain of any Party.

11.4 Available Crude Oil and Available Natural Gas shall be measured at the applicable Measurement Point and allocated as set forth below in Articles 11.5 and 11.10.

11.5 The Contractor shall be entitled to recover all Costs and Expenses incurred in respect of Petroleum Operations from a maximum of fifty percent (50%) per Calendar Quarter of all Available Crude Oil and Available Natural Gas from the Contract Area (hereinafter referred to as Cost Recovery Crude Oil and Cost Recovery Natural Gas, as the case may be).

         Recovery of Costs and Expenses shall be in a manner consistent with the Accounting Procedure and Article 11.6.

11.6 Costs and Expenses shall be recoverable from Cost Recovery Petroleum on a first in, first out basis (i.e. Costs and Expenses incurred will be recovered according to the date they were incurred, earliest first and measured in US$ in accordance with Article 18.1) and shall be calculated on a Calendar Quarter basis.

11.7 To the extent that in a Calendar Quarter outstanding recoverable Costs and Expenses related to the Contract Area exceed the value of all Cost Recovery Crude Oil and Cost Recovery Natural Gas for such Calendar Quarter, the excess shall be carried forward for recovery in the next succeeding Calendar Quarters until fully recovered, but in no case after termination of the Contract. In amplification of the foregoing a full audit shall be undertaken in every Calendar Year to ensure compliance, among other matters, with the principles of Article 11.5.

11.8 Recovery of Costs and Expenses shall be achieved by transferring to a Party at the Measurement Point title to quantities of Cost Recovery Petroleum of equivalent value (determined in accordance with Article
         12) to the Costs and Expenses to be recovered in accordance with this
         Article 11. [No change]

11.9 To the extent that the value of Cost Recovery Petroleum received by a Party from the Contract Area during a Calendar Quarter is greater or less than the Party was entitled to receive for that Calendar Quarter, an appropriate adjustment shall be made in accordance with the Accounting Procedure in the subsequent Calendar Quarters.

11.10 Following recovery of Costs and Expenses from Cost Recovery Petroleum in each Calendar Quarter in accordance with the provisions of this
         Article 11, the remaining Petroleum, including any portion of Cost Recovery Petroleum not then required or available for recovery of Costs and Expenses (hereinafter referred to as "Profit Oil" or "Profit Natural Gas") shall be allocated in each Calendar Quarter between Georgian Oil and the Contractor as follows:

         11.10.1 Fifty percent (50%) of the Profit Oil (and Profit Natural Gas) resulting from Petroleum Operations will be allocated to Georgian Oil and fifty percent (50%) to the Contractor, so long as the cumulative Costs and Expenses, plus finance costs incurred by the Contractor exceed the value of the cumulative Cost Recovery Petroleum, cumulative Profit Oil and cumulative Profit Natural Gas given to the Contractor, calculated from the Effective Date to the end of the prior quarter.

         11.10.2 If at any time the value of the cumulative Cost Recovery Petroleum, cumulative Profit Oil and cumulative Profit Natural Gas delivered to the Contractor exceeds the cumulative Costs and Expenses, plus interest incurred by the Contractor (but excluding interest already included in Costs and Expenses and excluding interest on interest), then seventy percent (70%) of the Profit Oil (and Profit Natural Gas) resulting from Petroleum Operations will be allocated to Georgian Oil and thirty percent

                  (30%) to the Contractor, calculated from the Effective Date to the end of the prior quarter.

11.11 Notwithstanding Articles 11.5 and 11.10, when the value of the cumulative Cost Recovery Petroleum, cumulative Profit Oil and cumulative Profit Natural Gas delivered to the Contractor exceeds the cumulative Costs and Expenses, plus finance costs incurred by the Contractor, and calculated from the Effective Date to the end of the prior quarter, then Georgian Oil will be entitled to receive, as a priority, up to 250,000 tons of oil (or oil equivalent) from a maximum of fifty percent (50%) per Calendar Quarter of all Available Crude Oil and Available Natural Gas from the Contract Area (the Base Level Oil).

         11.11.1 During the period that Base Level Oil is being delivered to Georgian Oil, the Contractor shall be entitled to recover all Costs and Expenses, calculated from the Effective Date to the end of the prior quarter incurred in respect of Petroleum Operations, as Cost Recovery Petroleum from a maximum of fifty percent (50%) per Calendar Quarter of the remaining Available Crude.

         11.11.2 During the period that Base Level Oil is being delivered to Georgian Oil, after delivery of Base Level Oil and Cost Recovery Petroleum the remaining Available Crude Oil and Available Natural Gas resulting from Petroleum Operations in the Contract Area will be allocated as Profit Oil (and Profit Natural Gas) with fifty percent (50%) being delivered to Georgian Oil and fifty percent (50%) being delivered to the Contractor.

11.12 The Contractor shall prepare and provide to Georgian Oil and the State Agency not less than ninety (90) Days prior to the beginning of each Calendar Quarter a written forecast setting out the total quantity of Petroleum that the Contractor estimates can be produced and saved hereunder during each of the next four (4) Calendar Quarters in accordance with Good Oilfield Practices and the Annual Work Programme approved in accordance with
         Article 10.

11.13 Crude Oil, whether as Cost Recovery Petroleum or as Profit Oil, shall be measured at the Measurement Point for purposes of the Contract and delivered to Georgian Oil and Contractor who as owners shall take in kind, assume risk of loss and separately dispose of their respective entitlements of Crude Oil. All Natural Gas shall be sold on a jointly committed basis or as otherwise provided in accordance with Article 16 of this Contract.

11.14 For the avoidance of any doubt, title to their relevant shares of Petroleum shall pass from the State to Georgian Oil and Contractor as appropriate at the Measurement Point and the Operating Company will have no title to any Petroleum.

         Georgian Oil and the Contractor shall agree on procedures for taking volumes of Crude Oil corresponding to their respective entitlements on a regular basis and in a manner that is appropriate having regard to the respective destinations and uses of the Crude Oil, all in accordance with the provisions of this Contract. If necessary, Georgian Oil and the Contractor will enter into a lifting agreement setting out the agreed procedures for taking volumes of Crude Oil, and such agreement shall comply with the principles of Good Oilfield Practices.

         Details of all Costs and Expenses approved as herein provided shall be given by the Contractor to the State Agency and Georgian Oil on a quarterly basis.

                                   ARTICLE 12

                       CRUDE OIL AND NATURAL GAS VALUATION

12.1 The value of Crude Oil that constitutes Cost Recovery Crude Oil and is sold by Contractor to Third Parties in "fairly valued" transactions shall be the net realised price (i.e., after deducting commissions and brokerages) ex works at the Measurement Point. The sale is "fairly valued" if

         (i)      the price is the sole consideration for the sale; and

         (ii) the terms of the sale are not affected by any commercial relationship, other than that created by the contract of sale itself, between the seller or an Affiliate and the buyer or an Affiliate; and

         (iii) the seller or an Affiliate does not have any interest in the subsequent resale or disposal of the Crude Oil or any product derived therefrom.

12.2 It is the intent of the Parties that the value of Cost Recovery Petroleum that is sold by Contractor other than to Third Parties in "fairly valued" transactions shall reflect the prevailing international market price for Crude Oil saved and sold from the Contract Area ex works the Measurement Point. For the purpose of determining the value and allocation of Cost Recovery Petroleum taken and disposed of by the Parties and/or their assignees under this Contract during each Calendar Quarter, Georgian Oil and the Contractor shall agree upon a basket of no more than four (4) Crude Oils freely traded in international markets, and the value of Cost Recovery Petroleum shall be adjusted to reflect the weighted average daily f.o.b. prices for term contract sales from Petroleum producing countries in international markets for the same Calendar Quarter of such basket of Crude Oils, it being understood that the following principles will apply:

         (i) Each of such basket marker Crude Oils shall originate from the closest geographic location to the Contract Area as possible and have the same primary geographic market as the Contract Area Crude Oil being valued. The weighted average of the basket shall be such that the average gravity, sulphur content and product yield of the basket and the average gravity, sulphur content and product yield of the Crude Oil produced under this Contract shall approximate each other as nearly as is possible; and

         (ii) The prices for individual referenced Crude Oil markers used within the basket shall be based upon the numerical average of a daily report of the actual price for each referenced Crude Oil marker as published in agreed internationally recognised publications; and

         (iii) Adjustment provisions will be incorporated into the basket formula to take account of transportation costs and location differentials between the marker basket of Crude Oils and the Crude Oil produced under this Contract arriving at a designated sales point (where the sales point is not the Measurement Point) and to take account of gravity and sulphur content variation beyond a pre-agreed range; and

         (iv) Contractor's third party fairly valued sales prices received for Crude Oil produced under this Contract shall be the basis used to determine appropriate changes to the adjustments set out in (iii) above;

         (v) Unless agreed otherwise, the last calculated weighted average basket price shall serve as the provisional price for a Calendar Quarter until a new price is determined.

12.3 In the event that Georgian Oil and the Contractor are unable to agree upon the basket of Crude Oils envisaged in Article 12.2 above, or the principles relating thereto, then either Georgian Oil or the Contractor or both of them jointly may pursuant to Article 30, refer the matter or matters in issue for determination by a Sole Expert. Pending such determination, the price shall be as determined under Article 12.2 (iv) above.

12.4 Natural Gas shall be valued at the actual revenues received by Contractor less transportation, storage, treatment, processing, liquefaction and all other associated costs incurred by the Contractor beyond the Measurement Point in supplying Natural gas to customers beyond the Measurement Point. If the Contractor bears the cost of installing and operating the pipeline required to transport Natural Gas produced from the Contract Area to the market for such Natural Gas and such pipeline is located downstream of the Measurement Point, the Contractor shall be entitled to deduct a tariff from the sales price of the Natural Gas for the purpose of determining the value of Cost Recovery Petroleum. The tariff associated with such natural gas pipeline shall be computed on the basis of the investment incurred in such pipeline, the operating costs of such pipeline and a reasonable return on Contractor's investment.

                                   ARTICLE 13

            ANCILLARY RIGHTS OF THE CONTRACTOR AND OPERATING COMPANY

13.1 The State and Georgian Oil shall provide or otherwise procure access for the Contractor to all existing facilities and infrastructure, which is available on an open access basis for private commercial purposes, which for the sake of clarification does not include such facilities or infrastructure subject to contractual or treaty obligations or restrictions, in the Contract Area owned by the State or Georgian Oil necessary for the purpose of carrying out Petroleum Operations during the term of the Contract. Such access shall be on terms as regards access and tariffs no less favourable than the best terms then being offered to other private commercial Third Parties namely non-State owned entities, for comparable usage.

13.2 Provided that Georgian Oil and the State Agency are provided with copies of the following data, the Contractor shall, subject to the confidentiality provisions herein provided, have the right to use, reproduce, reprocess and export all existing geoscience, engineering, environmental and geodetic data (including magnetic tapes and films), maps, surveys, reports, and studies it deems necessary to carry out Petroleum Operations hereunder, including, but not limited to, magnetic surveys, seismic surveys, well logs and analysis, core analysis, well files, geological and geophysical maps and reports, reservoir studies, reserve calculations, accurate geodetic co-ordinates for the location of all wells and seismic lines and all other pertinent data relative to the Contract Area. Georgian Oil and the Contractor may sell such data, subject to the approval of the Co-ordination Committee and the prior consent of the State Agency and, in the event of such approval, subject to the entering into of a confidentiality agreement on terms comparable to those herein set forth by the purchaser thereof. The proceeds from any such sale shall be shared in accordance with the provisions of
         Article 11.10.

13.3 The Contractor shall have the right within the Contract Area to conduct all geoscience, engineering, environmental and geodetic studies it deems necessary to carry out Petroleum Operations hereunder. Said studies may include, but are not limited to, seismic surveys, magnetic surveys, global positioning surveys, aerial photography, and the collection of soil/water/oil/gas/rock samples for scientific and environmental studies. The Contractor shall be granted access to and/or permission to fly, subject to obtaining appropriate consents (which will not be unreasonably withheld or delayed), over the Contract Area to conduct said studies. The Contractor shall have the right to import equipment and supplies necessary to conduct said studies as well as the right to export data, film and samples, subject to the provisions of
         Article 13.2, to laboratories outside the State to conduct such studies.

13.4 The agents, employees, and personnel of the Contractor or the Subcontractors, may enter or leave the Contract Area and have free access, within the scope of their functions, to all installations put in place by the Contractor or otherwise utilised in Petroleum Operations and to installations used for Petroleum Operations outside the Contract Area.

13.5 Subject to applicable laws, rules and regulations, as herein provided, including the prior approval of any appropriate State bodies as well as any local governmental bodies, and the approval of the Coordination Committee to a draft Work Programme describing the utilisation hereinbelow contemplated and the Development Plan and the agreement of relevant landowners, the Contractor shall have the right to utilise the upper soil, mature timber, clay, sand, lime, gypsum and stones other than precious stones, and any other similar substances, necessary for the performance of Petroleum Operations. The Contractor, subject as aforesaid, may utilise the surface and subsurface water necessary for Petroleum Operations on condition that reasonable efforts are taken to minimise potentially adverse effects on irrigation and navigation, and that land, houses and the watering places are not adversely affected.

13.6 Subject to applicable laws, rules and regulations, as herein provided, including the prior approval of any appropriate State bodies as well as any local governmental bodies, obtained through the State Agency, which shall not be unreasonably withheld, and the approval of the Coordination Committee to a draft Work Programme describing the utilisation hereinbelow contemplated and the Development Plan and the agreement of relevant owners, the Contractor, to the extent necessary for the performance of the Petroleum Operations, may clear land, dig, pierce, drill, construct, operate and maintain pits, tanks, wells, trenches, excavations, dams, canals, water pipes, reservoirs, maritime storage facilities, primary distillation units, separating units for first oil extraction, sulphur factories and other Petroleum producing facilities, as well as pipelines, pumping stations, compressor stations, generator units, power plants, high voltage lines, telephone, telegraph, radio, internet connections, and any other means of public or private communication (including satellite communication systems), warehouses, offices, personnel housing, hospitals, schools, docks, harbours, dikes, jetties, dredges, breakwaters, underwater piers and other installations, ships, vehicles, railroad cars, roads, bridges, ferry-boats, airplanes, airstrips and other means of transportation, garages, hangars, maintenance and repair shops.

13.7 It is recognised by the Parties that in order to maximise the benefit of Petroleum Operations to the State, Georgian Oil and the Contractor, it is in the interests of the State to promote cooperation among Georgian and foreign enterprises carrying on Petroleum Operations in Georgia to share infrastructure in such a manner as to ensure efficient operation among themselves. The State Agency and Georgian Oil, at their discretion, hereby agree to seek to promote, using reasonable efforts under the circumstances, subject to contractual commitments, treaty obligations and the rights of Third Parties, access for the Contractor to any existing, new or modernised pipelines or other infrastructure including sea ports and rail terminals, passing through or in Georgia which may be constructed or upgraded during the term of the Contract on terms with regard to access and tariffs no less favourable than the then prevailing terms available to private commercial Third Parties, namely non-State owned or controlled entities, for comparable usage, excluding any contractors or participants of said construction or upgrading.

13.8 The Contractor shall be entitled to bring Foreign Employees into Georgia in connection with the performance of Petroleum Operations. The entry into Georgia of such personnel is hereby authorised, and the State shall issue at the Contractor's request the required documents, such as entry and exit visas, work permits and residence cards, subject to the normal procesures of Georgian law. At the Contractor's request, the State shall facilitate all immigration formalities at the points of exit and entry into Georgia for the employees and family members of the Contractor, its Affiliates and Subcontractors. The Contractor (or the Operating Company on its behalf) shall contact the appropriate offices of the State to secure the necessary documents, and to satisfy the required formalities.

13.9 All employees working within the scope of Petroleum Operations shall be placed under the authority of the Contractor, as herein set forth, its Affiliates, or its Subcontractors or Operating Company, each of which shall act individually in their capacity as employers. The works, hours, wages, and all other conditions relating to their employment shall be determined by the relevant employer of such employees. In relation to employees who are citizens of Georgia their employment shall be in accordance with Georgian law. To the extent that any Foreign Employees are engaged under a contract subject to Georgian law, that contract shall comply with the provisions of Georgian law. The Contractor, taking into account Article 6.5.6, or its Affiliates, and its Subcontractors and Operating Company, however, shall enjoy full freedom in the selection and assignment of their employees.

                                   ARTICLE 14

                        ASSISTANCE PROVIDED BY THE STATE

14.1 To enable the Contractor to properly carry out the Petroleum Operations as set forth in Work Programmes and Development Plans, the State shall, in good faith, provide reasonable assistance to help the Contractor to:

         (i) secure the approvals or permits needed to conduct such Petroleum Operations and open bank accounts (for both local and foreign currency) in Georgia;

         (ii) provide for Foreign Exchange conversion in accordance with the principles set out in Article 19.7 of this Contract;

         (iii) obtain office space, office supplies, transportation and communication facilities and make arrangements for accommodations as required;

         (iv)     facilitate any custom formalities;

         (v) provide, in accordance with Article 13.8 and subject to the normal provisions of Georgian law, entry and exit visas and work permits for Foreign Employees and their family members of the Contractor, its Affiliates and Foreign Subcontractors, who are not citizens of Georgia, who come to Georgia for the implementation of the Contract and to provide assistance for their transportation, travel and medical facilities whilst in Georgia;

         (vi) provide necessary permissions to send abroad documents, data and samples for analysis or processing related to such Petroleum Operations;

         (vii) contact and instruct appropriate departments and ministries of the State and any other bodies controlled by the State to do all things, within and according to their authority, necessary to help expedite such Petroleum Operations;

         (viii) provide permits, approvals, and land use rights, in accordance with applicable rules and regulations, requested by the Contractor for the construction of bases, facilities and installations for use in conducting such Petroleum Operations; and

         (ix) provide to the Contractor existing data and samples concerning the Contract Area useful for the conduct of such Petroleum Operations, other than those produced as a result of Petroleum Operations hereunder.

14.2 The State may charge as Administrative Fees for such assistance such reasonable amounts as may be customary for the provision of such services, but in no event shall such charges be in excess of charges applicable to Third Parties for comparable service or assistance. It is also understood that with respect to a number of matters such as the conversion of currency and the provision of accommodations, for example, the State may also have to secure the services of private Third Parties.

14.3 Notwithstanding anything in this Contract to the contrary, the Contractor agrees to pay the fees described in Article 14.2 to the State Agency, together with reimbursement to the State Agency for all direct expenses incurred by it in preparing and making necessary applications to ministries, state agencies and other governmental authorities in the course of obtaining permits and approval required for the Contractor and/or the Operating Company to conduct Petroleum Operations. Such direct expenses may include the cost of retaining experts to review or prepare technical submissions (e.g., environmental or engineering data). But in no event shall the State Agency charge for additional compensation, if any, to its personnel for performing such services. Other direct expense items shall include, but not be limited to, copying or printing of applications and supporting data submitted to other governmental bodies, transportation and hall rental for public hearings required by laws or authorities other than those of the State Agency itself, and similar items that the State Agency cannot reasonably provide through its own resources.

14.4 Fees and direct expenses paid under Articles 14.2, 14.3 and 14.5 shall be treated as Costs and Expenses for the purposes of determining Cost Recovery Petroleum.

14.5 The contractor pays regulatory fee to the State Agency for Regulation of Oil and Gas Resources, in the amount of USD 150.000, the half of the sum shall be paid by the time of signing the PSA and the second half within the 12 month of the effective date, the management, coordination, monitoring, control and supervision by the State Agency also covering of the costs related to the implementation of the competence envisaged by the present Agreement and Georgian legislation.

14.6 Contrctor shall pay all fees and charges in compliance with the normative acts promulgated by the State Agency, provided that such fees and charges are not discriminatory with respect to the Contractor. Such fees and charges shall be Costs and Expenses for the purposes of determining Cost Recovery Petroleum.

                                   ARTICLE 15

                            MEASUREMENT OF PETROLEUM

15.1 All Petroleum produced, Saved and not used in the Petroleum Operations in accordance with Article 11.3 shall be measured at the Measurement Point. Georgian Oil and State Agency shall be afforded access to the Measurement Point by Contractor as long as such access does not significantly interfere with Petroleum Operations.

15.2 The Measurement Point shall be at the end of the facilities for which the costs are included as Costs and Expenses. The Measurement Point shall be determined in accordance with the provisions set out in Articles 9 and 11.

15.3 All Petroleum shall be measured in accordance with standards generally acceptable in the international Petroleum industry and certified Georgian standards. All measurement equipment shall be installed, maintained and operated by the Contractor. The Contractor and Georgian Oil and State Agency shall be entitled periodically to inspect the measuring equipment installed and all charts and other measurement or test data at all reasonable times. The accuracy of measuring equipment shall be verified by tests at regular intervals and upon request by State Agency or Georgian Oil or the Contractor, using means and methods generally accepted in the international Petroleum industry.

15.4 Should a meter malfunction occur, the Contractor shall immediately have the meter repaired, adjusted and corrected and following such repairs, adjustment or correction shall have it tested or calibrated to establish its accuracy. Upon the discovery of metering error, the Contractor shall have the meter tested immediately and shall take the necessary steps to correct any error that may be discovered.

15.5 In the event a measuring error is discovered, the Contractor shall use all reasonable efforts to determine the correct production figures for the period during which there was a measuring error and correct previously used readings. The Contractor shall submit to the Co-ordination Committee and State Agency a report on the corrections carried out. In determining the correction, the Contractor shall use, where required, the information from other measurements made inside or outside the Development Area. If it proves impossible to determine when the measuring error first occurred, the commencement of the error shall be deemed to be the point in time halfway between the date of the last previous test and the date on which the existence of the measuring error was first discovered.

15.6 All measurements for all purposes in this Contract shall be adjusted to standard conditions of pressure at sea level and temperature at sixty
         (60) degrees Fahrenheit.

                                   ARTICLE 16

                                  NATURAL GAS

16.1     Associated Natural Gas

         16.1.1 Associated Natural Gas produced within the Contract Area shall be used primarily for purposes related to the Production Operations and production enhancement, including, without limitation, oil treating, gas injection, gas lifting and power generation.

         16.1.2 Based on the principle of full utilisation of the Associated Natural Gas and with no impediment to normal production of the Crude Oil, any Development Plan shall include a plan of utilisation of Associated Natural Gas. If there is any excess Associated Natural Gas remaining in any Oil Field after utilisation pursuant to Article 16.1.1 (hereafter referred to as "Excess Associated Natural Gas"), the Contractor shall carry out a feasibility study regarding the commercial utilisation of such Excess Associated Natural Gas.

                  If Georgian Oil and the Contractor agree that Excess Associated Natural Gas has no commercial value, then such Natural Gas shall be disposed of by the Contractor through reinjection, venting, flaring or otherwise as may be provided in an approved Development Plan, and subject to approval from the State Agency.

                  If Georgian Oil and the Contractor agree that Excess Associated Natural Gas has commercial value, they will endeavour to enter into gas sales agreement(s) and/or other commercial and/or technical arrangements with Third Parties required to develop such Natural Gas. Investments in the facilities necessary for production, transportation and delivery of Excess Associated Natural Gas shall be made by the Contractor.

                  If either Georgian Oil or the Contractor considers that Excess Associated Natural Gas has commercial value while the other considers that Excess Associated Natural Gas has no commercial value, the one who considers Excess Associated Natural Gas to have commercial value may utilise such Excess Associated Natural Gas, at its own cost and expense and without impeding the production of Crude Oil and without affecting the shares of Crude Oil and Natural Gas otherwise to be allocated under the other provisions of this Contract, but if such Excess Associated Natural Gas is not so utilised at any time or from time to time, then such Excess Associated Natural Gas shall be disposed of by the Contractor, in a manner approved by the State Agency.

         16.1.3 Investments made in conjunction with the utilisation of both Associated Natural Gas and Excess Associated Natural Gas, together with investments incurred after approval of a Development Plan in carrying out feasibility studies on the utilisation of Excess Associated Natural Gas, shall be Costs and Expenses.

16.2     Non-associated Natural Gas

         16.2.1 When any Non-associated Natural Gas is discovered within the Contract Area, the Contractor may present proposals for appraisal and development as follows:

                  After Non-associated Natural Gas has been discovered within the Contract Area, the Contractor shall present to the Co-ordination Committee, a report, including, without limitation, an initial estimate of the boundaries of the Non-associated Natural Gas Reservoir and a range of recoverable reserves.

                  The Contractor shall be required to decide whether to submit an Appraisal Programme as soon as is practical in all the circumstances but not later than thirty-six (36) Months from the date of the submission of the discovery report.

                  If the Contractor commits to an approved Appraisal Programme for the Non-associated Natural Gas Reservoir, delineation and review of the potential of the Non-associated Natural Gas Reservoir will continue for a period not longer than three (3) Years from the Approval of the Appraisal Programme. During the review period and the period of the Appraisal Programme, the Contractor shall maintain all rights and interests in the relevant portion of the Contract Area.

                  The expenses incurred by the Contractor in carrying out the said review, evaluation and Appraisal Programme shall be Costs and Expenses.

         16.2.2 Following the completion and review of the Appraisal Programme, the Contractor shall submit an appraisal report to the Co-ordination Committee and may submit a Development Plan for approval in accordance with Article 9.5. Georgian Oil and the Contractor shall also endeavour to finalise Gas Sales Contract(s) and other agreements necessary for the commercial exploitation of such Non-associated Natural Gas.

         16.2.3 Unless otherwise agreed between the Contractor and Georgian Oil, all Non-associated Natural Gas (and excess Associated Natural Gas) produced from the Contract Area under a Development Plan which has been approved, or deemed to have been approved, by the Co-ordination Committee shall be sold by the Contractor on its own behalf and as agent for Georgian Oil on a joint dedicated basis on terms common to both Parties. Every such agreement shall require the express approval of Georgian Oil which shall not be unreasonably withheld. Georgian Oil may engage independent experts, as proper and reasonable, to make the necessary examination of any such agreement the costs of which shall be reimbursed to Georgian Oil by the Contractor and shall constitute Costs and Expenses.

         16.2.4   Where Non-associated Natural Gas (or excess Associated Natural
                  Gas) is sold by the Contractor on a joint dedicated basis pursuant to Article 16.2.3, the provisions of Article 11, relating to the allocation of Petroleum for recovery of costs and production sharing, shall apply to the distribution of the proceeds from the sale of Non-associated Natural Gas with effect that Georgian Oil and the Contractor shall have title in undivided shares to the Non-associated Natural Gas available for sale on a joint dedicated basis and will hold those shares in undivided proportions equal to the proportions in which during that period they were entitled to share available Petroleum. Accordingly the net proceeds from the sale on a joint dedicated basis of Non-associated Natural Gas in any given period shall be divided between Georgian Oil and the Contractor in the proportions in which they had title to the Non-associated Natural Gas sold.

         16.2.5 The production period for any Non-associated Natural Gas within the Contract Area shall be a period equal to the greater of the term of the Gas Sales Contract(s) or other commercial Natural Gas agreement for such Non-associated Natural Gas and twenty-five (25) consecutive Years beginning on the date of commencement of Commercial Production of such Non-associated Natural Gas. Such period shall not exceed the maximum term of the Contract, plus any extensions permitted under Article 4,2. Georgian Oil and the Contractor shall endeavour to conclude Gas Sales Contract(s) and implement a Development Plan for Non-associated Natural Gas so as to deplete each Reservoir within its production period and within the term of this Contract, subject always to the application of Good Oilfield Practices.

         16.2.6 In the event that the development of Non-associated Natural Gas appears to be uneconomic under the provisions of this Contract, the Parties shall meet to discuss amending the terms of this Contract. In the event the

                  Parties are unable to agree upon modifications to make development, production, and marketing of a Non-associated Natural Gas discovery economic to the Contractor, the State and Georgian Oil agree that they will not enter into any arrangements for the development of such Non-associated Natural Gas discovery with any Third Parties under less favourable terms to the State and Georgian Oil than the Contractor's last offer under the negotiations above, without first offering such development and terms to the Contractor. State and Georgian Oil shall notify Contractor in writing within thirty (30) days of receipt of any such offer, giving the full details of such offer. Contractor shall have one hundred eighty (180) days following its receipt of notice of the Third Party offer to match the offer. This right of first refusal shall run concurrent with the term of this Contract and shall survive the expiration or termination of this Contract for a period of five (5) years. If the Third Party offer to the State and Georgian Oil is on more favourable commercial terms to the State and Georgian Oil than Contractor's last offer, the above limitation on the State and Georgian Oil shall not apply.

16.3 The Contractor may participate in the installation and operation of the pipeline(s) required to transport Non-associated Natural Gas produced from the Contract Area to the market for such Non-associated Natural Gas and share with Georgian Oil in any revenues, in the proportion in which Article 11 they were entitled to share available Petroleum, generated from the use of said pipeline(s) by others. If the Contractor participates in the installation and operation of such pipeline(s), the installation and operation of such pipeline(s) shall be included in Development Plan and Petroleum Operations under this Contract.

16.4 If the State-owned company or other entity, or Georgian Oil provides Natural Gas transportation services to the Contractor, then the tariffs charged to the Contractor for such services shall be non-discriminatory, reasonably based on the investment necessary to provide the transportation services and in no event will exceed the rates then available to other Third Parties for comparable services based on comparable usage and comparable agreement terms. The State through such State owned company and Georgian Oil, as the case may be, will ensure that such transportation services will be provided in a time frame that will not delay field development, all as may be set forth in an agreement providing for such services.

16.5 The Co-ordination Committee may appoint a Marketing Team to investigate the market conditions and opportunities for the sale of Natural Gas and the costs of the Marketing Team will be Costs and Expenses. The Parties agree to use their best efforts working with Contractor to secure markets and, if necessary, improved Natural Gas terms which may include, among other things with respect to Natural Gas:

         the local Georgian market needs and demands;

         the Parties shall have the right to submit potential customers for Natural Gas sales;

         the local Georgian market shall have priority if the commercial terms available in that market are at least equivalent to commercial terms available to Contractor in other markets;

         provisions for a holiday or exemption from Profits Tax and Mineral Usage Tax;

         Cost Recovery out of up to 100% of production; and

         a reduced share of the Profit Natural Gas for the Parties representing the State.

                                   ARTICLE 17

                                TAX/FISCAL REGIME

17.1 In the event that Contractor introduces other Contractors to this Contract this Article shall apply to each Contractor party individually.

17.2 Contractor, Foreign Subcontractor, Foreign Employee and Operating Company shall be entitled to full and complete exemption from all Taxes prior to or after the Effective Date of this Contract, except as otherwise provided for in this Contract and the Georgian Tax Code. It is acknowledged by the Parties that any modification of Taxes payable or imposition of new Taxes may be cause for enforcement of the provisions of Article 27.3 of this Contract at the discretion of the Contractor.

17.3 It is acknowledged that Georgia may enter into Double Tax Treaties which may have the effect of giving relief from Taxes to, but not limited to, the Contractor, Foreign Subcontractors and Foreign Employees.

17.4 Contractor Party shall be subject to the following Taxes in accordance with the Laws of Georgia as set forth in the Tax Code of Georgia in effect on the date of signing of this Contract:

         (i) the Tax on Profits (the "Profit Tax") which is at the rate currently prescribed in the Tax Code of Georgia for those existing agreements that were signed prior to entry into force of the Tax Code of Georgia;

         (ii)     the Mineral Usage Tax (the "Mineral Usage Tax");

         (iii)    VAT on Local Sales;

         (iv) Social Tax and Medical Insurance Contribution on Georgian nationals ("the Social Taxes"); and

         (v) Customs Duties and VAT on sales of equipment or assets imported free of Customs Duties and VAT and subsequently sold by Contractor for purposes other than the Petroleum Operations.

17.5 Except for the Taxes listed in Article 17.4, neither the Operating Company nor any Contractor Party shall be subject to any other Taxes, bonuses, duties, levies, funds or similar types of payments of any nature imposed prior to the date of signing of this Contract, currently or in the future by the State or any other Governmental entity or subdivision of the State, including, but not limited to Enterprise Property Tax, VAT (otherwise than in the cases indicated at Article
         17.4 (iii) and (v)), Stamp Duty, Profit Repatriation Tax, Export Duty, Customs Duty, Freight Tax, Dividend Tax, Land Tax, Property Transfer Tax, Road Use Tax, Excise Tax, Entrepreneur's Tax, fees for administration (with the exception of any Administrative Fees as defined in Article 1.2) any Taxes on the transportation and export of Petroleum, and any Taxes related to the assignment of all or a portion of the Contractor's interest under this Contract in accordance with the Laws of Georgia as set forth in the Tax Code of Georgia in effect on the date of signing of this Contract.

         In the event that the Contractor becomes liable to Taxes not listed in
         Article 17.4 above, notwithstanding the provisions of Article 17.2 and 27.3, such additional Taxes shall be considered as Costs and Expenses for the purposes of determining Cost Recovery Petroleum.

17.6. Contractor Party shall be liable for the Profit Tax at the rate of ten percent (10%) on the taxable base defined in Article 17.8. The rate of Mineral Usage Tax shall be five percent (5%) on the value of produced Petroleum excluding VAT for the duration of the Contract.

17.7     Assumption, payment and discharge of taxes shall take place as follows:

         The State shall ensure that Georgian Oil (or its successors or assignees) shall assume, pay and discharge when due, in the name and on behalf of Contractor, Profit Tax liability and Mineral Usage Tax liability for each Calendar Year calculated in accordance with this
         Article 17 out of Georgian Oil's share of Profit Oil and Profit Natural Gas for each Calendar Year. For the avoidance of ambiguity, this obligation of Georgian Oil as related to the Mineral Usage Tax and Profit Tax under this Article 17.7 shall also extend to the Operating Company if, under the laws of Georgia, under the License it is deemed liable instead of the Contractor Parties for the payment of Profit Tax or Mineral Usage Tax. Also for the avoidance of ambiguity, Georgian Oil shall have the obligation to obtain any necessary consents or approvals from the Tax Inspectorate in relation to the provisions of this Article
         17.7 within one (1) month from the date of signing this Contract, as more fully described in Article 32.2.

         The obligation of Georgian Oil to assume, pay and discharge Contractor's entire Profit Tax and Mineral Usage Tax liability in accordance with the provisions of this Article 17.7 shall fulfil the entire Profit Tax and Mineral Usage Tax liability of Contractor and of Operating Company, if it has any such liability, as set out above.

17.8 The calculation of the taxable base for Contractor for a Calendar Year shall be as follows:

         17.8.1 The taxable base for each Contractor Party shall be determined as the total of each such Contractor Party's sales revenues from Cost Recovery Petroleum, Profit Oil and Profit Natural Gas acquired by that Contractor Party pursuant to Article 11 of this Contract increased by an amount equal to the Contractor's Profit Tax and Mineral Usage Tax paid on its behalf by Georgian Oil pursuant to Article 17.7 of this Contract and reduced by the amount of Mineral Usage Tax and Deductions.

         "Deductions" shall include all costs incurred by each Contractor Party during each Calendar Year in connection with Petroleum Operations, whether incurred in Georgia or elsewhere and whether paid by the Contractor Party directly or through the Operating Company, including the following:

                  (i) the Contractor Party's Costs and Expenses recoverable from Cost Recovery Petroleum in accordance with
                           Article 11; and

                  (ii) the Contractor Party's share of costs and the Contractor Party's own costs incurred during a Calendar Year in respect of Petroleum Operations which are not included in Costs and Expenses determining Cost Recovery Petroleum in Article 11 of this Contract, including any transportation and other associated costs incurred when Profit Oil is not sold at the Measurement Point; and

                  (iii) any loss calculated in accordance with Article 17.9 of this Contract.

         17.8.2 Sales revenues from Cost Recovery Petroleum shall be defined as the value of the volumes of Cost Recovery Petroleum taken and disposed of by the Contractor and/or his assignees under this Contract during a Calendar Year and determined by applying the principles of valuation set out in Article 12 of this Contract. Sales revenues from Profit Oil and Profit Natural Gas shall be defined as the value of the volumes of Profit Oil and Profit Natural Gas taken and disposed of by the Contractor and/or his assignees under this Contract during a Calendar Year.

                  Profit Oil volumes and Profit Natural Gas volumes sold to Third Parties will be valued at the actual price received at the Measurement Point where actually sold at the Measurement Point. Where Profit Oil volumes are not sold at the Measurement Point, they shall be valued at the actual price received at the sales point less transportation and other associated costs incurred by the Contractor in transporting such Profit Oil from the Measurement Point to the actual sales point. The value of sales of Profit Oil and Profit Natural Gas to any Affiliate or sales involving barter will be determined by applying the principles of valuation as set out in Article 12 of this Contract.

         17.8.3 For the purposes of this Article 17 and specifically for the purposes of calculating the taxable base of Contractor in accordance with this Article 17.8 and Article 17.9, the costs and expenses approved by the Parties pursuant to Article 11.2 shall be deemed to have been incurred on the Effective Date of this Contract.

17.9 If in calculating the taxable base of Contractor the total sum of Deductions exceeds sales revenues from Cost Recovery Petroleum, Profit Oil and Profit Natural Gas in any Calendar Year, the resulting loss may be carried forward by Contractor to the following Calendar Year and to subsequent Calendar Years, one at a time in chronological order, and shall be deductible in full and without restriction in computing Contractor's taxable base in such Calendar Year(s) until such time as the loss is wholly offset against Contractor's taxable base, or otherwise in accordance with the Tax Code of Georgia.

17.10 Each Contractor Party shall maintain its tax books and records in US$ and Georgian Lari (with conversion in accordance with the provisions of Article 19), in accordance with the laws of Georgia.

17.11 The Profit Tax return for Contractor shall be prepared and submitted as follows:

         17.11.1 Contractor shall prepare a Profit Tax return for each Calendar Year and submit it to the Tax Inspectorate by 31 March following such Calendar Year and provide a copy to Georgian Oil and the State Agency.

         17.11.2 Other records or documentation shall be submitted to the Tax Inspectorate when and as required by Georgian law.

         17.11.3 Only one (1) Profit Tax return shall be required to be prepared and submitted to the Tax Inspectorate for Contractor for a Calendar Year.

17.12 Contractor Party shall prepare a Mineral Usage Tax return and submit it to the Tax Inspectorate in accordance with the provisions of the Tax Code of Georgia and provide a copy to Georgian Oil and the State Agency.

17.13 Georgian Oil shall furnish to Contractor and the State Agency the proper official assessments and proper official receipts that evidence official payment by Georgian Oil of Contractor's Profit Tax and Mineral Usage liability for a Calendar Year by 15 April following that Calendar Year.

17.14 Georgian Oil, in computing its Profit Tax liability or any other payments required of it to the State or treasury of Georgia, shall not receive any subsidy or claim any credit which is calculated or determined, directly or indirectly, by reference to the amount of income tax paid by Contractor or by reference to the base used to compute the amount of such income tax. However, Georgian Oil may deduct the payments of Contractor Parties' Profit Tax or Mineral Usage Tax for a Calendar Year in calculating Georgian Oil's Profit Tax liability for that Calendar Year.

17.15 In the event that the Tax Inspectorate has issued a Contractor Party with a notice of additional Profit Tax or Mineral Usage Tax due pursuant to an audit of the Contractor Party in accordance with Article 17.19, then the Contractor Party shall assume, pay and discharge any and all penalties, interest, fines or similar levies assessed as a result of such notice. The principal amount of Profit Tax or Mineral Usage Tax in this case shall continue to be assumed, paid and discharged by Georgian Oil in accordance with Article 17.7.1. Any and all penalties, interest, fines or similar levies assessed as a result of such notice and assumed, paid and discharged by the Contractor Party shall be treated as Costs and Expenses for the purposes of determining Cost Recovery Petroleum in accordance with Article 11, however any penalties, interest, fines or similar levies due to Contractor Party's failure to provide necessary information to the Tax Inspectorate in a timely fashion and by the proper dates, as provided in Article 17.16, shall not be included as Costs and Expenses.

17.16 Georgian Oil shall assume, pay and discharge any penalties, interest, fines or similar levies for late payment of Contractor's Profit Tax or Mineral Usage Tax liability in respect of any Calendar Year unless the Contractor has failed to provide the necessary information to the Tax Inspectorate in a timely fashion and by the dates herein provided.

17.17 The filing of the Profit Tax and Mineral Usage Tax returns and the payment of Profit Tax and Mineral Usage Tax for a Calendar Year will be considered the final settlement of all Profit Tax and Mineral Usage Tax liabilities for a Contractor for that Calendar Year upon the date six years from the end of the Calendar Year for which the return was filed.

17.18 The State will notify Contractor within one (1) Month of the Effective Date of this Contract of the tax inspectorate office ("the Tax Inspectorate") which is to be located in Tbilisi and be responsible for and administer the implementation of the provisions of this Contract, including, but not limited to, the filing of Contractor's Profit Tax and Mineral Usage Tax returns for each Calendar Year, the issuing of official assessments and receipts evidencing the payment of Contractor's Profit Tax and Mineral Usage Tax liability, any audit in respect of any Calendar Year of Contractor's Profit Tax and Mineral Usage Tax returns and any other payment, liability or procedures in respect of any other Taxes.

17.19 Employees of the Contractor, its Affiliates and Subcontractors, and those employees assigned by the Contractor to the Operating Company who are not citizens or permanent residents of Georgia ("Foreign Employees") shall be liable to Georgian Individual Income Tax imposed by the State in accordance with the provisions of the Tax Code of Georgia A Foreign Employee will continue to be subject to any applicable Double Tax Treaty.

17.20 Foreign Employees who perform work in Georgia and their employers that would otherwise be covered by and subject to social insurance, pension fund contributions and similar payments under the social security system of Georgia will be exempt from those payments in accordance with the provisions of the Tax Code of Georgia and of the 1996 Law of Georgia on Investment Promotion and Guarantees.

17.21 The only Taxes to be levied by the State or by any other Governmental entity on a Foreign Subcontractor in connection with Petroleum Operations pursuant to this Contract shall be a tax to be withheld by any person or other legal entity making payments to a Foreign Subcontractor (the "Withholding Tax"). The Withholding Tax shall be calculated and will apply as follows:

         17.21.1 The Withholding Tax will be calculated at a fixed rate of four percent (4%) of any payment made to a Foreign Subcontractor in respect of work and/or services undertaken in Georgia in connection with Petroleum Operations pursuant to this Contract. For the avoidance of doubt, work and/or services performed by Foreign Subcontractors outside Georgia are not subject to the Withholding Tax.

         17.21.2 Any person or other legal entity making payments to a Foreign Subcontractor must pay the Withholding Tax to the Tax Inspectorate upon making the payment to the Foreign Subcontractor. The Tax

                  Inspectorate shall issue the person or other legal entity making the payment with proper official receipts in the name of the Foreign Subcontractor within fifteen (15) Days of the payment of the Withholding Tax that evidence the payment of the Withholding Tax stating the date, the amount, and other particulars customary for such receipts. The State Agency and Georgian Oil shall provide the Contractor with any necessary assistance in obtaining such receipts.

         17.21.3 In the event that such Withholding Tax is paid late, the person responsible for the Withholding Tax to the Tax Inspectorate shall be subject to interest at the rate determined by the Tax Code of Georgia for late payment, calculated from the latest date that the Withholding Tax should have been paid to the Tax Inspectorate.

         17.21.4 A Foreign Subcontractor will continue to be subject to the provisions of any applicable Double Tax Treaty.

17.22 Value Added Tax ("VAT") shall be imposed, and VAT refunds shall be made, as follows:

         17.22.1 Goods, works and services supplied directly or indirectly to a Contractor Party or to the Operating Company for the purposes of Petroleum Operations shall be exempt from VAT.

         17.22.2 The Contractor shall charge VAT at the current rate of twenty percent (20%) on Petroleum sold locally within Georgia which is not intended for export in circumstances in which the purchaser is a Georgian national or Georgian entity ("Local Sales").

         17.22.3 The Contractor shall be entitled to a refund of any VAT paid on local purchases within forty-five (45) business Days of the submission of a request to the Tax Inspectorate. The refund shall be equal to VAT paid on local purchases in excess of VAT charged on Local Sales. If a full

                  VAT refund is not paid within forty five (45) business Days as specified above, the Contractor shall be entitled to recover the relevant amount as Costs and Expenses in accordance with the provisions of Article 11.

         17.22.4 All imports, including, but not limited to, goods, equipment, works or services acquired by a Contractor Party, its Affiliates, their Subcontractors or the Operating Company for the purpose of the Petroleum Operations shall be exempt from VAT.

         17.22.5 Exports of Petroleum by each Contractor Party shall be liable to VAT at the rate of zero per cent (0%).

         17.22.6 All exports and re-exports by a Contractor Party or its Affiliates or Subcontractors of goods, works and services supplied for the purposes of Petroleum Operations, including, but not limited to, re-export of goods imported into Georgia for the purposes of Petroleum Operations shall be exempt from VAT or be liable to VAT at the rate of zero percent (0%) as the case may be.

         17.22.7 The Tax Inspectorate shall provide each Contractor Party and its Affiliates, Operating Company and Foreign Subcontractors with certificates confirming the VAT exemption provided in the Tax Code of Georgia and referred to in Articles 17.23.1 and
                  17.23.4 within thirty (30) Days of the Contractor Party requesting such a certificate. State Agency and Georgian Oil shall provide the Contractor with any necessary assistance in this respect.

17.23 Contractor and its Affiliates shall have no liability or responsibility for any Taxes which its Subcontractors do not pay or for any other failure of such Subcontractors to comply with the laws of Georgia.

17.24 The Contractor shall treat a Subcontractor as a Foreign Subcontractor for the purposes of Article 17.21 provided that:

         (i)      the Subcontractor is a legal entity organised outside Georgia;
                  and

         (ii) the Subcontractor has demonstrated to the Contractor's satisfaction that it does not have a Georgian Tax registration certificate.

                                   ARTICLE 18

                    ACCOUNTING, FINANCIAL REPORTING AND AUDIT

18.1 The Contractor shall maintain books and accounts of Petroleum Operations in accordance with the Accounting Procedure. These shall be maintained in US$ in accordance with generally accepted international Petroleum industry accounting principles, which US$ maintained books and accounts shall control for the purposes of this Contract and the rights and obligations of the Parties hereunder. In addition, these books and accounts shall also be maintained in Lari to the extent required and provided by law. All books and accounts which are made available to Georgian Oil and the State in accordance with the provisions of the Accounting Procedure shall be prepared both in the Georgian and English languages.

18.2 The Accounting Procedure specifies the procedure to be used to verify and establish promptly and conclusively the amount of Costs and Expenses in respect of the matters covered by this Contract.

18.3 Sales revenues, expenditures, financial results, tax liabilities, and loss carry-forwards of Contractor shall be determined in accordance with the rules, rights, and obligations set forth in this Contract in so far as such sales revenues, expenditures, financial results, tax liabilities, and loss carry-forwards are related to Petroleum Operations under this Contract.

18.4 The Co-ordination Committee may, and if requested by Georgian Oil shall, appoint an independent auditor of international standing, familiar with international Petroleum industry accounting practice, to conduct an audit of the Contractor's accounts and records in respect of Petroleum Operations for each Calendar Year, provided, however, any such audit shall be no more frequent than on an annual basis. The costs of such auditor shall be borne by the Contractor and treated as Costs and Expenses. In the event that the Co-ordination Committee cannot reach agreement on the appointment of such auditor, the view of Georgian Oil as to such appointment shall prevail.

18.5 Contractor shall during the term of the Contract, at its own expense, prepare and submit, in both English and Georgian, to Georgian Oil and the State Agency its own financial statements for each of its accounting periods audited in accordance with international auditing standards.

18.6 Pursuant to paragraph 1.3.1 of the Accounting Procedure set out in Annex C, the State Agency or Georgian Oil shall have the right to audit the Contractor's accounts and records at their discretion.

                                   ARTICLE 19

                     CURRENCY, PAYMENTS AND EXCHANGE CONTROL

19.1 The Contractor and its Affiliates and the Operating Company shall have the right to open, maintain, and operate Foreign Exchange bank accounts both in and outside of Georgia and local currency bank accounts inside Georgia.

19.2 The Contractor and its Affiliates and the Operating Company shall have the right to transfer all funds received in or converted to Foreign Exchange in Georgia to bank accounts outside of Georgia without payment of any Taxes for the right to effect such transfer of funds.

         The Contractor and its Affiliates and the Operating Company shall have the right to transfer funds outside of Georgia in the form of dividends or the payment of principal and interest on loans used for funding Petroleum Operations without the payment of or withholding of any Taxes.

         At the Effective Date the Parties are not aware of any such taxes in the Tax Code of Georgia and any subsequent imposition would result in the implementation of Article 27.3.

19.3 The Contractor and its Affiliates and Foreign Subcontractors and the Operating Company shall have the right to hold, receive and retain outside Georgia and freely use all funds received and derived directly or indirectly from Petroleum Operations by them outside Georgia without any obligation to repatriate or return the funds to Georgia, including, but not limited to, all payments received from export sales of Contractor's share of Petroleum and any sales proceeds from an assignment of its interest in this Contract. [No change]

19.4 The Contractor and its Affiliates and Foreign Subcontractors and the Operating Company, with respect to Foreign Exchange maintained in Georgia, shall be exempt from all legally required or mandatory conversions of Foreign Exchange into local or other currency, except to the extent such conversion is non-discriminatory and required because of a national emergency as declared by the State, the parliament of Georgia or the national bank of Georgia. Notwithstanding the foregoing provisions of this Article 19 the Contractor and the Operating Company will pay citizens of Georgia and Georgian legal entities engaged by them in Petroleum Operations in local currency for so long as this is a requirement of the law of Georgia.

19.5 The Contractor and its Affiliates and Foreign Subcontractors and the Operating Company have the right in accordance with applicable laws to import into Georgia funds required for Petroleum Operations under this Contract in Foreign Exchange.

19.6 The Contractor and its Affiliates and Foreign Subcontractors and the Operating Company shall have the right to pay outside of Georgia for goods, works and services of whatever nature in connection with the conduct of Petroleum Operations under this Contract without having first to transfer to Georgia the funds for such payments.

19.7 Whenever such a need arises, the Contractor and its Affiliates and Foreign Subcontractors and the Operating Company shall be entitled to purchase local currency with Foreign Exchange and convert local currency into Foreign Exchange, at banks authorised to do business in Georgia, at the most favourable exchange rate legally available to private commercial parties and in any event at an exchange rate which shall be no less beneficial than that granted to other foreign investors by the National Bank of Georgia, if the National Bank of Georgia engages in currency exchanges for private parties, without the payment of any Taxes.

19.8 The Contractor and its Affiliates and Foreign Subcontractors shall have the right to pay outside Georgia principal and interest on loans used for funding Petroleum Operations without having to first transfer to Georgia the funds for such payment and without payment of any withholding taxes.

19.9 The Contractor and its Affiliates and Foreign Subcontractors and the Operating Company shall have the right to pay wages, salaries, allowances and benefits of their foreign personnel working in Georgia in Foreign Exchange outside Georgia, subject to the obligations of such personnel under Article 17 hereof.

19.10 The Contractor and its Affiliates and the Operating Company shall have the right to pay their Foreign Subcontractors working on Petroleum Operations in Georgia in Foreign Exchange outside Georgia, subject to the obligations of the Contractor and such Foreign Subcontractors under
         Article 17 hereof.

19.11. Conversions of currency shall be recorded at the rate actually experienced in that conversion. Expenditures incurred and amounts received in currency other than US$ shall be translated to US$ at the official rate as posted by the National Bank of Georgia at the close of business on the date upon which such expenditures are incurred or amounts received.

                                   ARTICLE 20

                                IMPORT AND EXPORT

20.1 Contractor and each of its Affiliates and their agents, and Subcontractors and the Operating Company shall have the right to import and re-export from Georgia free of any Taxes, other than VAT, which shall be applied at a rate of zero percent (0 %), and restrictions, including, but not limited to, Customs Duties, in their own name materials, equipment, machinery and tools, vehicles, spare parts, foodstuffs, goods and supplies necessary in the Contractor's reasonable opinion for the proper conduct and achievement of Petroleum Operations and only in connection therewith. Notwithstanding the above, if for any reason any Taxes are levied on import or re-export by each Contractor Party and each of their Affiliates and their agents, Subcontractors and the Operating Company, then such Taxes shall be treated as Costs and Expenses for the purposes of determining Cost Recovery Petroleum.

20.2 Contractor and each of its Affiliates, their agents and Subcontractors and the Operating Company shall have the right to sell any materials or equipment or goods which were used in Petroleum Operations provided that customs duties at the applicable rate as well as VAT and other applicable Taxes shall be payable by the importer on the written down value of such items, if they are sold in Georgia to a person who would not be exempt from the payment of Customs Duties, VAT or other such Taxes on the import of such items. The proceeds therefore shall be applied as in the Accounting Procedure provided.

20.3 The Contractor, its customers and their carriers shall have the right to freely export, free of all Taxes, other than VAT, which shall be applied at a rate of zero per cent (0%), including, but not limited to, Customs Duties, and at any time, the share of Petroleum to which Contractor is entitled in accordance with the provisions of this Contract.

20.4 Petroleum to which the Contractor is entitled in accordance with the provisions of this Contract shall not be subject to any requirements imposed currently or in the future by the State or any other Governmental entity or subdivision of the State as to export quotas or export licenses or any other similar requirements.

20.5 All copies of original records and data and representative portions of all samples or information prepared or obtained by the Contractor and its Affiliates and their Subcontractors and the Operating Company with regard to activities under this Contract which is exported for use thereof by the Contractor, including, but not limited to, processing, analysing or studying, shall be exempt from any requirements imposed, currently or in the future, by the State or any other Governmental entity or subdivision of the State as to export licenses, any restrictions on export and Customs Duties or Taxes with respect to such data and information.

20.6 The Contractor shall be exempt from any obligatory registration, existing currently or in the future in Georgia, as exporters of Petroleum.

20.7 Foreign Employees of the Contractor and its Affiliates and the Operating Company, and Foreign Subcontractors and their dependants shall have the right after arrival to import into Georgia personal and household effects free of Customs Duties or other Taxes, provided, however, that Customs Duties at the applicable rate or other applicable Taxes shall become payable by the importer in respect of the sales price of any such item which is sold in Georgia to a person who would not be exempt from the payment of Customs Duties or other Taxes on the import or sale of such items, provided, however, any such effects may be re-exported without the payment of any Customs Duties or other Taxes.

                                   ARTICLE 21

                       EXPORT OF HYDROCARBONS, TRANSFER OF
                     OWNERSHIP, AND REGULATIONS FOR DISPOSAL

21.1 The Contractor, any purchaser from him and their respective carriers shall, for the duration of this Contract, have the unrestricted right to export from any export point selected by the Contractor for such purpose, the share of Petroleum to which the Contractor is entitled under this Contract.

         Access to such export points shall be provided to the above parties on terms, including access and tariffs, no less favourable as is then generally available to private commercial Third Parties, namely non-State owned or controlled entities for comparable usage.

21.2 Title to Petroleum produced under this Contract shall pass to Georgian Oil and the Contractor at the Measurement Point unless otherwise agreed in a lifting agreement.

21.3 The Contractor and Georgian Oil shall each be entitled to designate (at their own cost) an employee, independent company or consultant who shall check the liftings of Petroleum from the Measurement Point.

21.4 Before the Commencement of Commercial Production Georgian Oil and the Contractor will enter into a lifting agreement on appropriate terms. Such lifting agreement shall provide that if one of the Parties is unable to lift its share of Petroleum in due time, with the result that Petroleum Operations shall be interfered with or disrupted, then after the giving of such notice as is practical under the circumstances, any other Party may dispose of it, and thereafter at its option give back to such non-lifting Party an equivalent amount of Petroleum or the actual net proceeds from such disposal, after taking into account any necessary costs reasonably incurred. Such lifting agreement shall also provide that Contractor Parties and Georgian Oil (and any purchaser from any such Party, and their respective carriers) shall have access to the lifting point for lifting their shares of Petroleum subject to laws, regulations and safety, capacity, environmental, scheduling and operational requirements.

                                   ARTICLE 22

                               OWNERSHIP OF ASSETS

22.1 Ownership of all assets, whether fixed or moveable, acquired by or on behalf of the Contractor in connection with Petroleum Operations, shall vest in the State, without consideration, on the day the original cost thereof has been recovered by the Contractor as Costs and Expenses from Cost Recovery Petroleum.

22.2 Notwithstanding the provisions of Article 22.1, the Contractor shall enjoy continued free, exclusive and unrestricted use of all assets acquired by or on behalf of the Contractor in connection with Petroleum Operations at no cost or loss of benefit to the Contractor until the termination of this Contract or until, if earlier, they are no longer required for Petroleum Operations. The Contractor, shall bear the custody and maintenance of such assets and all risks of loss or damage thereto for so long as they are required for Petroleum Operations, provided, however, that all costs necessary to operate, maintain and repair such assets and to replace or repair any damage or loss shall be recoverable as Costs and Expenses from Cost Recovery Petroleum.

22.3 When the Contractor relinquishes part of the Contract Area, all moveable assets located in the relinquished Contract Area may be transferred to any part of the remaining Contract Area for conducting Petroleum Operations and all fixed assets located on the relinquished Contract Area shall vest in the State. When the Contract comes to an end, all moveable assets whose cost has not been recovered by the Contractor as Costs and Expenses from Cost Recovery Petroleum remain the property of the Contractor, subject to any adjustment necessary to account for partial recovery of costs.

22.4 The provisions of Articles 22.1, 22.2 and 22.3. shall not apply to materials or other property that are rented or leased to the Contractor, its Affiliates, the Operating Company or Subcontractors or which belong to employees of the Contractor, its Affiliates, the Operating Company or Subcontractors

                                   ARTICLE 23

                                    INSURANCE

23.1 The Contractor shall obtain and maintain for all Petroleum Operations insurance of the type, and in such amount as is customary for exploration and development in the international petroleum industry in accordance with Good Oilfield Practices. Said insurance, without prejudice to the generality of the foregoing, shall cover:

         23.1.1 loss or damage to any and all property, including installations, equipment, pipelines and other assets, whether leased or owned, for so long as they are used in the Petroleum Operations;

         23.1.2 liability to Third Parties, including property loss or damage or bodily injury suffered by any Third Party;

         23.1.3 liability for damages resulting from sudden or accidental pollution arising out of Petroleum Operations;

         23.1.4   expenses for wild well control; and

         23.1.5 destruction of Crude Oil in storage, following extraction from the Reservoir and removal or transportation to surface storage facilities.

                  The Contractor shall require its Subcontractors to carry insurance of the type and in such amount as is customary, for on-shore exploration and development, in the international petroleum industry in accordance with Good Oilfield Practices.

                  The Contractor shall exhibit to the Co-ordination Committee and the State Agency certificates of insurance or other statements from brokers or underwriters confirming any insurance providing coverage with respect to Petroleum Operations or procured pursuant to this Article 23.1, including, but not limited to, the identity of the insurers, types and amounts of coverage, applicable deductibles, premiums paid and changes thereto. The premiums for all insurance (excluding premiums for insurance covering the marketing of Petroleum) obtained by the Contractor for Petroleum Operations pursuant to this Article 23.1, as well as deductibles for such insurance, in amounts as approved by the Co-ordination Committee, shall be deemed to be recoverable as Costs and Expenses from Cost Recovery Petroleum.

23.2 The Contractor, notwithstanding the provisions of Article 23.1, may self-insure, subject to the agreement of Georgian Oil, which shall not be unreasonably withheld, it being understood that the basis of the terms of any such self-insurance shall be international insurance industry standards for comparable risks.

                                   ARTICLE 24

                    ENVIRONMENT, HEALTH, SAFETY AND LIABILITY

24.1 Notwithstanding the other provisions of this Contract, the Contractor shall indemnify and hold harmless the State and Georgian Oil against all losses, damages and liability arising under any claim, demand, action or proceeding brought or instituted against the State or Georgian Oil by any employee of the Contractor or any Subcontractor or dependent thereof, for personal injuries, industrial illness, death or damage to personal property sustained in connection with, related to or arising out of the performance or non-performance of this Contract regardless of the fault or negligence in whole or in part of any entity or individual; provided, however, that such losses, damages and liabilities are not caused by or do not arise out of the performance or non-performance of this Contract by the State and/or Georgian Oil, and the State and/or Georgian Oil shall indemnify and hold the Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) harmless against all such damage, losses and liabilities.

24.2 The Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) shall indemnify the State and Georgian Oil for all loss or damage suffered by the State or Georgian Oil arising out of the Contractor's Petroleum Operations if such Petroleum Operations were not in accordance with Good Oilfield Practices or applicable laws, rules and regulations and, notwithstanding the foregoing, for any loss or damage to the environment or any cultural or national monument arising out of conduct of the Petroleum Operations; provided, however, that the Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) shall have no liability hereunder if and to the extent any loss and damage is caused by or arises out of any breach of this Contract (and any other agreements that may be entered into by and between the Contractor, the State or Georgian Oil in respect of the Petroleum Operations) or breach of duty by the State or Georgian Oil. Notwithstanding the foregoing the Contractor (including for this purpose any Affiliate, the Operating Company and all Subcontractors) shall not be liable to the State or Georgian Oil for any punitive or exemplary damages or any other indirect or consequential damages.

         24.3.1 The Contractor shall not be responsible to the State or Georgian Oil for, and shall bear no cost, expense or liability of the State or Georgian Oil for, any claim, damage or loss to the extent such claim, damage or loss does not arise out of a failure to conduct Petroleum Operations as provided in Article 24.2.

         24.3.2 The Contractor shall not be liable for damages arising from any environmental condition or damage existing in the Contract Area prior to the 10th July 1995, or caused by a Force Majeure event subsequent to that date, provided, however, that Contractor shall be laible for environmental conditions or damages resulting from a Force Majeure event to the extent that such conditions or damages result from Contractor's failure to exercise Good Oilfield Practices that would have prevented or ameliorated such environmental conditions or damages.

         24.3.3 Notwithstanding any other provision of this Contract, Contractor and Georgian Oil acknowledge that, as of the date of signing of this Contract, there exists on the Contract Area certain environmental damage, and Contractor and Georgian Oil agree to perform clean-up and remediation of such damage to their respective properties as specified in this Article 24.3.

         24.3.4 Not later than one Month following the Effective Date hereof, Contractor and Georgian Oil shall prepare, in consultation with the State Agency and with the approval of the Head of the State Agency, a clean-up and remediation plan for the Contract Area. Such plan shall specify the particular areas of responsibility of the Contractor and Georgian Oil, and it shall specify the activities required by each of them to restore the portions of the Contract Area damaged by oilfield activities whether prior to or subsequent to 10 July 1995, to a condition acceptable under internationally accepted standards for the restoration of lands damaged by oilfield production and storage activities. The Contractor and Georgian Oil shall agree a time frame for the implementation and completion of the clean up and remediation with the State Agency. The plan shall include work plans for at least the following:

                  (i) Inspection of all wells and well bores for safety and absence of leakage of Petroleum, both at the surface and down hole;

                  (ii) Plugging and abandonment, consistent with internationally acceptable standards, of all wells and well bores not capable of economic production;

                  (iii) Equipping each well capable of economic production with suitable wellhead equipment and casing for prevention of loss or leakage of Petroleum, or repair and refurbishment of existing equipment;

                  (iv) Removal and proper disposition of spilled Petroleum, drilling fluids, and other waste materials, and, to the extent practicable, restoration of soil; and

                  (v) Removal and proper disposition of all scrap, junk, and surplus equipment.

         24.3.5 In the event that Contractor fails or refuses to submit a plan under this Article 24, or fails to implement and complete clean-up and remediation, the State Agency may take all steps to develop and implement a clean-up and remediation plan. Contractor shall promptly reimburse the State Agency for all costs and expenses thereof, plus five (5%) percent of such costs and expense, in addition to all other penalties and consequences.

         24.3.6 The State and Georgian Oil shall indemnify the Contractor against any claim, damage or loss arising from environmental condition or damage existing on 10 July 1995, subject to the Contractor's implementing the clean-up and remediation plan described in this Article 24, and taking all reasonable actions to mitigate continued impact of of such conditions or damage, and excluding any and all natural conditions existing on that date or thereafter. It is understood that the Contractor is knowledgeable concerning conditions on the Contract Area and has assumed the risk of pursuing Petrleum Operations thereon.

24.4 In conducting Petroleum Operations, the Contractor shall operate according to Good Oilfield Practices and use best endeavours to minimise potential disturbances to the environment, including the surface, subsurface, sea, air, flora, fauna, other natural resources and property. The order of priority for actions shall be protection of life, environment, cultural heritage and property.

24.5 The Contractor shall take all necessary steps to respond to, and shall promptly notify the State Agency of, all emergency and other events (including explosions, leaks and spills), occurring in relation to the Petroleum Operations which are causing or likely to cause material environmental damage or material risk to health and safety. Such notice shall include a summary description of the circumstances and steps taken and planned by the Contractor to control and remedy the situation. The Contractor shall provide such additional reports to the State Agency as are necessary in respect of the effects of such events and the course of all actions taken to prevent further loss and to mitigate deleterious effects.

24.6 In the event of emergency situations as set forth in 24.5, above, at the request of the Contractor, the State, without prejudice and in addition to any indemnification obligations the State may have hereunder, shall assist the Contractor, to the extent possible, in any emergency response, remedial or repair effort by making available any labour, materials and equipment in reasonable quantities requested by the Contractor which are not otherwise readily available to the Contractor and by facilitating the measures taken by Contractor to bring into Georgia personnel, materials and equipment to be used in any such emergency response or remedial or repair effort. Contractor shall reimburse the State's reasonable and necessary costs incurred in such efforts, which reimbursed amounts shall be considered Costs and Expenses.

24.7 The Contractor shall not be liable to the State, Georgian Oil or Third Parties for any damages caused by contamination entering the Contract Area as a result of State, Georgian Oil or Third Party activities beyond or within the boundaries of the Contract Area. The State shall be legally and financially responsible for any loss, damage and liability, including remediation of environmental conditions which may be required for safe conduct of the Petroleum Operations, caused by the State's or Georgian Oil's activities beyond or within the Contract Area.

24.8 The Contractor shall not be liable for any loss or damage, including but not limited to spillage, explosion, contamination or similar environmental damage, in respect of any storage facilities, pipelines or means of transportation which are not under the direct possession and control of the Contractor or its Affiliates or its Subcontractors or the Operating Company. In addition to the foregoing, the Contractor shall not be liable for any damage whatsoever in respect of the State share of Petroleum, storage or transportation thereof once Georgian Oil has taken custody of the State share of Petroleum.

24.9 The State shall make best efforts to ensure the safety and security of the Contractor's property and personnel in Georgia and to protect them from loss, injury and damage resulting from war (declared or undeclared), civil conflict, sabotage, blockade, riot, terrorism, unlawful commercial extortion, or organised crime. Notwithstanding anything to the contrary contained herein, Contractor acknowledges and agrees that the obligations undertaken by the State in this Article
         24.9 are no greater than the general obligations of the State towards citizens of Georgia in respect to the perils named above. Furthermore, Contractor agrees that it shall have no claim for legal or equitable relief for failure of the State to comply with the provisions of
         Article 24.9, except as may be permitted by law.

24.10 Except as set forth in Article 29 hereof, it is understood and agreed that the State shall not seek or declare any cancellation or termination of this Contract and/or the License as a result of the occurrence of any emergency event described in this Article 24.

                                   ARTICLE 25

                                  FORCE MAJEURE

25.1 If as a result of Force Majeure, any Party, including the Contractor is rendered unable, wholly or in part, to carry out its obligations under this Contract, other than the obligation to pay any amounts of money due, then the obligations of such Party so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period.

         Such Party shall notify all other Parties of the Force Majeure situation within (14) Days of becoming aware of the circumstances relied upon and shall keep all other Parties informed of all significant developments. Such notice shall give reasonably full particulars of the said Force Majeure, and also estimate the period of time which such Party will probably require to remedy the Force Majeure. Failure to give any such notification in a timely fashion shall mean that the period of Force Majeure shall be deemed to have commenced on the date of the giving of such notice.

         The affected Party shall use all reasonable diligence to remove or overcome or avoid the Force Majeure situation as quickly as possible in an economic manner. The period of any such non-performance or delay, together with such period as may be necessary for the restoration of any damage done during such delay, shall be added to the time given in this Contract for the performance of any obligation dependent thereon and the continuation of any right granted; provided, however, the term of this Contract shall be not be extended as a result of

         (i) any particular event of Force Majeure, if the duration of any such particular event of Force Majeure which, together with any period of time required for restoration, is for a period of 30 Days or less; and

         (ii) the enactment or adoption of a law, rule or regulation by the State or any local or legislative body of or within Georgia, whether acting directly or through Georgian Oil, if such law, rule or regulation is comparable to one which has been enacted or adopted, on or before the date the Contract is signed, by a member nation of the European Union or any legislative or regulatory body of the European Union. Notwithstanding anything to the contrary herein contained, no event shall constitute Force Majeure if it does not delay or prevent the Contractor from engaging in the conduct of Petroleum Operations.

         For the purposes of this Contract, "Force Majeure" shall mean natural calamities, strikes, sabotage and other production disorders, civil disturbance, war (declared or undeclared), or other military actions, terrorist or guerrilla activity, blockade, revolt, earthquake, avalanche, orders, laws or decrees of any state or governmental entity of any country, or other similar events beyond the control of the Party claiming Force Majeure which could not have been prevented by it. [No change]

25.2 The exercise by Georgian Oil or by State Agency of any right under this Contract shall not constitute Force Majeure under any circumstance

25.3 It is recognised that a Force Majeure event may pertain only to part of the Contract Area. In the event part of the License is in Force Majeure when a Work Programme or a relinquishment become due, then the Work Programme and/or relinquishment required shall be reduced in size by a ratio proportionate to the area in Force Majeure divided by the full size of the then current Contract Area.

         Likewise, the time period for a Work Programme and/or relinquishment for any area under Force Majeure shall be suspended for the time it is under Force Majeure.

                                   ARTICLE 26

                           ASSIGNMENTS AND GUARANTEES

26.1 No assignment, mortgage or charge or other encumbrance or transfer (for the purposes of this Article 26, all of the foregoing an "assignment" and correlatives thereof) shall be made by the Contractor of its rights obligations or interests arising under this Contract other than in accordance with the provisions of this Article 26.

26.2 Except in case of an assignment made pursuant to the provisions of Articles 26.4 and 26.5, the provisions of this Section 26.2 shall first apply. Any Party, (which shall include Georgian Oil, or any other successor entity owned by the State, from and after its exercise of its rights under this Section pursuant to which it shall have become a Contractor by acquiring the rights of a Contractor or otherwise shall become a Contractor), wishing to assign all or part of its rights and interests hereunder or in any circumstances where there is deemed to be an assignment shall first give written notice to the other Parties specifying the proposed terms and conditions of the assignment. Following receipt of those terms and conditions, for a period of thirty
         (30) Days, each Party shall have the preferential right to match the terms and conditions of the proposed assignment or deemed assignment. This right may be exercised by any Party giving written notice within said period of its intention to match the relevant terms and conditions (the "Acceptance") and thereafter the relevant Parties shall negotiate all necessary documentation. If, within a further period of sixty (60) Days from the receipt of the Acceptance, the relevant Parties have not reached substantially final agreement, the Party seeking to assign may within a further period of thirty (30) Days complete an assignment to a Third Party on the same terms and conditions. In amplification of the foregoing sentence and for the avoidance of any doubt, any assignment to a Third Party shall be subject to the assigning Party and the Third Party complying with the provisions of this Article 26.

26.3 Contractor may assign all or part of its rights, obligations and interests arising from this Contract, and the Parent Company may, whether directly or indirectly, assign Control of a Contractor Party, to a Third Party or another Contractor provided that any such assignee:

         26.3.1 has the technical and financial ability to perform the obligations to be assumed by it under the Contract; provided, however, that the technical or financial ability or experience of a prospective assignee shall not be assumed merely because such assignee has the financial ability or technical ability or experience of the assigning Contractor Party or its Parent Company, whether singly or collectively, or has already become another Contractor Party;

         26.3.2 accepts and assumes all of the terms and conditions of the Contract, including providing a Parent Company Guarantee;

         26.3.3 is an entity with which the State, Georgian Oil and the Contractor can legally do business.

         Any such assignment shall be subject to the prior written consent of the State Agency which consent shall not be unreasonably withheld or delayed. Georgian Oil shall be deemed to have approved any assignment to which the State Agency has consented.

         By way of clarification and not in limitation of the foregoing provisions of this Article, the State shall not be considered to be acting unreasonably in declining to consent to any such assignment if the assignment to such proposed assignee is deemed contrary to State interests, as evidenced by a writing to that effect signed by the President, the State Minister or State Chancellor/Secretary, or the Minister of Foreign Affairs or Defence or there is an act of Parliament to that effect.

         If within thirty (30) Days following notification of an intended assignment, accompanied by a copy of the proposed deed of assignment and related documentation with respect to the proposed assignee, including certified financial statements and other evidence to the State's reasonable satisfaction of the matters set forth in Article
         26.3.1 and such documentation, which shall include evidence of the identity of owners of the assignee, provided in the case of a company the stock of which is registered on a recognised stock exchange, a copy of the documents identifying the significant owners, as such concept is defined or used in the applicable laws pursuant to which such company registered its stock, will satisfy the foregoing requirements, and its direct and indirect parent companies, including the identity of the owners of the ultimate parent, subject to the foregoing proviso, as may be reasonably necessary for the State, and as requested by the State, to make a determination of the State interests as described above, the State has not given its written decision concerning such assignment, then it shall be deemed that the State has declined to give such consent; provided that thereafter if upon the further written request of the Contractor for a written decision, the State has not given a written response of any kind within fifteen (15) Days after such further request, then the assignment shall be deemed approved and the State shall execute an assignment, in the form contemplated in Article 26.8 accepting such assignment. This second request from the Contractor shall cite the provisions of this paragraph and the Contractor shall obtain confirmation from the State that the request has been received.

26.4 Notwithstanding the provisions of Article 26.3, Contractor may assign all or part of its rights, obligations and interests arising from this Contract to an Affiliate without the prior consent of the State or Georgian Oil, provided that any such Affiliate:

         26.4.1 has the technical and financial ability and experience to perform the obligations to be assumed by it under the Contract; and

         26.4.2 accepts and assumes all of the terms and conditions of the Contract as if the Affiliate had originally been a signatory to this Contract.

         In the event of such an assignment, the Parent Company shall provide an undertaking to the State guaranteeing that it holds ultimate control of its Affiliate and ultimate responsibility for the rights and responsibilities of the Affiliate.

         If such Affiliate shall be less that 100%, directly and indirectly owned by the Parent Company, then the consent of the State shall be required, but may not be withheld unless the Parent Company does not have voting control over all decisions of the proposed assignee, whether such decisions are exercised as stockholder or indirectly through the board of directors or other governing body of such assignee, provided, however, the election or appointment of a resident or citizen of the nation or territory, where an entity is incorporated, as a member of the board of directors or other governing body of such entity or the ownership of a nominal equity interest in such entity by any such person to satisfy the mandatory requirements of any applicable law of such nation or territory shall not be deemed to negate the satisfaction of the foregoing. The Contractor shall provide the State with such evidence that the State may reasonably request to satisfy the State that it does not have the right to decline to give its consent based on the provisions of the foregoing provision.

         If the Parent Company wishes to assign its direct or indirect Control of a Contractor Party to an Affiliate which is 100% directly or indirectly owned by the Parent Company, then the consent of the State shall not be required.

26.5 Provided that Contractor has obtained the prior consent of the State (not to be unreasonably withheld) as contemplated in Article 26.3, Contractor and its assignees shall not be restricted in any way and shall not be required to obtain any additional consent for any pledge or assignment of their respective interests in this Contract or any Petroleum Operations undertaken pursuant hereto to any bank, lender or other person providing financing in connection with this Contract or such Petroleum Operations and if such bank, lender or other person shall foreclose upon such interest pledged or assigned, such bank, lender or person shall become entitled to the rights, and subject to the obligations of an assignee hereunder.

26.6 Georgian Oil may assign its rights, obligations and interests arising from this Contract (including, but not limited to, all or part of its right to lift a share of Profit Oil); provided, however, notwithstanding the provisions of Article 26, the obligations of Georgian Oil under this Contract may, and may only, be assigned to another majority owned State entity.The provisions of this Article 26.6 shall not apply to the assignment of any rights that Georgian Oil may hold as a Contractor Party.

26.7 No Taxes, fees or other charges shall be payable to the State or to Georgian Oil as a consequence of any assignment; provided, however, appropriate Administrative Fees, including the reasonable and proper fees of any independent advisors, may be charged, including for a review of the appropriate documents and payment for re-registration of the license.

26.8 Every assignment under this Article shall be evidenced by an assignment, incorporating all the terms hereinabove provided in this
         Article 26, including those contemplated in Article 26.7, and shall be executed by all of the State, Georgian Oil, the assignor and assignee and all other appropriate Parties, which assignment shall include provisions whereby the assignee, accept and assume all of the terms and conditions of this Contract. In addition, a Parent Company Guarantee shall also be provided by the applicable Parent Company. Such assignment instrument and Parent Company Guarantee shall be subject to the reasonable satisfaction of the State.

26.9 In this Article 26, "Control" shall mean the ownership or control of such interests in an entity as to enable a person or persons acting together to exercise, directly or through another entity or entities, management control or establish management policy. Equity ownership of a majority of the outstanding ownership interests in any entity shall be deemed to constitute Control. In clarification of the foregoing, a change in the membership of the board of directors does not in and of itself constitute a change or loss of Control.

26.10    Licence

26.10.1 The Licence shall continue to be held by the re-registered Operating Company, and the State Agency shall issue a supplementary amendment to the Licence, including therein a reference to this Contract and confirming the Contractor's rights and obligations under this Contract. The State Agency shall issue the supplementary amendment not more than thirty days after the execution hereof.

26.10.2 Contractor agrees to be responsible for the fulfilment of all obligations of the Licence by the Operating Company or otherwise and for all liabilities arising from any breach of the Licence.

26.10.3 The Operating Company may assign the Licence only with the prior written consent of the Contractor, Georgian Oil, and the State Agency.

                                   ARTICLE 27

   CONTRACT ENFORCEMENT AND STABILISATION, AND REPRESENTATIONS AND WARRANTIES

27.1 In the course of performing the Petroleum Operations, the Contractor shall be subject to all applicable laws, decrees, rules and regulations of Georgia.

27.2 The Parties agree to cooperate in every possible way in order to achieve the objectives of this Contract. Subject to applicable laws, decrees, rules and regulations, the State shall facilitate the exercise of the Contractor's activities by granting it all necessary permits, licenses and access rights as in this Contract set forth so that the Parties may derive the greatest benefit from Petroleum Operations for their own benefit and for the benefit of Georgia.

27.3 If at any time after this Amended Production Sharing Contract is signed, there is a change in the applicable laws of Georgia which:

         27.3.1 materially affects the Contractor's or the Operating Company's conduct of Petroleum Operations in Georgia under this Contract; or

         27.3.2 imposes on the Contractor or the Operating Company any Taxes which would not have been applicable to the Contractor or the Operating Company when this Contract was signed or increases the rates of any Taxes that applied when this Contract was signed; or

         27.3.3 places an undue material economic burden on the Contractor which was not present when the Contract was signed;

         Then the State undertakes that:

         27.3.4 in the case of a change falling under Article 27.3.1 the Contractor and the Operating Company will, in respect of any matter for which express provision is made in this Contract, be deemed to be in full compliance with the law as amended from time to time, if the Petroleum Operations carried out by the Contractor or the Operating Company comply with the provisions of this Contract, and any relevant plan approved or deemed to be approved by the Co-ordination Committee, and are consistent with Good Oilfield Practices.

         27.3.5 in the case of a change falling under Article 27.3.2, the State and Georgian Oil will, after consultation with the Contractor, propose alterations to this Contract which will restore the Contractor, or as the case may be, the Operating Company, to the same overall economic position which it, or they, would have enjoyed if the change in the applicable law had not been made. If the proposal made by the State and Georgian Oil, or any amendment of that proposal put forward by the State and Georgian Oil is not accepted by the Contractor within ninety (90) Days from the date on which a notice in writing of a proposed amendment is made, any party may refer the matter in dispute to arbitration in accordance with
                  Article 30.

         27.3.6 in the case of a change falling under Article 27.3.3, the State and Georgian Oil will, after consultation with the Contractor, propose alterations to this Contract which will restore the Contractor, to the same overall economic position which it, or they, would have enjoyed if the change in the applicable law had not been made. If the proposal made by the State and Georgian Oil, or any amendment of that proposal put forward by the State and Georgian Oil is not accepted by the Contractor within ninety (90) Days from the date on which a notice in writing of a proposed amendment is made, any party may refer the matter in dispute to arbitration in accordance with Article 30.

         27.3.7 Nothing in this Article 27.3 shall be read or construed as relieving the Contractor or the Operating Company from the obligation to comply with the provisions of laws, decrees, rules and regulations in force from time to time after the date the Petroleum Law became effective, which relate to health, safety or environmental protection; provided, such laws, decrees, rules and regulations do not discriminate against the Contractor or the Operating Company;

27.4     The State hereby represents and warrants to the Contractor as follows:

         27.4.1 The State has taken the appropriate steps necessary to appoint State Agency and Georgian Oil as the first State Representatives in accordance with Article 2.7 and to authorise the State Agency and Georgian Oil to execute the Contract on behalf of the State and has the power to do so;

         27.4.2 The signatories to this Contract on behalf of the State are duly authorised to bind State Agency and Georgian Oil in their capacities as the State Representatives.

         27.4.3 The Licence is a valid instrument issued by the State in respect of the Contract Area and any and all issuance, re-issuance, registration, re-registration or extension thereof, provisional or otherwise, has been duly authorised by the State.

27.5     Georgian Oil hereby represents and warrants that:

         27.5.1 It is a legal entity duly organised, validly existing and in good standing under the laws of Georgia and has all requisite corporate power and authority to enter into this Contract and to perform its obligations hereunder and that all such actions have been duly authorised by all necessary procedures on its part;

27.6     NPL hereby represents and warrants that:

         27.6.1 The execution, delivery and performance by NPL of this Contract are within the corporate powers of NPL and have been duly authorised by all necessary corporate action of NPL.

27.7 The State and the State Representatives unconditionally and irrevocably agree that the execution, delivery and performance by them of this Contract constitute a private and commercial act. In furtherance of the foregoing, the State and State Representatives hereby irrevocably and unconditionally agree that:

         27.7.1 should any proceedings be brought against them or the State assets, other than assets protected by diplomatic and consular privileges under the State Immunity Act of England or the Foreign Sovereign Immunities Act of the United States or any analogous legislation, or assets otherwise exempt from execution under the laws of Georgia in effect on the Effective Date, subject to the State's obligations under the New York Convention on Recognition and Enforcement of Arbitral Awards (collectively, the "Protected Assets") in any jurisdiction in relation to the Contract or any of the transactions contemplated by the Contract, no claim of immunity from such proceedings shall be claimed by or on behalf of them or any of the State assets, other than the Protected Assets; For the avoidance of any doubt, the State's share of Petroleum hereunder is the property of the State and a state asset for the purposes of this article.

         27.7.2 The State and State Representatives waive any right of immunity, if any, which the State or any of the State assets, other than the Protected Assets, now has or may in the future have in any jurisdiction in connection with any such proceedings; and

         27.7.3 Subject to the provisions of Article 30, the State and the State Representatives consent to the service of proceedings and enforcement of any award or judgement against them in any such proceedings in any jurisdiction and to the giving of any interim or final relief or the issue of any process in connection with such proceedings, including, without limitation, the making, enforcement or execution against or in respect of its assets, other than the Protected Assets.

         27.8 In the event that Georgian Oil becomes a private party to the Contract, Georgian Oil unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Contract constitute a private and commercial act. In furtherance of the foregoing it irrevocably and unconditionally represents, warrants and agrees, and the State, as the sole founder and shareholder of Georgian Oil, hereby confirms that:

         27.8.1 Georgian Oil, as a person of private law and not the State Representative, is not entitled to any right of sovereign immunity under Georgian law and shall not use this or similar defences should any proceedings be brought against it or its assets in any jurisdiction with respect to this Contract or any of the transactions contemplated by this Contract;

         27.8.2 Georgian Oil, as a person of private law and not as the State Representative, subject to the provisions of Article 30, consents to the service of proceedings and enforcement of any award or judgement against it in any such proceedings in any jurisdiction and to the giving of any interim or final relief or the issue of any process in connection with such proceedings, including, without limitation, the making, enforcement or execution against or in respect of its assets, other than the Protected Assets.

27.9 Notwithstanding the provisions of Article 27.7 and 27.8 or anything else in this Contract contained, neither Georgian Oil nor the State shall be liable (whether in contract, tort or otherwise) for any consequential loss or damage arising out of this Contract, it being understood that the limit of such liability are direct damages only.

                                   ARTICLE 28

                           NOTICES AND CONFIDENTIALITY

28.1 Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Contract, shall be in writing in Georgian and English and delivered in person, by registered mail, by courier service or by fax (with a copy by mail) to the addresses, including fax numbers, given for the purpose.

         The originating notice given under any provision of this Contract shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. The second or any responsive notice shall be deemed delivered when received. "Received" for purposes of this Article with respect to written notice delivered pursuant to this Contract shall be actual delivery of the notice to the Party to be notified specified in accordance with this Article.

         Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties. Until such notice is given the respective addresses for service are those set out in Annex D.

28.2 Subject to the provisions of the Contract, the Parties agree that all information and data acquired or obtained by any Party in respect of Petroleum Operations shall be considered confidential and shall be kept confidential and not be disclosed for a period of five (5) years from the date the information or data was acquired or obtained, to any person or entity not a Party to this Contract, except:

         28.2.1 To an Affiliate, provided such Affiliate maintains confidentiality as provided herein;

         28.2.2 To a State agency or other entity when required by, contemplated by or necessary under the Contract, or any person or his successor who has been involved by the State in the review and approval process of this Contract or is involved in the maintenance or review of this Contract hereafter;

         28.2.3 To the extent such data and information is required to be furnished in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

         28.2.3 To prospective or actual contractors, consultants and attorneys employed by any Party where disclosure of such data or information is essential to such contractor's, consultant's or attorney's work, but only to the extent that such person needs to know such data or information;

         28.2.5 To a bona fide prospective transferee of a Party's participating interest (including an entity with whom a Party or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares), provided that such prospective transferee is prima facie eligible to become an assignee under Article 26 by satisfying the conditions therein set forth;

         28.2.6 To a bank or other financial institution to the extent appropriate to a Contractor Party arranging for funding;

         28.2.7 To the extent such data and information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates;

         28.2.8 To its respective employees for the purposes of Petroleum Operations, subject to each Party taking customary precautions to ensure such data and information is kept confidential;

         28.2.9 To the extent that any data or information which, through no fault of a Party, becomes a part of the public domain;

         28.2.10 To the extent that the Contractors have, with the consent of Georgian Oil and the State Agency, exchanged or "traded" any seismic, well or production data for comparable data obtained by a contractor in an adjacent license, concession or contract area. Both of the Contractors and said contractor shall be obliged to maintain such traded data confidential pursuant to
                  Article 28.4 or comparable provision or agreement.

         28.2.11 In respect of areas which have been relinquished by the Contractor as herein provided, the State may use any such data and information in respect of negotiating, whether by auction or otherwise, subject to the recipient party entering into appropriate confidentiality agreements, and entering into agreements with other parties in respect of other areas for exploration or development, which agreements in respect of such data shall also be subject to appropriate confidentiality agreements.

28.3     Disclosure as pursuant to Articles 28.2.4, 28.2.5, 28.3.6, 28.3.10 and
         28.2.11 shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the data and information strictly confidential for at least five (5) Years and not to use or disclose the data and information except for the express purpose for which disclosure is to be made.

                                   ARTICLE 29

                             TERMINATION AND BREACH

29.1 At any time, if in the opinion of the Contractor, acting reasonably and in good faith, circumstances do not warrant continuation of the Petroleum Operations in the Contract Area or in any Development Area, the Contractor may, by giving not less than ninety (90) Days written notice to that effect to the State Agency with a copy to Georgian Oil relinquish its rights and be relieved of its obligations pursuant to this Contract as to the Contract Area or as to that Development Area, except such rights and obligations as related to the period prior to such relinquishment, including, without limitation, any obligation under Articles 5.3, 8 and 9.7.

29.2 Subject to the remaining provisions of this Article 29, the State may, by written notice to the Contractor, terminate the Contract in any of the following events:

         29.2.1 the Contractor is in material breach of the Contract (excluding a breach elsewhere in this Article 29.2 referred to), and such breach continues for ninety (90) Days after receipt of notice of the breach;

         29.2.2 the Contractor is in breach of Article 8 of this Contract and such breach continues thirty (30) Days after receipt of notice of the breach:

         29.2.3 any material breach of the provisions of Article 26 where the Contractor comprises one entity;

         29.2.4 any failure to comply with any decision of an arbitration tribunal under Article 30 within the period specified in such decision or, if none is specified, ninety (90) Days from the date of such decision;

         29.2.5 any failure within a thirty (30) days to accept and to commence implementation of the decision of a Sole Expert to whom, pursuant to the Contract, any matter has been referred;

         29.2.6 an Insolvency Event occurs with respect to the Contractor where the Contractor comprises one entity;

         29.2.7   is in material breach of the Contract pursuant to Article
                  26.8.

         29.2.8 Failure to develop known and prospective Petroleum reservoirs diligently as a reasonable and prudent operator would develop the same under the same or similar circumstances is a material breach within the meaning of this Article 29.

         29.2.9 Failure or refusal to timely complete the clean up and remediation programme established pursuant to Article 24.3.

29.3 In the event that more than one entity constitutes the Contractor or the Parent Company, and in respect of any such entity (here in this Article 29 a "Defaulting Participant") an event occurs of the kind described in Articles 29.2.2, 29.2.3, 29.2.4 or 29.2.5 or any such entity (also herein referred to as a "Defaulting Participant") is in material breach of an obligation which as provided in the Contract is a several obligation, the State and Georgian Oil will not be entitled to terminate the Contract unless all the entities who constitute the Contractor and the Parent Company are Defaulting Participants, but may, acting together, and subject to Article 29.5, serve on the Defaulting Participants a notice (hereinafter a "Default Assignment Notice").

29.4 Where a Default Assignment Notice has been served on a Defaulting Participant, the Defaulting Participant shall forthwith, unconditionally, without consideration, and free from all encumbrances, assign its undivided participating share, including rights and obligations, in the Contract to the other Contractors (the "Non-Defaulting Participants") in undivided shares in proportion to the undivided shares in which the Non-Defaulting Participants hold their shares in the Contract and each of the Non-Defaulting Participants shall be obliged to accept that assignment, including all the obligations arising after the date thereof. In amplification and clarification of the foregoing, a Non-Defaulting Participant accepting such an assignment shall not be responsible for any obligation of the assigning Defaulting Participant to the State, Georgian Oil or any Third Party which accrued prior to the date of the assignment.

29.5 The State may terminate the Contract pursuant to Article 29.2.1 or serve a Default Assignment Notice only if:

         29.5.1 the State gives not less that thirty (30) Days written notice ("Notice") to the Contractor or, as the case may be, the Defaulting Participant, of an intention to terminate the Contract or to serve a Default Assignment Notice, stating in detail in the Notice the alleged material breach or other grounds for termination or service of a Default Assignment Notice relied upon by the State;

         29.5.2 the Contractor or the Defaulting Participant is given a period of ninety (90) Days from receipt of the Notice to cure or remove such material breach or other grounds specified in the Notice for termination or service of a Default Assignment Notice; and

         29.5.3 the Contractor or the Defaulting Participant has failed within such ninety (90) Days to cure or remove such material breach.

29.6 It is acknowledged that the Contractor or the Defaulting Participant may invoke its arbitration rights under Article 30 and thereby dispute any such termination. If the Contractor or any Defaulting Participant submits any matter to arbitration, then such submission shall not suspend the effectiveness of a termination under Articles 29.2.1,
         29.2.2 and 29.7. Further if there should be any violation of any law, rule or regulation, the applicable provisions thereof shall govern with respect to the consequences of any such violation.

29.7 Notwithstanding anything in this Contract to the contrary, if a Parent Company fails to comply with its obligations under Article 26 and further fails to reasonably and in good faith commence acting to correct such failure within thirty (30) Days of notification thereof; then such failure to comply shall constitute a material breach with the result that this Contract shall terminate immediately with respect to the Affiliate of the defaulting Parent Company which is a Contractor Party.

29.8 The Licence shall terminate, ipso facto, upon the termination or expiration of this Contract. In the event that this Contract terminates with respect to fewer than all of the Parties, all rights of such Parties under the Licence shall terminate, ipso facto, concurrently with such partial termination.

                                   ARTICLE 30

                               DISPUTE RESOLUTION

30.1 Save in the case of disagreements falling within Article 30.5, for the purpose of this Article, there are two parties that is to say the State and Georgian Oil who shall so long as Georgian Oil is designated as the National Oil Company together constitute the First Dispute Party and the Contractor who shall constitute the Second Dispute Party, and references in this Article to the Dispute Parties shall be construed accordingly. In the event that Georgian Oil ceases to be designated as the National Oil Company, the Parties will reasonably and in good faith review this Article 30.1.

30.2 The Parties hereby consent to submit to the International Centre for Settlement of Investment Disputes (ICSID) any Dispute in relation to or arising out of this Contract for settlement by arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (the "Convention"). It is acknowledged that the State has signed and deposited its instrument of ratification of the Convention on the 7th of August 1992 and the Dispute Parties may rely on the Convention having entered into force in the Republic of Georgia without qualification on the 6th September 1992.

30.3 The Dispute Parties agree that, for the purposes of Article 25(1) of the Convention, any Dispute is a legal dispute arising directly out of an investment.

30.4 For the purposes of Article 25(2) of the Convention, it is agreed that NPL is a national of Bermuda and any wholly owned subsidiaries shall be treated as nationals of the latter state for the purposes of the Convention.

30.5 In the event that a dispute arises among the private Parties to this Contract and neither the State nor Georgian Oil is a Dispute Party, the private Parties, unless otherwise agreed among the private Parties to the Contract, hereby submit to arbitration in London, United Kingdom in accordance with the arbitration rules of the London Court of International Arbitration. Judgement upon any arbitral award under this Article 30.5 may be entered in any jurisdiction by any court having jurisdiction of the relevant Party, its property or assets.

30.6     Arbitration proceedings shall be conducted in the English language.

30.7 Any arbitration tribunal constituted pursuant to this Contract shall apply the provisions of this Contract as governed and construed according to the law of Georgia and such rules of international law as may be applicable.

30.8 Contractor, the State and Georgian Oil (with reference to any matter pertaining to Georgian Oil's role as a State Representative) hereby consent to submit to ICSID any disagreement arising out of the Contract, including, without limitation, whether the State and Georgian Oil have served a valid Default Assignment Notice. The provisions of Articles 30.2, 30.3, 30.4, 30.7 and 30.8 shall apply to the arbitration of such disagreement. In the event that Contractor is organised in a state which is not a party to the Convention, any disagreement shall be submitted for settlement by arbitration under the Additional Facility Rules of ICSID.

30.9 Either the First Dispute Party or the Second Dispute Party may commence a Sole Expert determination with respect to any matter in dispute between such Dispute Parties which may be or is required to be referred to a Sole Expert under the provisions of the Contract (or with respect to any other matter which the First Dispute Party and the Second Dispute Party may otherwise agree to so refer) by giving written notice to such effect. Such notice shall contain a statement describing the issue and all relevant information associated therewith. A Sole Expert shall be an independent and impartial person of international standing with relevant qualifications and experience appointed pursuant to the mutual agreement of the First Dispute Party and the Second Dispute Party. The Sole Expert shall act as an expert and not as an arbitrator or mediator and, unless otherwise agreed, shall be instructed to resolve the dispute referred to him within thirty (30) Days of his appointment. Upon the selection of the Sole Expert, the Dispute Party receiving the notice of referral above shall submit its own statement containing all information it considers relevant with respect to the matter in dispute. The decision of the Sole

         Expert shall be final and binding and not subject to any appeal. If the First Dispute Party and the Second Dispute Party are unable to agree on the appointment of a Sole Expert within twenty (20) Days after a Dispute Party has received a notice of referral under this Clause 30.10 the Sole Expert shall be selected by the Secretary General of ICSID and the person so selected shall be deemed to have been appointed by the Dispute Parties.

30.10 The fees and expenses of the Sole Expert appointed under the provisions of Article 30.9 or other provision of this Contract shall be borne by the losing Dispute Party and shall not be considered Costs and Expenses.

30.11 It is further agreed by the Parties, that no registered presence that the Contractor may establish or may be required to establish in Georgia, including but not limited to the formation of an Operating Company, registration of an NPL representative office, registration with the tax authorities or creation of a permanent establishment for tax purposes, shall constitute a Georgian legal entity for the purposes of Article 30.2 of the Petroleum Law. To amplify the foregoing, the State and Georgian Oil hereby irrevocably and unconditionally confirm that the arbitration agreement set forth in Article 5 of the Original Contract, as amended hereunder is valid, effective and binding on the State and Georgian Oil.

                                   ARTICLE 31

                                      TEXT

31.1 This Contract shall be executed in three (3) originals in the Georgian language and three (3) originals in the English language. The two versions shall be certified as exact translations. by a competent authorised body, and each of which shall have equal legal force and effect; provided, however, that in the case of dispute, conflict or arbitration the English version shall (after the Georgian version has been reviewed and its provisions have been discussed in good faith) control for interpretative purposes and shall be used as the authentic version to determine the rights and obligations of the Parties which shall be determined by reference solely to the English version of this Contract. [No change]

31.2 Contract shall be amended only by written document signed by all the Parties.

31.3 If and for so long as any provision of this Contract shall be deemed or judged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Contract except only as far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Contract without affecting the validity of the rest of the Contract.

                                   ARTICLE 32

                                 EFFECTIVE DATE

32.1 This Contract, as an amendment to the Original Agreements, shall enter into force and effect in its entirety on the Effective Date..

32.2 The Effective Date of the Contract will be the date on which the following conditions have been fulfilled to the satisfaction of the Contractor, the State and Georgian Oil and declared as such:

         32.2.1   The Operating Company has been re-registered

         32.2.2   The Licence has been amended as provided in Article 26.10.1.

         32.2.3 The Licence has been ammended to provide for its full term by the State Agency

         32.2.4 The Administration Fee set forth in Article 14.5 and any other outstanding fees or sums then due and owing by the Contractor or the Operating Company to the State, if any, have been paid by the Contractor.

         32.2.5 The Letter of Credit, referred to in Article 8.2.4 has been issued.

         32.2.6 Georgian Oil has obtained the consent or approval from the Tax Inspectorate for Georgian Oil (or its successors or assigns) to assume, pay and discharge, in the name and on the behalf of NPL NPL's entire Profit Tax liability and Mineral Usage Tax liability for each Calendar Year in accordance with the legal procedures set by the Georgian Tax Code.

         32.2.7 All Parties have agreed in writing to the report of auditors and the content of Annex F, Prior Cost and Expenses.

32.3 Notwithstanding any other provision of this Contract, including but not limited to Article 29, if after the expiration of one (1) year from the date of the execution of this Contract by all Parties, the Effective Date, as determined by provisions of Article 32.2, has not occurred, then the Licence and this Contract shall terminate and neither shall be of any further force and effect.

This Contract is executed this        day of         2001 in three (3) versions
in the Georgian language and three (3) versions in the English language.

Joint Stock National Oil Company SAKNAVTOBI

By:

NATIONAL PETROLEUM LIMITED

By:

By execution hereof, the State Agency for Regulation of Oil and Gas Resources in Georgia, acting in its capacity as the sovereign representative of Georgia, pursuant to the Law of Georgia on Oil and Gas, enacted 16 April 1999 and as successor to Saknavtobi in such capacity, joins as a Party to the foregoing Production Sharing Contract, as amended, and consents to provisions thereof.

Signed and sealed this ____ day of _____________________, 2001, at Tbilisi, Georgia.

STATE AGENCY FOR REGULATION OF OIL AND GAS
RESOURCES IN GEORGIA

By: ____________________________________
      Gia Itonishvili, Head of Agency

                                     ANNEX A

                                     LICENCE

Licence issued by the State Agency

                                     ANNEX B

                      CONTRACT AREA - MAP AND CO-ORDINATES

                                     ANNEX C

                              ACCOUNTING PROCEDURE

SECTION I
GENERAL PROVISIONS

1.1.     PURPOSE

         The accounting procedures included in this Accounting Procedure establish a framework of accounting principles as generally accepted within the international Petroleum industry. The purpose of this Accounting Procedure is to establish a fair and equitable method for accounting for Petroleum Operations under the Contract, to classify expenditures, define Costs and Expenses and prescribe the manner in which the Contractor's accounts shall be prepared and approved.

1.2.     DEFINITIONS

         For the purpose of this Accounting Procedure the following terms shall have the following meanings:

         "Accepted Accounting Procedure" shall mean accounting principles, practices and procedures generally accepted and recognised in the international Petroleum industry.

         "Accounting Procedure" shall mean the accounting principles, practices and procedures set forth in this Annex C.

         "Accruals Accounting Basis" shall mean the basis of accounting which records the effect of transactions and events on financial conditions and income when an obligation is created or a right arises.

         "Contract" shall mean the production sharing contract this Accounting Procedure is annexed to.

         "Controllable Material" means all materials and equipment controlled and inventoried by the Contractor. A list of types of such Controllable Material shall be furnished to Georgian Oil upon request.

         "Material and Equipment" means property, including without limitation all exploration, appraisal and development facilities together with supplies and equipment, acquired and held for use in Petroleum Operations.

         The words and phrases defined in the Contract but not defined above shall have the same meaning in this Accounting Procedure as is given to them in the Contract.

1.3.     AUDITS

         1.3.1 The State or Georgian Oil shall have the right to audit the Contractor's accounts and records maintained under the Contract with respect to each Calendar Year within two Years from the end of each such Year as follows. Should Georgian Oil decide not to perform its own audit, the audit may be conducted by the State Agency. However, the audit may be conducted instead by an independent auditor of international standing familiar with international petroleum industry practice in accordance with international auditing standards at the request of Georgian Oil or the State Agency, but not both. If audit is performed by an independent auditor, the cost of such auditor should be borne by the Contractor and treated as Costs and Expenses. For the avoidance of doubt, it is understood that Contractor shall be subject to no more than one audit in total in a single Calendar Year.

         1.3.2 Any audit exceptions shall be made in writing and notified to the Contractor within ninety (90) Days, following completion of the audit in question, and failure to give such written exception within such time shall be deemed to be an acknowledgement of the correctness of the Contractor's books and accounts.

         1.3.3 For purposes of auditing, the State or Georgian Oil may examine and verify, upon providing at least sixty (60) days advance notice to Contractor and at its sole expense, all charges and credits relating to the Petroleum Operations, such as books of account, accounting entries, material records and inventories, vouchers, payrolls, invoices and any other documents, correspondence and records including electronic records considered necessary by the State or Georgian Oil to audit and verify the charges and credits. Furthermore, the auditors shall have the right in connection with such audit, to visit and inspect at reasonable times, all sites, plants, facilities, warehouses and offices of the Contractor directly or indirectly serving the Petroleum Operations and to question personnel associated with those Operations. Where the State or Georgian Oil requires verification of charges made by an Affiliated Company of the Contractor, the State or Georgian Oil shall have the right to obtain an audit certificate from an internationally recognised firm of public accountants acceptable to both the State or Georgian Oil and the Contractor, which may be the Contractor's statutory auditor. The auditors shall make every reasonable effort to conduct their examination in a manner which will result in a minimum of inconvenience to the Contractor

         1.3.4 The Contractor shall answer any notice of exception under paragraph 1.3.2 within one hundred eighty (180) Days of the receipt of such notice. Where the Contractor has, after the said one hundred eighty (180) Days, failed to answer a notice of exception the exception shall prevail.

         1.3.5 All agreed adjustments resulting from an audit and all adjustments required by prevailing exceptions shall be promptly made in the Contractor's accounts and any consequential adjustments to payments due to the State or Georgian Oil shall be made promptly.

         1.3.6 If the Contractor and the State or Georgian Oil are unable to reach final agreement on proposed audit adjustments they shall refer their dispute for binding and final resolution by an internationally recognised firm of independent public accountants appointed in accordance with the procedures for appointing a Sole Expert pursuant to Article 30 of the Contract. When issues are outstanding with respect to an audit, the Contractor shall maintain the relevant documents and permit inspection thereof until the issue is resolved.

1.4.     THE CONTRACTOR'S BOOKS

         1.4.1 The Contractor shall maintain at the Contractor's office in Georgia in English in local currency and US$ and on an Accrual Accounting Basis books and accounts for Petroleum Operations. Such books and accounts shall be kept in accordance with Accepted Accounting Procedure and the provisions of the Contract and this Accounting Procedure ("Petroleum Operations Account").

         1.4.2 All US$ expenditures shall be charged in the amount expended. Expenditures incurred in currencies other than US$ shall be translated into US$ in accordance with Article 19.11 of the Contract. A record shall be kept of the exchange rates used in translating expenditures incurred in currencies other than US$. Any gain or loss resulting from the exchange of currencies required for Petroleum Operations and any fees or other banking charges levied in connection with such exchange of currencies or any gain or loss resulting from translation of expenditures and sales revenues in accordance with the provisions of Article 19.11 shall be included in Costs and Expenses and recoverable from Cost Recovery Petroleum and credited or charged to the Petroleum Operations Account.

         1.4.3 The Contractor shall maintain books and accounts relating to Petroleum

                  Operations for six (6) Years following the end of the Calendar Year to which they relate.

1.5.     PRECEDENCE OF DOCUMENTS

         In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the provisions of the Contract treating the same subject differently, the provisions of the Accounting Procedure shall prevail.

1.6.     REVISION OF ACCOUNTING PROCEDURE

         This Accounting Procedure may be revised from time to time by mutual written agreement among the Parties.

1.7.     ARBITRATION PROCEDURES

         Any dispute in relation to or arising out of this Accounting Procedure shall, unless otherwise provided in this Accounting Procedure, be submitted first to a Sole Expert who shall have the rights set forth in the Contract, the cost of which shall be reimbursable as Cost Recovery Petroleum. If such matter is not so settled, the dispute shall be submitted to arbitration in accordance with Article 30 of the Contract.

SECTION II

CLASSIFICATION, DEFINITION AND ALLOCATION OF COSTS

2.1      SEGREGATION OF COSTS

         Costs shall be segregated in accordance with the purposes for which such costs are incurred. The purposes which shall qualify are those which have been included in the approved Work Programme and Budget for the year in which the costs are incurred and other items which have been agreed by the Parties from time to time. All costs allowable under
         Section III relating to Petroleum Operations shall be classified, defined and allocated as set out below.

2.2.     EXPLORATION COSTS

         "Exploration Costs" are all direct and allocated indirect costs incurred in the search for Petroleum in an area which is, or was at the time when such costs were incurred, part of the Contract Area including:

         2.2.1 Aerial, geophysical, geochemical, paleontological, geological, topographical and seismic surveys and studies and their interpretation and purchased geological and geophysical information all separately identified.

         2.2.2    Stratigraphic test hole drilling and water well drilling.

         2.2.3 Labour, materials, supplies, and services used in drilling wells with the object of finding Petroleum or appraisal wells excluding any costs of the subsequent completion of such wells as producing wells.

         2.2.4 Facilities used solely in support of the purposes described in Paragraphs 2.2.1, 2.2.2 and 2.2.3 above, including access roads, all separately identified.

         2.2.5 That portion of all Service Costs (as defined in Paragraph 2.5) and that portion of all General and Administrative Costs (as defined in Paragraph 2.6) allocated to Exploration Costs as determined by the proportionate share of total Costs and Expenses (excluding General and Administrative Costs and Service Costs) represented by all other Exploration Costs.

         2.2.6 Any other costs incurred in the search for and appraisal of Petroleum after the Effective Date but prior to the Commencement of Commercial Production and not covered under Paragraph 2.3.

2.3      DEVELOPMENT AND PRODUCTION COSTS

         "Development and Production Costs" shall consist of all costs, whether incurred by acquisition of assets, leasing or other financial arrangement incurred in:

         2.3.1 Drilling wells, other than wells classified as Exploration Costs, whether these wells are dry or producing and drilling wells for the injection of water or gas to enhance recovery of Petroleum.

         2.3.2 Completing wells by way of installation of casing or equipment or otherwise after a well has been drilled for the purpose of bringing the well into use as a producing well or as a well for the injection of water or gas to enhance recovery of Petroleum.

         2.3.3 Acquisition, construction or provision of Petroleum production, transport and storage facilities such as pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment, enhanced recovery systems, Petroleum storage facilities, and access roads for production activities.

         2.3.4 Engineering and design studies for the wells and facilities referred to in Paragraphs 2.3.1, 2.3.2 and 2.3.3.

         2.3.5 That portion of all Service Costs and that portion of all General and Administrative Costs allocated to Development and Production Costs as determined by the proportionate share of total Petroleum Operations Costs (excluding General and Administrative Costs and Service Costs) represented by all other Development and Production Costs.

2.3      OPERATING COSTS

         Operating Costs are all costs incurred in Petroleum Operations after the Commencement of Commercial Production which are other than Exploration Costs and Development and Production Costs, including those portions of General and Administrative Costs and Service Costs which are not allocated to Exploration Costs or Development and Production Costs.

2.5      SERVICE COSTS

         Service Costs are costs in support of Petroleum Operations including warehouses, vehicles, motorised rolling equipment, aircraft, fire and security stations, workshops, water and sewerage plants, power plants, housing, community and recreational facilities and furniture, tools and equipment used in these activities. Service Costs in any Calendar Year shall include the costs incurred in such year to purchase and/or construct the said facilities as well as the annual costs of maintaining and operating the same. All Service Costs shall be regularly allocated as specified in Paragraphs 2.2.5, 2.3.5 and 2.4 to Exploration Costs, Development and Production Costs and Operating Costs and shall be separately shown under each of these categories. Where Service Costs are incurred in respect of shared facilities the basis of allocation of costs to Petroleum Operations hereunder shall be specified.

2.6      GENERAL AND ADMINISTRATIVE COSTS

         2.6.1    Direct Overhead

                  Direct overhead covers all office, field office and general administrative expenditures of the Contractor and its Affiliates in the State of Georgia.

                  Services performed outside Georgia by the departments of the Contractor and its Affiliates which directly benefit Petroleum Operations under the contract shall be charged as direct costs in accordance with Paragraph 3.7 of this Annex C.

         2.6.2    Indirect Overhead

                  Indirect overhead covers an annual charge for indirect services rendered by the Contractor's Affiliates outside Georgia to support and manage Petroleum Operations under the Contract. Indirect overhead will be deemed to cover the actual cost incurred for indirect services rendered by those functions of Contractor's Affiliates which:

                  (i) cannot, without unreasonable effort and/or expenditure or without the release of confidential data proprietary to Contractor's affiliates be charged under any other Section of this Annex C; and

                  (ii) are properly allocable to Petroleum Operations under the Contract.

         2.6.3 The Contractor's indirect overhead, as described above, shall be charged to Petroleum Operations Account based on a percentage applied monthly to the actual expenditures attributable to Petroleum Operations during each month. The percentage to be applied to each month's actual expenditures attributable to Petroleum Operations will be determined by the following table and based on cumulative actual direct expenditures attributable to Petroleum Operations incurred during each Calendar Year:

                  (i) Exploration Costs

                                                         Rate
                                                         ----
    ($US per Calendar Year)

    $0 to $10,000,000 of expenditures                    5.0%
    $10,000,000 to $15,000,000 of expenditures           3.0%
    Over $15,000,000 of expenditures                     2.0%

                  (ii) Development and Production Costs

                                                         Rate
                                                         ----
     ($US per Calendar Year)

     $0 to $10,000,000 of expenditures                   3.0%
     $10,000,000 to $15,000,000 of expenditures          2.5%
     Over $15,000,000 of expenditures                    2.0%

                  (iii) Producing Operations

                        The indirect rate for production operations shall be two percent (2.0%) of the total amount of the actual costs for the Operating Costs in each Calendar Year.

2.7      FINANCE COSTS

         Finance Costs are all costs as defined in Article 1.39 of the Contract

SECTION III
COSTS, EXPENSES, AND EXPENDITURES AND CREDITS

Except to the extent provided in Paragraph 3.17 of this Section the Contractor shall charge the Petroleum Operations Account for all Costs and Expenses incurred and necessary to conduct Petroleum Operations under this Contract as classified under the headings set forth in Section II of this Accounting Procedure. For the purposes of this Accounting Procedure Costs and Expenses referred to in Article 11.2 shall be deemed to be incurred on the Effective Date of this Contract. Costs and Expenses shall include, but not be limited to:

3.1      LICENSES, PERMITS

         All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses (excluding the Licence as defined in Article 1.49), permits, contractual and/or surface rights acquired for Petroleum Operations.

3.2      SALARIES, WAGES AND RELATED COSTS

         3.2.1 The employees of Contractor and its Affiliates in Georgia directly engaged in Petroleum Operations whether temporarily or permanently assigned. Time of such employees shall be documented by timesheets.

         3.2.2 The employees of Contractor and its Affiliates outside Georgia directly engaged in Petroleum Operations whether temporarily or permanently assigned, and not otherwise covered in Section
                  3.7.2. Time of such employees shall be documented by timesheets.

         3.2.3 Salaries and wages, including everything constituting the employees' total compensation. To the extent not included in salaries and wages, the Petroleum Operations Account shall also be charged with the cost to Contractor of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, tax equalisation payments and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs to Contractor for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalisation, retirement, severance payments required by laws or regulations of the State of Georgia, and other benefit plans of a like nature applicable to labour costs of Contractor. Contractor's employees participating in Georgian benefit plans may be charged at a percentage rate to reflect payments or accruals made by Contractor applicable to such employees.

         3.2.4 Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect thereto or on account of such employees.

         3.2.5 Salaries and wages charged in accordance with Contractor's usual practice, when and as paid or accrued, or on a basis of the Contractor's average cost per employee for each job category; and the rates to be charged shall be reviewed at least annually. In determining the average cost per employee for each job category, expatriate and national employee salaries and wages shall be calculated separately. During a given period of time it is understood that some costs for salaries and wages may be charged on an actual basis while the remaining costs for salaries and wages are charged at a rate based upon the above described average cost

         3.2.6 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Petroleum Operations

                  Account under Sections 3.2.1 and 3.2.2 of this Section III and for which expenses the employees are reimbursed under the usual practice of Contractor.

         3.2.7 If employees are engaged in other activities in addition to the Petroleum Operations, the cost of such employees shall be allocated on an equitable basis.

         3.2.8 Costs related to training or technology transfer for the State or Georgian Oil representatives including related travel and subsistence costs, course work and materials.

3.3      EMPLOYEE RELOCATION COSTS

         3.3.1 Except as provided in paragraph 3.3.3 of this Section III, the Contractor's or its Affiliates costs of employees' relocation to or from the Contract Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Petroleum Operations. If such employee works on other activities of the Contractor in addition to Petroleum Operations, such relocation costs shall be charged to the other activities based on the percentage time expected to be worked on other activities multiplied by the employee relocation costs.

         3.3.2 Such relocation costs shall include transportation of employees and their family, personal and household effects of the employee and their family, transit expenses, and all other related reasonable costs in accordance with the Contractor's and its Affiliates' usual practice.

         3.3.3 Relocation costs from the vicinity of the Contract Area to another location classified as a foreign location by the Contractor shall not be chargeable to the Petroleum Operations Account unless such foreign location is the point of origin of the employee.

3.4      OFFICES, CAMPS AND MISCELLANEOUS FACILITIES

         All costs of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Contractor and/or Affiliates directly serving the Petroleum Operations either within Georgia or elsewhere. If such facilities serve operations in addition to the Petroleum Operations the costs shall be allocated to the properties served on an equitable basis approved by the Parties.

3.5      MATERIAL AND EQUIPMENT

         Costs of materials and supplies, equipment, machines, tools and any other goods of a similar nature used or consumed in Petroleum Operations subject to the following:

         3.5.1 Acquisition - the Contractor shall only supply or purchase materials for use in Petroleum Operations that may be used in the foreseeable future. The accumulation of surplus stocks and inventory shall be avoided so far as is reasonably practical and consistent with efficient and economical operations. Inventory levels shall, however, take into account the time lag for replacement, emergency needs, weather conditions affecting operations and similar considerations.

         3.5.2 Components of costs, arm's length transactions - except as otherwise provided in paragraph 3.5.3 below, material purchased by the Contractor in arm's length transactions in the open market for use in the Petroleum Operations under the Contract shall be valued to include invoice price less trade and cash discounts (if any), purchase and procurement fees plus freight and forwarding charges between point of supply and point of shipment, freight to port of destination, insurance, taxes, customs duties, consular fees, excise taxes, other items chargeable against imported materials and, where applicable, handling and transportation expenses from point of importation to warehouse or operating site.

         3.5.3 Accounting - such material costs shall be charged to the accounting records and books in accordance with the "First in, First out" (FIFO) method;

         3.5.4 Material purchased from or sold to Affiliates of the Contractor or transferred from other activities of the Contractor to or from Petroleum Operations under the Contract shall be valued and charged or credited at the prices specified as follows:

                  3.5.4.1 New material, including new material moved from inventory (Condition "A"), shall be valued at the current international net price which shall not exceed the price prevailing in normal arm's length transactions in the open market.

                  3.5.4.2  Used material (Conditions "B", "C" and "D");

                      (i) Material which is in sound and serviceable condition and is suitable for re-use without reconditioning shall be classified as Condition "B" and priced at seventy-five percent (75%) of the current price of new material defined in Paragraph 3.5.4.1;

                      (ii) Material which cannot be classified as Condition "B" but which after reconditioning will be further serviceable for its original function shall be classified as Condition "C" and priced at not more than fifty percent (50%) of the current price of new material as defined in 3.5.4.1 above. The cost of reconditioning shall be charged to the reconditioned material provided that the value of Condition "C" material plus the cost of reconditioning do not exceed the value of Condition "B" material;

                      (iii) Material which cannot be classified as Condition "B" or Condition "C" shall be classified as Condition "D" and priced at a value commensurate with its use by the

                              Contractor. If material is not fit for use by the Contractor it shall be disposed of as junk.

                  3.5.4.3 Material involving erection costs shall be charged at the applicable condition percentage of the current knocked-down price of new material as defined in Paragraph 3.5.4.1 above.

                  3.5.4.4 When the use of material is temporary and its service to the Petroleum Operations under the Contract does not justify the reduction in price as provided for in paragraph 3.5.4.2(b) hereof, such material shall be priced on a basis that will result in a net charge to the accounts under the Contract consistent with the value of the service rendered.

                  3.5.4.5 Premium prices - whenever material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual causes over which the Contractor has no control, the Contractor may charge Petroleum Operations for the required material at the Contractor's actual cost incurred in providing such material, in making it suitable for use, and in moving it to the Contract Area; provided notice in writing is furnished to the State of the proposed charge prior to charging Petroleum Operations for such material and the State shall have the right to challenge the transaction on audit.

3.6      EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF THE CONTRACTOR AND
         AFFILIATES

         Charges for exclusively owned equipment, facilities and utilities of the Contractor and its Affiliates at costs or rates commensurate with the cost of ownership and operation not to exceed the average cost or rates of non-affiliated Third Parties then prevailing for the Contractor for like equipment, facilities, and utilities for use.

3.7      SERVICES

         3.7.1 Third Parties: the actual cost of contract services, services of professional consultants, utilities and other services necessary for the conduct of Petroleum Operations performed by Third Parties.

         3.7.2 Affiliates of the Contractor: the cost of services performed by Affiliates of the Contractor which the Contractor may use in lieu of having its own employees. Charges shall reflect the cost of providing their services and shall not include any element of profit and shall be no less favourable than similar charges for other operations carried on by the Contractor and its Affiliates.

         The charges for such services shall not exceed those currently prevailing if performed by Third Parties, considering the quality and availability of such services.

         Examples of such services include, but are not limited to, the following:

                  Geologic studies and interpretation
                  Seismic data processing
                  Well log analysis, correlation and interpretation Well test analysis and interpretation
                  Laboratory services
                  Well site geology
                  Project engineering
                  Source rock analysis
                  Petrophysical analysis
                  Geochemical analysis
                  Drilling supervision
                  Development evaluation
                  Accounting and professional services
                  Other data processing

         Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits, and expenses which are considered reasonable in accordance with the Contractor's and its Affiliates' usual practice. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, administration, support staff, drafting, telephone and other communications expenses, computer support, supplies, and depreciation. Where the work is performed outside the home office base of such personnel, the daily rate shall be charged from the date such personnel leave the home office base where they usually work up to their return thereto, including days which are not working days in the location where the work is performed, excluding any holiday entitlements derived by such personnel from their employment at their home office base.

3.8      INSURANCE

         Premiums paid for insurance required by law or the Contract to be carried for the benefit of the Petroleum Operations. If the insurance is for the benefit of operations in addition to the Petroleum Operations the premiums paid shall be allocated to the operations covered on an equitable basis.

3.9      DAMAGES AND LOSSES TO PROPERTY

         3.9.1 All costs or expenditures necessary to replace or repair any damages, losses incurred by fire, flood, storm, theft, accident, or any other cause. Operating Company shall maintain written documentation of damages or losses.

         3.9.2 Expenditures incurred in the settlement of all losses, claims, damages, judgements, and other expenses for the account of Petroleum Operations.

3.10     LITIGATION AND LEGAL EXPENSES

         The Costs and Expenses of litigation and legal services necessary for the protection of the Petroleum Operations under this Contract as follows:

         Legal Services necessary or expedient for the protection of the Petroleum Operations, and all Costs and Expenses of litigation, arbitration or other alternative dispute resolution procedure, including, but not limited to, lawyers' fees and expenses, court costs, cost of investigation of procuring evidence, together with all judgements obtained against the Parties or any of them arising from the Petroleum Operations.

3.11     TAXES AND DUTIES

         All Taxes, duties, assessments and charges, of every kind and nature (except for the Profit Tax, Mineral Usage Tax and VAT unless the provisions of Clause 17.22.1 of the Contract apply) assessed or levied upon or in connection with the Petroleum Operations.

         If the Contractor or an Affiliate is subject to withholding tax as a Foreign Subcontractor as a result of services performed for Petroleum Operations under the Contract, its charges for such services may be increased by the amount of such taxes incurred.

3.12     ABANDONMENT AND SITE RESTORATION

         3.12.1 Any costs and expenditures in relation to abandonment and site restoration prior to the cessation of Petroleum Operations in any part of the Contract Area.

         3.12.2 Any payments in accordance with the funding procedure described in Article 9.7 of the Contract shall be charged to the Petroleum Operations Account.

3.13     ENERGY EXPENSES

         All costs of fuel, electricity, heat, water or other energy used for Petroleum Operations.

3.14     COMMUNICATION CHARGES

         The costs of acquiring, leasing, installing, operating, repairing and maintaining communications systems.

3.15     FINANCE COSTS

         All Finance Costs

3.16     CO-ORDINATION COMMITTEE

         All costs and expenditures incurred with respect to the activities of the Co-ordination Committee pursuant to Article 6 of the Contract.

3.17     COSTS AND EXPENDITURE NOT TO BE TREATED AS COSTS AND EXPENSES

         The following costs and expenditures shall not be included in the Costs and Expenses recoverable under Article 11: -

         3.17.1   Profit Tax paid in accordance with Article 17 of the Contract;

         3.17.2 Any payment made to the State by reason of the failure of the Contractor to fulfil the minimum expenditure obligations under
                  Article 8 of the Contract;

         3.17.3 The cost of any letter of guarantee required under the Contract;

         3.17.4   Costs incurred before the Effective Date except as provided in
                  Article 11.2 of the Contract;

         3.17.5 Costs of marketing or transportation of Petroleum beyond the Measurement Point except as otherwise provided in this Contract;

         3.17.6 Attorney's fees and other costs of proceedings in connection with arbitration under Article 30 of the Contract or as provided in the Contract or this Accounting Procedure and all fees relating to a Sole Expert determination under Article 30.9, which shall be borne by the losing Dispute Party in full;

         3.17.7   Fines and penalties imposed under the laws of Georgia.

         3.17.8   Payments which violate the laws of Georgia.

         3.17.9 Costs occasioned by Wilful Misconduct of the Contractor, its Affiliates or Subcontractors.

3.18     CREDITS

         The Contractor will credit to the Petroleum Operations Account the proceeds, other than proceeds from the sale of Petroleum, received from Petroleum Operations of transactions, including, but not limited to, the following:

         3.18.1 Any successful insurance claim in connection with Petroleum Operations where the claim is with respect to operations or assets which were insured and where the insurance premiums with respect thereto have been charged to the Petroleum Operations Account.

         3.18.2 Any successful claim in connection with Petroleum Operations where the costs and expenditures relating to the subject of the claim have been charged to the Petroleum Operations Account.

         3.18.3 The sale, exchange or salvage of Material and Equipment previously charged to Petroleum Operations Account will be credited to the

                  Petroleum Operations Account less any expenses associated with the disposition of the Material and Equipment. Material and Equipment transferred to the Contractor or an Affiliate will be credited to the Petroleum Operations Account at fair market value.

         3.18.4 Legal costs charged to the Petroleum Operations Account and subsequently recovered by the Contractor.

         3.18.5 Revenue received from Third Parties for the use of property or assets the cost of which has been charged to the Petroleum Operations Account.

         3.18.6 Any adjustment received by the Contractor from the suppliers or manufacturers or their agents in connection with a defective material the cost of which was previously charged by the Contractor to the accounts under the Contract.

         3.18.7 Rentals, refunds, including refunds of taxes paid, or other credits received by the Contractor which apply to any charge which has been made to the accounts under the Contract, but excluding any award granted to the Contractor under arbitration or Sole Expert proceedings referred to in Article 30 of the Contract.

         3.18.8 Prices originally charged to the accounts under the Contract for materials subsequently exported from Georgia without being used in Petroleum Operations under the Contract.

         3.18.9 The sale or license of any intellectual property the development costs of which were incurred pursuant to the Contract.

         3.18.10 The sale, exchange, lease, hire, transfer or disposal in any manner whatsoever of any other item the costs of which have been charged to the Petroleum Operations Account.

3.19     DUPLICATION OF CHARGES AND CREDITS

         Notwithstanding any provision to the contrary in this Accounting Procedure, there shall be no duplication of charges or credits to the Petroleum Operations Account.

3.20     OTHER EXPENDITURES

         Any other costs and expenditures incurred by the Contractor for the necessary and proper conduct of the Petroleum Operations in accordance with approved Work Programmes and Budgets and not covered in this
         Section III of this Accounting Procedure may be charged to the Petroleum Operations Account.

SECTION IV
INVENTORIES

4.1      Periodic Inventories, Notice and Representation

         At reasonable intervals as determined by the Co-ordination Committee inventories shall be taken by the Contractor of all Controllable Material, which shall include materials, physical assets and construction projects. Written notice of intention to take inventory shall be given by the Contractor to the Co-ordination Committee at least thirty (30) Days before any inventory is to begin.

4.2      RECONCILIATION AND ADJUSTMENT OF INVENTORIES

         Reconciliation of inventory shall be made by the Contractor and adjusted by the Contractor as determined by the Co-ordination Committee.

SECTION V
FINANCIAL REPORTS

5.1      ACCOUNTS OF PETROLEUM OPERATIONS

         The Contractor shall submit to Georgian Oil by March 15 following each Calendar Year accounts in accordance with this Accounting Procedure.

5.2      STATEMENT FOR RECOVERY OF COSTS AND OF COST RECOVERY PETROLEUM

         The Contractor shall render to State Agency and Georgian Oil as promptly as practical but not later than forty five (45) Days after the end of the last Calendar Quarter in which the date of commencement of Commercial Production first occurs, and not later than forty five (45) Days after the end of each succeeding Calendar Quarter, a Calendar Quarter Cost Recovery report and Calendar Quarter Profit Petroleum division report showing:

         5.2.1 Costs and Expenses carried forward from the previous Calendar Quarter, if any;

         5.2.2    Costs and Expenses incurred during the Calendar Quarter;

         5.2.3 Total recoverable Costs and Expenses for the Calendar Quarter (sum of 5.2.1 plus 5.2.2);

         5.2.4 Volume and value of Cost Recovery Petroleum taken and separately disposed of by the Contractor for the Calendar Quarter;

         5.2.5 Amount of Costs and Expenses actually recovered for the Calendar Quarter;

         5.2.6 Amount of recoverable Costs and Expenses to be carried forward into the succeeding Calendar Quarters if any;

         5.2.7 Excess, if any, of the value of Cost Recovery Petroleum taken and separately disposed of by the Contractor over recoverable Costs and Expenses for the Calendar Quarter;

         5.2.8 The value and volume of Petroleum produced, Petroleum used in Petroleum Operations and Petroleum available for lifting and actually lifted by Parties during the Calendar Quarter; and

         5.2.9 Profit Petroleum allocated to the Contractor and Georgian Oil during the Calendar Quarter.

5.3      PAYMENTS

         If such statement shows an amount due to a Party, payment of that amount shall be made in US$

SECTION VI
CONTROL AND MAJOR ACCOUNTS

6.1      COST RECOVERY CONTROL ACCOUNT

         The Contractor may establish a cost recovery control account and an offsetting contract account to control therein the amount of cost remaining to be recovered, if any, and the amount of cost recovered.

6.2      MAJOR ACCOUNTS

         For the purpose of classifying costs, expenses and expenditures for cost recovery, costs, expenses and expenditures shall be recorded in major accounts, including, but not limited to, the following:

         (a)      Exploration Costs

         (b)      Development and Production Costs.

         (c)      Operating Costs

         (d)      Finance Costs

         Any other necessary sub-accounts shall be used.

ANNEX D

ADDRESSES FOR SERVICE

State Agency for Regulation of Oil & Gas Resources:

                                    Head of Agency
                                    State Agency for the Regulation of Oil & Gas
                                    Resources
                                    45 Kazbegi Avenue
                                    380077 Tbilisi, Georgia

                                    Fax: +995-32-253-311

JSC National Oil Company Saknavtobi:

                                    The General Director
                                    Georgian Oil
                                    Georgia,
                                    Tbilisi 380015,
                                    Kostava Street 65

                                    Fax: +995-32-333-032

National Petroleum Limited

                                    [Details to be added when
                                    Representative Office has been set up]

                                     ANNEX E

                            OPERATING COMPANY CHARTER

REGISTERED BY THE DECREE NO ________________

OF THE DISTRICT COURT OF ____________

ON __________________ 2001

                                     CHARTER

                                     OF THE

                            LIMITED LIABILITY COMPANY

                        IORIS VALLEY OIL AND GAS LIMITED

Tbilisi                                                                 May 2001

                                     CHARTER

TABLE OF CONTENTS

ARTICLE 1     GENERAL PROVISIONS

ARTICLE 2     PURPOSE AND SUBJECT OF ACTIVITIES OF THE COMPANY

ARTICLE 3     PARTNERS OF THE COMPANY

ARTICLE 4     CHARTER CAPITAL OF THE COMPANY

ARTICLE 5     LEGAL STATUS OF THE COMPANY AND THE PARTNERS

ARTICLE 6     MEETING OF THE PARTNERS

ARTICLE 7     THE DIRECTORATE

ARTICLE 8     ANNUAL AND QUARTERLY RESULTS AND DISTRIBUTION OF PROFITS

ARTICLE 9     TERMINATION OF THE COMPANY

ARTICLE 10    SETTLEMENT OF DISPUTES

ARTICLE 11    FINAL PROVISIONS

                                     CHARTER
                                       OF
              THE LIMITED LIABILITY COMPANY IORIS VALLEY OIL & GAS

                                    ARTICLE 1

                               GENERAL PROVISIONS

1.1      Name of the Company

         In Georgian:         __________

         In English:          Ioris Valley Oil & Gas Ltd

1.2      Address of the Company:
         Tbilisi, Lilo Station, Chirnakhuli 9, Georgia.

1.3 The Company's fiscal year shall be the calendar year. The period from the moment of registration to December 31, 2001 shall be an incomplete fiscal year.

1.4      The Company shall exist for the term of the PSC and Licence.

1.5 The Company is a legal person under the legislation of Georgia. The Company is entitled to acquire, use and dispose of on its own behalf property and individual non-property rights, to act as plaintiff and defendant in arbitration, trial, appellate and other courts, and have its seal with the Company name.

1.6 The Company activities shall be regulated by Georgian and international law; other agreements between and among the Partners, the Company and third parties; and this Charter.

1.7 The Company's liability to creditors shall be limited to its assets and that of the Partners' to their share in the Charter Capital. Use of the term "partners" is meant only to be consistent with use of the term in the Georgian Law on Entrepreneurs with respect to limited liability companies and shall not be construed as creating a partnership under the laws of Georgia or any other jurisdiction. Ioris Valley Oil & Gas is a limited liability company.

1.8 Georgian and English shall be the official working languages of the Company.

                                    ARTICLE 2

                PURPOSE AND SUBJECT OF ACTIVITIES OF THE COMPANY

2.1 During Petroleum Operations, the Company shall act as a non-commercial agent. The purpose of the Company is to hold in its name, the license for the Samgori - Patardzeuli block and to carry out activities in the areas of oil and gas exploration, development and production on behalf of the Contractor in connection to the latter's Production Sharing Contract signed on _________ with NPL, Joint Stock National Oil Company Saknavtobi and the State Agency for the Regulation of Oil and Gas Resources. It has no title to ownership of the produced oil or gas and hence no right to sell any of the oil or gas so produced.

2.2 The subject activities of the Company are any business activity not prohibited by law, subject to proper licenses and approvals from the government, including but not limited to:

         2.2.1 Exploration, development, production and transportation of oil and gas, including the construction of field and processing facilities, in Georgia;

         2.2.2 purchase, execute lease or exchange, hire or otherwise acquire and hold any estate or interest in any lands, buildings, easements, rights, privileges, concessions, designs, copyrights, patents, patent rights, licenses, processes, machinery, plant, and any real or personal property of any kind necessary or convenient for the purposes of or in connection with the Company's business;

         2.2.3    guarantee obligations and contracts;

         2.2.4 engage in training, servicing and all other activities related to the business of the Company; and

         2.2.5 do all or any of the above things, either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

2.3 The Company shall operate on a cost reimbursement basis, in accordance with the Cost Reimbursement Agreement.

                                    ARTICLE 3

                             PARTNERS OF THE COMPANY

The Partners of the Company are:

3.1      National Petroleum Ltd ("NPL"), registered under the laws of Bermuda

         Registration No.,

         Address: Bank of Bermuda Building
                  Front Street
                  Hamilton,
                  Bermuda

3.2      Georgian Oil, registered under the laws of Georgia,

         Registration No.,

         Address: Kostava Street 65
                  Tbilisi
                  Georgia

                                    ARTICLE 4

                         CHARTER CAPITAL OF THE COMPANY

4.1      The Charter Capital of the Company registered in 1995 was $10 million.

4.2 Each of the Partners had the following interest in and contribution to the Charter Capital:

         NPL:          $5 million, i.e. 50% of the Charter Capital

         GEORGIAN OIL: $5 million, i.e. 50% of the Charter Capital

4.3 Partners' interests in the charter capital are reflected in the Charter and in the Enterprise Register kept at the registering district court.

4.4 If a Partner exceeds the time limit set for the making of his contribution, another Partner may demand in writing that he makes his contribution, specifying a new time limit and warning that he may be expelled from the Company. Any additional time period shall be no less than one month.

         In case of failure to meet the above deadline, the Partner whose contribution is overdue shall lose his share and shall not be entitled to any profits or benefits earned as a result of his partially performed obligation. He shall be informed of the above in writing.

4.5 The contribution to the Charter Capital is considered to be the Company's property. The return of the contribution shall be allowed only by way of decreasing the Charter Capital, which shall be duly reflected in the Charter. The decrease of the Charter Capital shall be registered in the Entrepreneurs' Register at the court.

4.6 In case the amount of the Charter Capital becomes less than the minimum amount established by the law (currently two thousand (2,000) Lari), it shall be urgently replenished up to the established minimum amount.

4.7 None of the Partners shall have any special rights to use any assets which are regarded as property of the Company.

                                    ARTICLE 5

                  LEGAL STATUS OF THE COMPANY AND THE PARTNERS

5.1 In accordance with the terms of this Charter, the Company shall have the right to:

         5.1.1    execute agreements on its own behalf;

         5.1.2 establish affiliates within and outside Georgia in accordance with applicable legislation;

         5.1.3 own, use and dispose of its assets in accordance with Georgian legislation and the purposes of the Company;

5.2 In accordance with the terms of this Charter and subject to article 5.5 below, every Partner of the Company or his duly authorised representative shall have the right to:

         5.2.1    participate in the Meetings of the Partners;

         5.2.2 have one vote per each percentage of ownership at the Meeting of the Partners;

         5.2.3 receive a copy of all operating and financial reports, budgets and any documents generated by the Company;

         5.2.4 verify the accuracy of all reports and for this purpose examine documents in person or have them examined by independent auditors and demand explanation from management before approval of any reports;

         5.2.5 have free access to all operations, facilities, personnel and documents of the Company;

         5.2.6 partners whose shares in the Company jointly or severally amount to 5% of the Charter Capital shall have the right to convene an extraordinary meeting of partners if it is in the interest of the Company. Such request shall be in writing to the Director and state reasons. If the extraordinary meeting is not held within 8 days, it can be caused by the Partners;

         5.2.7 receive dividends in proportion to share ownership, except as otherwise agreed; and

         5.2.8 in case of the Company's liquidation, receive the assets of the Company in proportion to share ownership after covering the Company's debts.

5.3 Any action in respect to a Partner's share or part thereof, such as assignment. mortgaging, transfer of title, or any other similar action shall be allowed only if approved by the Meeting of the Partners.

         In case of assignment or alienation by a Partner of his share, the agreement shall be notarised.

5.4 Each Partner shall undertake to do the following except as otherwise agreed:

         5.4.1 to make timely payments of their respective contributions to the Charter Capital in the manner and on the dates determined herein and by future decisions of the Meeting of the Partners;

         5.4.2 not to disclose confidential information concerning the operation of the Company to third parties, unless approved by the Meeting of the Partners;

         5.4.3 to discharge his assumed responsibilities (i.e., being a board member) with diligence and in time;

         5.4.4 to effect additional inputs (i.e. additional capital injections) as may be decided by the Meeting of the Partners;

         5.4.5 to comply with the provisions of the Charter and decisions of the Meeting of Partners; and

         5.4.6 except as may be provided in this Charter, not to incur any debts, liabilities, or obligations on behalf of the Company. Any unauthorised act of a Partner and/or of any of the Company's agents, shall not bind the Company.

                                    ARTICLE 6

                            MEETINGS OF THE PARTNERS

6.1 The highest governing body of the Company shall be the Meeting of the Partners. The Meeting of the Partners shall determine the general business policy of the Company, as well as the Company's principal guidelines, activities and structure. Partners are expected to personally attend meetings. If a Partner is unable to attend the Meeting in person, he may vote on any matter on the agenda for such meeting by appointing a proxy by written notice to the Chairman of the Meeting prior to the Meeting or by giving notice of his actual vote on the matter in writing to the Chairman before the Meeting.

6.2 The Meeting of the Partners shall be held as necessary, but not less than once per year. The Meeting of the Partners will be held at the registered address of the Company unless otherwise agreed by the Partners.

6.3 The Meeting of the Partners shall be convened by the Directorate (as defined in Article 7) which shall notify the Partners of the meeting and the draft agenda not later than 8 days prior to the Meeting. Upon receipt of the notice related to the Meeting, a Partner may, within five days, introduce changes and/or amendment to the draft agenda of the Meeting. In the beginning of the Meeting, Partners may vote on individual issues to be included in the agenda.

6.4 Any person attending the Meeting of the Partners in any capacity is bound by the same rules regarding maintenance of confidentiality and disclosure of interest which bind the Partners.

6.5 The Directorate is responsible to convene immediately the Meeting of the Partners if it is in the interest of the Company, provided that any notice given under this article shall give the Partners sufficient time to travel to such meeting.

6.6 The Directorate and a Partner whose shares amount to at least 5% of the Charter Capital shall be entitled to demand an extraordinary meeting of the Partners by specifying the purpose and grounds for such meeting and addressing it to the other Partners.

6.7 A Meeting shall be entitled to decision-making only if it is attended by the Partners holding more than 50% of the voting rights. Notwithstanding the foregoing, the following matters are deemed to be outside the routine operations of the Company and require the attendance of all Partners that have the right to vote:

         (i)      amendments to the Charter;

         (ii)     changes in the Charter Capital or shares therein;

         (iii) approval of a competent, properly certified auditor to conduct auditing activities required by law;

         (iv) reorganisation, merger, liquidation or alienation of the Company or substantially all of its assets;

         (v) appointment and release of Directors, the Chief Geologist and the Chief Accountant:

         (vi) representing the Company in legal proceedings against Directors.

6.8 Each Partner must cast all its votes as a block and may not divide its votes on any matter.

6.9 The decisions of the Meeting of the Partners shall be adopted by a simple majority vote.

6.10 The annual, as well as extraordinary Meeting of the Partners need not be held if each Partner which has the right to vote, gives a written consent with regard to the issue under consideration. If any Partner is against such a procedure, an actual Meeting of the Partners shall be held to discuss the matter.

6.11 The Meeting of the Partners shall be presided over by the Chairman of the Meeting. The representative of NPL shall serve as Chairman of the meeting in the first year and the representative of Georgian Oil shall serve as Chairman of the meeting in the second year, thereafter alternating on an annual basis.

6.12 After any and all Meetings of the Partners at which a decision is adopted, minutes shall be recorded, signed by the Chairman of the Meeting, and sent to all Partners.

         The minutes shall indicate the place, date and time of the Meeting of the Partners, the list of participating Partners and guests, the agenda, the issues under consideration, the decisions of the Meeting of the Partners and any special opinion of a Partner.

         Partners shall confirm their approval or disapproval of the Minutes within thirty days of receipt thereof.

                                    ARTICLE 7

                                 THE DIRECTORATE

7.1. The Company shall be managed and represented by the Directorate. The Directorate shall be responsible for the managing and the supervising the day-to-day operations of the Company according to the direction of the Meeting of the Partners.

7.2.     The members of the Directorate shall consist of:

            -     A General Director

            -     A Deputy General Director

            -     A Technical Director

            -     A Finance Director

7.3 The General Director shall be authorised to carry out and be responsible for the following, within the framework of the decisions of the Partners, the provisions of this Charter and the applicable legislation:

         7.3.1 Subject to any limitation in the Charter, to represent the Company in its dealings with outside parties and to conclude, without a power of attorney, contracts and other obligations on behalf of the Company. The conclusion by the Company of any transaction or a set of related transactions outside the procedures in the Cost Reimbursement Agreement shall require the approval of the Partners. The aforementioned limit may be changed by the decision of the Partners;

         7.3.2 To manage and dispose of the property of the Company in the ordinary course of business;

         7.3.3 To ensure the fulfilment of the policies and directives of the Partners.

         7.3.4 Implement the decisions of the Partners within the frame work of this Charter and the applicable legislation.

7.4 The Partners shall appoint a bookkeeper or accountant who, under the supervision of the Directorate shall be responsible for developing financial reporting and control systems in order to allow the Partners to monitor efficiently the financial status and results of the Company. The Directorate shall be responsible for ensuring proper record-keeping and payment with respect to taxes, customs, charges, levies or fees imposed by the authorities and for keeping abreast of all changes in official legislation or regulations relevant to the Company's finances, accounting, reporting and payment obligations.

7.5 The Directorate shall ensure that unaudited quarterly financial statements are prepared and submitted to the Partners for approval within the time frame set by the Partners. In addition, the Directorate shall ensure that audited annual financial statements are prepared according to GAAP or IAS, consisting of balance sheet, income statement, and cash flow statement, and are submitted to the Partners for approval no later than ten weeks after the end of the fiscal year covered.

7.6 Every year, on a day to be determined by the Meeting of the Partners, the Directorate shall submit to the Meeting of the Partners the proposed capital and operating budgets for the subsequent year to be approved by the Partners.

7.7 Without prior consent of the Partners, the Directorate shall not be entitled to conduct separately the same activities as those of the Company or to take part in the activities of companies of the same type.

7.8 The members of the Directorate shall conduct the activities of the Company in good faith and in accordance with the governing law and this Charter, as well as in accordance with the decisions of the Meeting of the Partners.

7.9 The members of the Directorate shall comply with the rules and regulations of the Company and shall conduct all activities which require the prior consent of the Meeting of the Partners only upon their agreement.

7.10 The Directorate shall provide the Partners information on the day-to-day operations of the Company as requested.

7.11 The following actions of the Directorate require prior approval of all Partners. Such approval shall be obtained by a Meeting of the Partners or by written decision:

         7.11.1 acquisition (including construction), or lease of tangible or intangible capital property;

         7.11.2 alienation and encumbrance of real estate and any other immovable or movable;

         7.11.3 participation in any other ventures, as well as creation and liquidation of branches;

         7.11.4 execution of license, supply or operating agreement, and all other agreements with other enterprises, concerning the provision of oil and gas and their products

         7.11.5 annual budget, strategic and business plans, the planned balance, and the profit and loss balance-sheet, as well as the investment plan;

         7.11.6 the establishment of long-term (more than 6 months) binding relations with third parties or the adoption of financial commitments (i.e. purchase contracts) which exceed monetary limits set above or by the Meeting of the Partners;

         7.11.7 liabilities arising from long-term (more than 6 months) obligations;

         7.11.8 obtain loans and credits or assumption of indebtedness which exceed the amount to be determined by the Meeting of the Partners;

         7.11.9   guarantee loans and credits;

         7.11.10  any new investment activity;

         7.11.11 disclosure of annual budgets, quarterly and annual financial statements, or any other report to third parties, except as required by proper government authorities;

         7.11.12 selection of banks for local and foreign accounts and for effecting any transaction;

         7.11.13 issuance and annulment of "powers-of-attorney", with the exception of routine specific authorisations;

         7.11.14  instalment of internal controls and procedures; and

         7.11.15 any other actions which go beyond normal operational activities and of equal importance to the above in this article 7.11, shall be determined by the Meeting of the Partners.

7.12 The Meeting of the Partners may adopt further rules and regulations of the Company with a view to fully determine the rights, obligations, scope of competence and authority of the Directorate.

7.13 The Directorate shall have custody of the Corporate Seal of the Company and shall affix and attest the same to all instruments requiring it and shall act so within the scope of authority as determined by the Meeting of the Partners.

7.14 In case of violation of duties, the members of the Directorate shall be held personally liable before the Partners for the losses incurred. Individual members of the Directorate may prove that there was no violation of duties on their part and be relieved of such responsibility.

                                    ARTICLE 8

            ANNUAL AND QUARTERLY RESULTS AND DISTRIBUTION OF PROFITS

8.1 The unaudited quarterly and audited annual financial statements and reports shall be prepared under the supervision of the Directorate for submission to the Partners. Quarterly reports shall be submitted within the time frame set by the Meeting of the Partners and annual reports not more than 10 weeks after the end of the fiscal year covered. The quarterly and annual reports shall be approved by the Meeting of the Partners.

8.2 The Directorate shall be responsible for producing and maintaining proper books, accounts and reports in compliance with Georgian law and International Accounting Standards (IAS) or Generally Accepted Accounting Principles (GAAP).

8.3 The books of the Company shall be annually audited by independent auditors appointed by the Meeting of the Partners. All charges for the services and expenses related to the above auditing shall be paid by the Company.

                                    ARTICLE 9

                           TERMINATION OF THE COMPANY

9.1      The Partners may agree by majority vote to liquidate the Company.

9.2 The Partners may agree by majority vote to reorganise the Company (merger, amalgamation, division, transformation).

9.3 Liquidation of the Company pursuant to this Article shall be implemented by the Directorate. Upon the request of one of the Partners, liquidators may be appointed by the court in whose jurisdiction the Company is located. The court shall be entitled to appoint a liquidator who is not the Director.

9.4 The property of the liquidated company, after the repayment of debts, shall be distributed between the Partners in proportion to their share in the Company. The distribution shall be made only upon the expiration of a one year period. This period shall begin from the date when the creditors were informed about the liquidation by way of publication and notices no less than three times.

         The distribution of property may be effected by the court prior to the expiration of a one year period, if the prevailing situation creates no risk to creditors.

9.5 If a dispute arises between the Partners during the distribution of property, the liquidator shall stop the distribution until the dispute is legally settled.

                                   ARTICLE 10

                             SETTLEMENT OF DISPUTES

10.1 Dispute between the Partners, arising out of or in connection with this Charter or the interpretation hereof, shall be settled amicably by the Partners themselves. If the dispute cannot be resolved in this manner within 30 calendar days after first conferring, or such further period as the Partners shall agree in writing, then the dispute shall be finally settled by arbitration.

         Arbitration shall take place at the Arbitration Institute of the Stockholm Chamber of Commerce in accordance with the UNCITRAL rules of arbitration. Each party to the dispute may appoint one arbitrator, and the arbitrators so appointed shall agree on an additional arbitrator to serve as Chairman. All arbitrators shall be selected from the list maintained by the Institute. The language of the proceedings shall be the official language of the location where the arbitration shall be held, except that the proceedings shall be in English if the arbitration is held in Stockholm.

10.2 All decisions of the Court of Arbitration shall be final and binding on the Partners.

10.3 Neither the existence of any dispute, controversy or claim, nor the fact that arbitration is pending hereunder, shall relieve any of the Partners of its obligation under this Charter.

10.4 Without prejudice to this Article 10, the Partners shall have the right at their discretion to initiate legal actions against the Directorate in the Georgian courts or any such jurisdiction as it deems necessary.

                                   ARTICLE 11

                                FINAL PROVISIONS

11.1 No amendment to this Charter shall be effected unless notarised and duly registered in the court where the Company is registered.

11.2 If any provisions of this Charter shall be invalid, the validity of the Charter as a whole shall not in any way be affected.

11.3 Any notice required to be given by the Company to any person ("the recipient") under these articles may be given by means of hand delivery or international courier post to the address or number of the recipient notified to the Company by the recipient for such purpose (or, if not so notified, then to the address or number of the recipient last known to the Company). Any notice so given shall be deemed, in the absence of any agreement to the contrary between the Company and the recipient, to have been served at the time of delivery (or, if delivery is refused, then when tendered) and delivery shall be deemed to have occurred no later than 10 days after dispatch in the case of international courier post and at the expiration of 24 hours after dispatch in the case of hand delivery.

         Delivery may be made by facsimile only if the Partners agree in writing that they may receive notice by that method.

11.4 The communications addresses of the Partners for any notice sent under this agreement are as follows:

              National Petroleum Ltd

              Telephone:
              Facsimile:

              Georgian Oil
              Kostava Street 65
              Tbilisi
              Georgia

              Telephone:
              Facsimile:

11.5 This Charter is being executed in Georgian and English and the two versions shall be certified as exact translations. The Georgian version is official and determinative for all business before the Georgian government, or any subdivision thereof, and in the event of arbitration or litigation in a Georgian forum. The English version shall prevail, however, in the event of any arbitration or litigation conducted outside of Georgia.

         Signed:

         National Petroleum Limited

         ____________

         ____________, Founding Partner

         Georgian Oil

         ______________

         ______________, Founding Partner

                                     ANNEX F

                            PRIOR COSTS AND EXPENSES

The Parties agree that $US 33,710,454 have been incurred as Costs and Expenses, less the value of cost recovered oil of $US623,997, for purposes of determining the value of outstanding Cost Recovery Petroleum by NPL prior to 31 December 1998, as shown below:

                          SUMMARY OF COSTS AND EXPENSES
                            (IN THOUSANDS OF DOLLARS)

                           1995       1996       1997       1998       Total
------------------------------------------------------------------------------
CAPITAL EXPENDITURE

NPL                       2,087.7    9,565.5    8,814.1      446.9    20,914.2
NPDL                        912.6      679.7      981.1      214.0     2,787.4

OPERATING EXPENDITURE
Ioris Valley Oil & Gas      281.0    3,152.0    3,120.4      463.4     7,016.8
Salaries                    526.6    1,128.8    1,209.1      421.0     3,285.5
------------------------------------------------------------------------------
Total Costs & Expenses    3,875.6   14,788.8   14,124.7    1,545.3    34,334.5
------------------------------------------------------------------------------
COST RECOVERY
Value of Recovered Oil                           (324.0)    (300.0)     (624.0)
------------------------------------------------------------------------------
Total                     3,875.6   14,788.8   13,800.7    1,245.3    33,710.5
------------------------------------------------------------------------------

The figures for 1999, 2000 and the period 1st January to 29th May 2001 are still subject to audit and will be assessed and agreed at the earliest opportunity.

                                     ANNEX G

                          COST REIMBURSEMENT AGREEMENT

                          COST REIMBURSEMENT AGREEMENT

                                     BETWEEN

                           NATIONAL PETROLEUM LIMITED

                                       AND

                          IORIS VALLEY OIL AND GAS LTD

TBILISI                                                                 MAY 2001

                          COST REIMBURSEMENT AGREEMENT

This Cost Reimbursement Agreement (this "Agreement"), dated as of ____________, 2001, is entered into by National Petroleum Limited, a company formed under the laws of Bermuda ("Contractor") and Ioris Valley Oil and Gas Limited, a Limited Liability Company formed under the laws of Georgia (the "Operating Company"); with the Contractor and the Operating Company collectively called the "Parties" and each of them individually called a "Party").

RECITALS

A. The Operating Company, on behalf of the Contractor, may incur certain Costs and Expenses (as defined below) in connection with the development of the Project (as defined below). The Contractor and the Operating Company now wish to set forth their understanding with respect to the Operating Company's entitlement to reimbursement of Costs and Expenses incurred as Costs and Expenses in Petroleum Operations (as defined below) under the Production Sharing Contract (as defined below).

B. It is not the intention of the Parties that the Operating Company shall make either a profit or a loss as a consequence of the discharge of its obligations under this Agreement

1        DEFINITIONS

         The following words and terms shall have the following meanings:

1.1 "Authorisation for Expenditure" or "AFE" shall mean a document submitted by the Operating Company showing the detailed breakdown of Project activity (or other Petroleum Operations required by Contractor), costs, manpower and timing, and duly approved.

1.2 "Business Day" means any day other than a Saturday, a Sunday, or a day on which banks in Tbilisi, Geneva or London are authorised or required by law to be closed.

1.3      "Costs and Expenses" shall have the same meaning ascribed thereto in
         Article 1.27 of the Production Sharing Contract.

1.4      "day" means a calendar day.

1.5      "dollars" or "$" means U.S. dollars.

1.6      "Petroleum Operations" shall have the same meaning ascribed thereto in
         Article 1.63 of the Production Sharing Contract.

1.7 "Production Sharing Contract" shall have the same meaning ascribed thereto in Article 1.21 of the Production Sharing Contract.

1.8 "Project" means the exploration appraisal, and the subsequent development of any discovery, financing, construction, ownership, maintenance, and operation of such facilities by or on behalf of Contractor (or carried out by the Operating Company on its behalf) under the Production Sharing Contract.

1.9 "Project Contracts" means any agreements to which the Operating Company is or will be a party that are approved in advance by Contractor including:

         (i) agreements relating to the provision of goods and services in Petroleum Operations;

         (ii) the agreement or agreements under which one or more contractors will design, procure, construct, complete, test, commission, perform and remedy defects in the Project;

         (iii) the agreement under which a service company will provide operating and maintenance services to the Operating Company in connection with the Project;

         (iv) the agreement or agreements under which the Operating Company will acquire title to the sites for the Project or will be granted leasehold title in those sites;

         (v) any other agreement with another Person for the exploration, development construction, operation, maintenance of the Project,

1.10 "Project Manager" means the individual assigned to supervise the design, implementation and completion of a Project and to control its costs.

2        RIGHTS AND COSTS

2.1 APPROVAL OF COSTS & EXPENSES. All Costs and Expenses to be incurred by the Operating Company for Petroleum Operations under the Production Sharing Contract shall be shall be submitted as AFEs by the Operating Company for approval by the Contractor. The Operating Company agrees not to negotiate, contract, or incur any liability other than Costs and Expenses for Petroleum Operations approved through an AFE by Contractor.

2.2 TRANSFER OF RIGHTS Project Contracts entered into by the Operating Company shall be executed by the Operating Company, and all data, engineering and other information relating to the Project will be developed for the benefit of Contractor, subject to Oil & Gas Law of Georgia..

2.3 The Operating Company shall have no claim against Contractor in respect of any service or product provided hereunder

3.       REIMBURSEMENT OF COSTS AND EXPENSES

         REIMBURSEMENT GENERALLY To the extent Contractor approves the AFEs in
         Article 2.1, Operating Company shall be entitled to reimbursement or to have Contractor discharge the payment under any Project Contract or other Petroleum Operations required by Contractor. It is understood that the Operating Company shall neither gain or lose from providing services or entering into Project Contracts as required by Contractor. Contractor shall not be liable to pay, and Operating Company indemnifies Contractor against, any expense, liability or Costs and Expenses the Operating Company becomes liable for, that have not been approved by Contractor in accordance with Article 2. Operating Company covenants with Contractor that it will only undertake activities and perform Petroleum Operations that have been approved by the Coordination Committee.

3.2 PAYMENT OF REIMBURSEMENT Prior to the commencement of each phase of a Project

         (or other Petroleum Operations required by Contractor) and following the approval of the AFE, Contractor shall advance sufficient funds to the Operating Company, up to the amount specified in the AFE, for the Operating Company to implement the Project under the supervision of the Project Manager. The Contractor may elect to discharge some or all of the payments itself.

         Should it appear that the Project cost is likely to exceed the AFE and the sum advanced, the Project Manager shall prepare and submit a supplementary AFE explaining the reasons for the cost increase and detailing the additional costs and, if necessary, timing changes. Subject to approval of the supplementary AFE, the Contractor will advance sufficient funds to the Operating Company for it to continue with the Project.

         At the completion (or at such other time as Contractor may require) of each phase of a Project or other Petroleum Operations required by Contractor, the Operating Company shall submit details of expenditure to Contractor for Costs and Expenses incurred through each phase of the Project (or for other Petroleum Operations required by Contractor) as applicable to the AFE.

         In the event that the expenditure is less than the sum advanced by the Contractor, the Operating Company shall reimburse the difference to the Contractor within 30 days of making the expenditure, or at such other time as Contractor may require. The Contractor may opt to carry forward such reimbursements.

4.       RESOLUTION OF DISPUTES

4.1 ARBITRATION If any dispute or claim between Contractor and the Operating Company (in this Section 4.1, each a "disputing party") arising out of this Agreement or the rights and duties of the Contractor and the Operating Company arising out of this Agreement (in this Section 4.1, a "claim") has not been resolved by mutual agreement on or before the 30th day following the first notice of the subject matter of the claim to or from the disputing parties, then any disputing party may refer the claim to arbitration under the following provisions:

         (i) To refer a claim to arbitration, a disputing party must provide notice to the other disputing parties stating (a) a general description of the claim and (b) that the claim is being referred to arbitration under this Section 4.1. (the "Notice").

         (ii) The disputing parties shall endeavour to agree promptly on a panel of three arbitrators. If no agreement is reached within 30 days of receipt of the Notice either party may request the panel of three arbitrators be appointed in accordance with the rules of the International Chamber of Commerce.

         (iii) The arbitration shall be conducted in London or such other place as the disputing parties may agree. The arbitrators shall set the date, the time, and the place of the hearing, which must commence on or before the 30th day following the designation of the third arbitrator. The hearing may be adjourned to later times and dates as the arbitrators determine. The arbitration shall be conducted under the rules of the International Chamber of Commerce not inconsistent with the provisions of this Agreement. The arbitrators shall endeavour to notify any disputing parties not present of any adjournment to other dates or places; however, the proceedings may continue in the absence of any disputing party that has received notice of the date, the time, and the place of the initial session of the hearing. All hearings shall be conducted in English.

         (iv) The arbitrators shall endeavour to render their decision on or before the 30th day following the last session of the hearing. If the position of one or more disputing parties prevails, then the other disputing party or parties shall pay all fees and expenses of the arbitrators and the prevailing disputing party in the arbitration. Each disputing party against which the decision assesses a monetary obligation shall pay that obligation on or before the 30th day following the decision or such other date as the decision may provide.

         (v) The decisions of the arbitrators are final and binding on all disputing parties and are not subject to appeal. Without limiting the provisions of Section 4.2, the decisions of the arbitrators may be enforced in any court of competent jurisdiction, and the disputing parties authorise any such court to enter judgement on the arbitrators' decisions.

         (vi) Each Party agrees that arbitration under this Section 4.1 is the exclusive method for resolving any claim and that it will not commence any action or proceeding based on a claim, except to reinforce arbitrators' decisions as provided in section 4.1(v) or to compel the other Party to participate in arbitration under this section 4.1.

4.2      JURISDICTION

         (i)      This Section 4.2 does not affect the limitations set forth in
                  Section 4.1 on commencing judicial proceedings, but may be used to enforce arbitrators' decisions, to compel Parties to participate in arbitration, or to compel Parties that have brought judicial proceedings other than in compliance with this Article 4 to dismiss those proceedings.

         (ii) Any action arising out of this Agreement or the rights and duties of the Parties arising out of this Agreement may be brought, if at all, only in the courts of England and not in any other jurisdiction, court or tribunal.

         (iii) Each Party submits itself and its property to the personal jurisdiction of the English courts in any such action. In this connection, each Party waives any objection that now or in the future it may have to the venue of any such action and any right to assert that the court is inconvenient, and agrees not to raise any such objection or assertion. A copy of this Agreement may serve as evidence of this waiver.

5.       MISCELLANEOUS PROVISIONS

5.1 NOTICES All notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and are effective on actual receipt by the intended recipient or by delivery to the address or facsimile number for the recipient listed below:

         To Contractor at:

                  Attn:
                  Fax No.:

         To the Operating Company at:

                  Attn:

                  Fax No.

         Any Party may change the address to which notices are to be directed to it by notice to the other Parties in the manner specified above.

5.2 GOVERNING LAW. This Agreement and the rights and duties of the Parties arising out of this Agreement shall be governed by and construed in accordance with the laws of England.

5.3 FURTHER ASSURANCES Each Party shall procure all acts, matters, and things and the execution or signature of all other and further deeds and documents to give full effect to the provisions of this Agreement.

5.4 ASSIGNMENT The Operating Company may assign this Agreement only with the consent of the Contractor. All the terms of this Agreement shall be binding on and inure to the benefit of the Parties, their permitted assigns and successors-in-interests.

5.5 ENTIRE AGREEMENT This Agreement supersedes all prior agreements and undertakings, oral or written, between the Operating Company on the one hand and the Contractor on the other with respect to the subject matter of this Agreement.

5.6 AMENDMENT An amendment or modification of this Agreement shall be effective or binding only if it is in writing and signed by the Parties affected.

5.7 WAIVERS Any waiver, express or implied, by any of the Parties of any right under this Agreement or of any breach by another Party shall not constitute or be deemed as a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived. A waiver of a Party's rights under this Agreement shall be effective only if that Party agrees.

5.8 LANGUAGE This Agreement has been drafted in English and Georgian; the English version shall prevail over any translations.

5.9 NO THIRD PARTY BENEFICIARIES This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

5.10 SEVERABILITY If any of the provisions of this Agreement are held to be invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions shall not be affected in that jurisdiction, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In that event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

5.11 COUNTERPARTS This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which constitute but one agreement.

     IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the day and year first above written.

     National Petroleum Limited.     Ioris Valley Oil & Gas Limited

     By                              By

     Name                            Name

     Title                           Title